As filed with the Securities and Exchange Commission on August 7, 1996
   Registration No. 333-4578


                 SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549


                         AMENDMENT NO. 2 TO

                               FORM S-1
                       REGISTRATION STATEMENT
                                UNDER
                     THE SECURITIES ACT OF 1933


                      CAFETERIA OPERATORS, L.P
        (Exact name of registrant as specified in its charter)

   DELAWARE                    5812                       75-2186655
   (State or other             (Primary Standard          (I.R.S. Employer
   jurisdiction of             Industrial                 Identification Number)
   incorporation or            Classification Code
   organization)               Number)


                         6901 QUAKER AVENUE
                        LUBBOCK, TEXAS 79413
                           (806) 792-7151
    Address, including zip code, and telephone number, including area code, of registrant's principal executive offices

                           KEVIN E. LEWIS
                      CAFETERIA OPERATORS, L.P
                         6901 QUAKER AVENUE
                        LUBBOCK, TEXAS 79413
                            806) 792-7151
       Name, address, including zip code, and telephone number
              including area code, of agent for service

                           WITH A COPY TO
                        PATRICK J. FOYE, ESQ
                SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                          919 THIRD AVENUE
                         NEW YORK, NY 10022
                            212) 735-3000

 Approximate date of commencement of proposed sale of securities to the public

      From time to time after this Registration Statement becomes effective

        If the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act
   of 1933, check the following box.   (X)



     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


                         CAFETERIA OPERATORS, L.P.

            Cross reference Sheet Showing Location in Prospectus
                    of Information Required by Form S-1

      Registration Statement Item           Location in Prospectus

     A.  Information About the Transaction

        1.   Forepart of Registration        Facing Page; Cross
             Statement and Outside Front     Reference Sheet; Front
             Cover Page of Prospectus        Cover Page

        2.   Inside Front and Outside        Inside Front Cover Page
             Back Cover Pages of
             Prospectus

        3.   Summary Information, Risk       Prospectus Summary; Risk
             Factors and Ratio of            Factors
             Earnings to Fixed Charges

        4.   Use of Proceeds                 Use of Proceeds

        5.   Determination of Offering       *
             Price

        6.   Dilution                        *

        7.   Selling Security Holders        Selling Security Holders

        8.   Plan of Distribution            Plan of Distribution

        9.   Description of Securities       Description of Notes
             to be Registered

        10.  Interests of Named Experts      Legal Matters; Experts
             and Counsel

        11.  Information With Respect to     Outside Front Cover Page;
             the Registrant                  Available Information;
                                             Prospectus Summary;
                                             Background; The
                                             Restructuring; Business;
                                             Risk Factors; Selected
                                             Historical Financial
                                             Data; Management's
                                             Discussion and Analysis
                                             of Results of Operations
                                             and Financial Condition;
                                             Management; Security
                                             Ownership of Certain
                                             Beneficial Owners and
                                             Management; Financial
                                             Statements

        12.  Disclosure of Commission        *
             Position on Indemnification
             for Securities Act
             Liabilities

______________________

     * Omitted because the item is inapplicable or the answer is negative.




[FLAG]

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

     SUBJECT TO COMPLETION, PRELIMINARY PROSPECTUS DATED AUGUST 7, 1996

     PROSPECTUS
                         CAFETERIA OPERATORS, L.P.
        $42,299,505.79 12% SENIOR SECURED NOTES DUE DECEMBER 31, 2001
                          ________________________

             This Prospectus relates to the public offering by the selling security holders (the "Selling Security Holders") of $42,299,505.79 aggregate principal amount of 12% Senior Secured
     Notes due December 31, 2001 (the "Notes") of Cafeteria Operators,
     L.P. (the "Company"), a Delaware limited partnership and indirect wholly owned partnership subsidiary of Furr's/Bishop's, Incorporated, a Delaware corporation (the "Parent"). The Notes were originally issued by the Company pursuant to the Amended and Restated Indenture (the "Indenture") dated as of November 15,
     1995 between the Company and Fleet National Bank of Massachusetts (f/k/a Shawmut Bank, N.A.), as trustee (the "Trustee"). The
     Notes being offered hereby represent substantially all Notes issued under the Indenture. Interest on the Notes is payable semi-annually on March 31 and September 30 of each year, commencing
     March 31, 1996. The Notes are redeemable at the option of the Company at any time, upon not less than thirty nor more than sixty days' notice, in whole or in part, at 103% of the principal amount if the redemption occurs on or before September 30, 1998 and at 100% of the principal amount if the redemption occurs after September 30, 1998, in each case together with the accrued interest thereon to the redemption date. The Company is required to redeem Notes from the proceeds of certain property transfers and casualty losses which are not, within 180 days of the date of receipt thereof, applied, in the case of transfer, to purchase certain assets used or useful in the business of the Company, or, in the case of casualty loss, to either repair or replace the property that gave rise to such casualty loss. The obligations under the Notes are secured by a security interest in substantially all of the property and assets of the Company, including the Company's partnership interest in Furr's/Bishop's Specialty Group, L.P. ("Specialty"). The obligations of the
     Company in respect of the Notes and the Indenture are fully and unconditionally guaranteed by Specialty, which guarantee is secured by a security interest in substantially all of the property and assets of Specialty. Specialty, however, has no material assets. The Notes rank pari passu with all existing and future senior indebtedness of the Company. As of the date hereof, there is no senior indebtedness outstanding. The Indenture contains limitations with respect to the amount of additional indebt-edness that can be incurred by the Company and its subsidiaries. The Company, however, may obtain a revolving credit facility in the amount of $5.0 million and, under certain circumstances, release certain collateral, or subordinate to such facility the liens, securing the Notes.

             SEE "RISK FACTORS" ON PAGE 9 FOR A DISCUSSION OF CERTAIN
                  RISKS INVOLVED IN THE PURCHASE OF THE NOTES.

                              ________________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE
                               ________________

            The Selling Security Holders directly or through agents dealers or underwriters may sell the Notes from time to time on terms to be determined at the time of sale. To the extent required, the specific Notes to be sold, the names of the Selling
     Security Holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and applicable commissions or discounts with respect to a particular offering will be set forth in an accompanying
     Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part. See "Plan of Distribution." Each of the Selling Security Holders reserves the sole right to accept or to reject, in whole or in part, any proposed purchase of the Notes.

             The Company will not receive any proceeds from this offering but, by agreement, will pay substantially all expenses of this offering, other than the commissions or discounts of underwriters, dealers or agents, but including the fees and disbursements of one counsel to certain of the Selling Security Holders. The Selling Security Holders, and any underwriters, dealers or agents that participate with the Selling Security Holders in the distribution of the Notes, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Notes purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of istribution" and "Description of Notes" for a description of indemnification arrangements between the Company and the Selling Security Holders and indemnification arrangements for underwriters.

                THE DATE OF THIS PROSPECTUS IS AUGUST 7, 1996


             NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE ANY SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED HEREBY SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                           AVAILABLE INFORMATION


             The Parent is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Parent can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth
     Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048 and are available at http://www.sec.gov on the world wide web. Copies of such material also can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W.,
     Washington, D.C. 20549 at prescribed rates. In addition, material filed by the Parent can also be inspected at the offices of the New York Stock Exchange ("NYSE"), 20 Broad Street, Seventh Floor, New York, New York 10005.

             The Company has filed with the Commission a Registration Statement on Form S-1 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Notes. This Prospectus does not contain all the information set forth or incorporated by reference in the Registration Statement and the exhibits and schedules relating thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits filed or incorporated as a part thereof, which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission. Statements contained in this Prospectus as to the contents of other documents referred to herein are complete in all material respects, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, and each such statement is qualified in all respects by such reference.


            The Indenture pursuant to which the Notes were issued requires the Company to distribute to the Trustee and holders of the Notes copies of quarterly, annual and current reports and of other information, documents and other reports which the Company is required to file with the Commission pursuant to Section 13 or
     Section 15(d) of the Exchange Act or the rules and regulations of the Commission promulgated thereunder.

                             CONCURRENT FILING


             The Parent has filed a separate Registration Statement (File No. 333-4576) with the Commission under the Securities Act with respect to up to 44,751,247 shares of common stock, par value $.01 per share ("Common Stock"), which may be offered from time to time for the accounts of the holders of the Common Stock. Such holders of common stock include certain of the Selling Security Holders. See "Background; The Restructuring."



         _________________________________________________________

                             TABLE OF CONTENTS

                               Page                               Page


     Prospectus Summary  . . . .  4     Management  . . . . . . . . 30
     Risk Factors  . . . . . . .  9     Security Ownership of Certain
     Capitalization  . . . . . . 13       Beneficial Owners and
     Use of Proceeds . . . . . . 13       Management. . . . . . . . 36
     Background; The
       Restructuring . . . . . . 13     Selling Security Holders  . 38
     Selected Historical Financial      Plan of Distribution  . . . 40
       Information . . . . . . . 15     Description of Notes  . . . 41
     Management's Discussion and        Certain Relationships and
       Analysis of Results                Related Transactions  . . 65
       of Operations and Financial     Legal Matters  . . . . . . . 65
       Financial Condition . . . 16    Experts . .  . . . . . . . . 65
     Business  . . . . . . . . . 22



                             PROSPECTUS SUMMARY

          The following is a summary of certain information contained elsewhere in this Prospectus. It is not, and is not intended to be complete. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Prospectus. Unless otherwise defined, capitalized terms used in this Summary have the meanings ascribed to them elsewhere in this Prospectus. Prospective purchasers are encouraged to read carefully all of the information contained in this Prospectus in its entirety.

     THE COMPANY

          Cafeteria Operators, L.P., a Delaware limited partnership (the "Company"), was formed on June 22, 1987. The Company's sole general partner is Furr's/Bishop's, Incorporated, a Delaware corporation (the "Parent") and its sole limited partner is Furr's/Bishop's Cafeterias, L.P., a Delaware limited partnership and indirect wholly owned partnership subsidiary of the Parent ("FBLP"). The principal executive offices of the Company and the Parent are located at 6901 Quaker Avenue, Lubbock, Texas 79413, and the telephone number is (806) 792-7151. Unless the context otherwise requires, all references in this Prospectus to the "Company" include the Company and its subsidiaries.

          The Company is one of the largest operators of family-style cafeteria restaurants in the United States (based on the number of cafeterias operated). The Company believes that its cafeterias and buffets, which are operated under the "Furr's" and "Bishop's" names, are well recognized in their regional markets for their value, convenience, food quality and friendly service. The Company's 110 cafeterias and one buffet are located in thirteen states in the Southwest, West and Midwest. The Company also operates two specialty restaurants in Lubbock, Texas under the name Zoo-Kini's Soups, Salads and Grill. In addition, the Company operates Dynamic Foods, its food preparation, processing and distribution division in Lubbock, Texas. Dynamic Foods provides approximately 85% of the food and supply requirements of the Company's cafeteria and buffet restaurants. Dynamic Foods also sells pre-cut produce, bakery items, meats and seafood and various prepared foods to the restaurant, food service and retail markets. See "Business."

     BACKGROUND; THE RESTRUCTURING


          The Parent and the Company recently completed a comprehensive restructuring of their financial obligations (the "Restructuring"). As part of the Restructuring, the Company executed the Amended and Restated Indenture (the "Indenture") dated as of November 15, 1995 between the Company and Fleet National Bank of Massachusetts (f/k/a Shawmut Bank, N.A.), as trustee (the "Trustee"), pursuant to which, among other things, the terms of $40.0 million aggregate principal amount outstanding under the Company's 11% Senior Secured Notes due June 30, 1998 (the "11% Notes") issued pursuant to the Indenture dated as of March 27, 1992 between the Company and Shawmut Bank, N.A., as collateral agent (the "Old Indenture"), were amended, with the consent of holders of the 11% Notes at such time (the "Original 11% Noteholders"), to constitute $40.0 million (subject to the issuance of additional Notes in payment of the first interest installment) aggregate principal amount of Notes issued pursuant to the Indenture. In addition, the Company issued a Note in the original principal amount of $1.7 million to the Trustees of General Electric Pension Trust ("GEPT") in settlement of a $5.4 million (plus interest) judgment against FBLP. As part of the Restructuring, Wells Fargo Bank, National Association ("Wells Fargo") received an option to purchase 2.5% of the outstanding Common Stock (the "Wells Fargo Option") in satisfaction of approximately $6.1 million principal amount (plus approximately $1.6 million of accrued and unpaid interest) of indebtedness of a subsidiary of the Parent.

         As a result of the Restructuring, indebtedness of the Company in the amount of approximately $153 million aggregate principal amount (plus approximately $46.6 million in accrued and unpaid interest) outstanding under the Old Indenture was exchanged by holders on January 2, 1996 of the 11% Notes (the "Exchanging 11% Noteholders" and together with the Original 11% Noteholders, the "former 11% Noteholders") for an aggregate of 95% of the limited partnership interests of the Company and the right to put such limited partnership interests to the Parent in exchange for 95% of the outstanding Common Stock (the "Put Option"). In addition, outstanding warrants to purchase Common Stock held by certain of the Exchanging 11% Noteholders were cancelled.

          On March 12, 1996, a majority of the Exchanging 11% Noteholders exercised the Put Option and, accordingly, all Exchanging 11% Noteholders put their limited partnership interests to the Parent in exchange for 95% of the outstanding Common Stock. On March 15, 1996, Wells Fargo exercised the Wells Fargo Option, thereby becoming the beneficial owner of 2.5% of the outstanding Common Stock. As of the date of this Prospectus, the Exchanging 11% Noteholders no longer own any limited partnership interests of the Company; however, they and their successors and assigns own an aggregate of 95.0% of the outstanding Common Stock of the Parent. See "Background; The Restructuring" and "Risk Factors -- Ownership of the Parent."


     RISK FACTORS


          For a discussion of certain factors that should be considered in evaluating an investment in the Notes, see "Risk Factors" on page 9.

     THE OFFERING

     Securities Offered . .  $42,299,505.79 aggregate principal amount of 12% Senior Secured Notes due December
                              31, 2001 (the "Notes") held by selling
                              security holders (the "Selling Security
                              Holders").  Notes in the aggregate
                              principal amount of $40.0 million were
                              originally issued in a private placement by the Company pursuant to the Amended and Restated Indenture (the "Indenture") dated as of November 15, 1995 between the Company and Fleet National Bank of Massachusetts (f/k/a Shawmut Bank, N.A.), as trustee (the "Trustee"), in exchange for 11% Notes of the Company.
                              A Note in the original principal amount
                              of $1.7 million was issued to GEPT in
                              settlement of a judgment and Notes in
                              the aggregate principal amount of
                              approximately $4.1 million were issued
                              in payment of the first interest
                              installment under the Indenture.  The
                              Notes offered hereby are being offered
                              for sale by the Selling Security Holders and the Company will not receive any part of the proceeds from any sale thereof. No additional Notes were issued or may be issued pursuant to the Indenture.

     Interest Rate . . . . .  12% per annum, except that upon a default in the payment of interest for thirty days or principal at maturity, such interest rate shall be increased to the lesser of 13% per annum and the highest rate allowed by applicable law.


     Interest Payment Dates.  January 24, 1996 and each March 31 and
                              September 30 thereafter, commencing on
                              March 31, 1996.  Interest accrued from
                              April 1, 1995 through January 24, 1996
                              was paid on January 24, 1996 by the
                              issuance of additional Notes.  All
                              future interest payments must be
                              made in cash.

     Maturity Date . . . . .  December 31, 2001.

     Optional Redemption . .  The Notes are redeemable at the option of the Company at any time, upon not
                              less than thirty nor more than sixty
                              days notice, in whole or in part, at
                              103% of the principal amount if the
                              redemption occurs on or before September
                              30, 1998 and at 100% of the principal
                              amount of the Notes to be redeemed if
                              the redemption occurs after September
                              30, 1998, in each case together with the accrued interest thereon to the redemption date.

     Required Redemption . .  The Company is required to redeem Notes from the proceeds of certain transfers
                              of property and casualty losses which
                              are not, within 180 days of the date of
                              receipt thereof, applied, in the case of transfer, to purchase certain assets used or useful in the business of the Company or its subsidiaries, or, in the case of casualty loss, to either repair or replace the property that gave rise to such casualty loss.


     Ranking . . . . . .      The Notes are senior obligations of the
                              Company. The obligations under the Notes are secured by a security interest in substantially all of the property and assets of the Company. The Notes rank pari passu with all existing and future senior indebtedness of the Company. As of the date hereof, there is no other senior indebted-ness outstanding. The Indenture contains limitations with respect to the amount of additional indebtedness that can be incurred by the Company and its subsidiaries. The Company may obtain a revolving credit facility in the amount of $5.0 million and, under certain circumstances, release certain collateral, or subordinate to such facility the liens, securing the Notes. See "Description of the Notes -- Security and Guaranty."

     Security and Guaranty .  Pursuant to the Collateral
                              Documents (as defined in the
                              Indenture), the Notes are secured
                              by a valid, perfected security
                              interest in certain assets and
                              property of the Company, including,
                              without limitation, certain real
                              property, inventory, equipment,
                              accounts receivable and
                              intellectual property of the
                              Company, and by a pledge of the
                              partnership interest of the Company
                              in and to Furr's/Bishop's Specialty
                              Group, L.P. ("Specialty").  The
                              obligations of the Company in
                              respect of the Notes and the
                              Indenture are fully and
                              unconditionally guaranteed by
                              Specialty, which guarantee is
                              secured by a security interest in
                              substantially all of the property
                              and assets of Specialty.
                              Specialty, however, has no material
                              assets.  The liens and security
                              interests with respect to certain
                              property may be subject to prior
                              liens and encumbrances, including
                              liens which may be created to
                              secure a working capital facility
                              not exceeding $5.0 million.  In
                              addition, collateral may be
                              released in connection with a
                              permitted sale of assets by the
                              Company.  There can be no assurance
                              that the amount realized upon any
                              enforcement in respect of such
                              collateral would be sufficient to
                              satisfy the Company's payment
                              obligations in respect of the
                              Notes.


    Covenants . . . . . . .  In addition to certain customary affirmative covenants, the Indenture contains covenants that, among other things, restrict the ability of the Company and each of its subsidiaries, subject to certain exceptions contained therein, to (i) create, incur, assume or guarantee any indebtedness, (ii) consolidate or merge with, or transfer substantially all of its assets and properties to any other person or entity,
                              (iii) make certain investments, (iv) make any dividend or other distribution to the holders of its partnership interests, make any payment on account of the purchase, redemption, retirement or acquisition of its partnership interests or make any optional prepayment of any subordinated indebtedness,
                              (v) create or permit to exist any liens
                              (other than liens securing the Notes and certain purchase money liens) securing any indebtedness upon certain of the properties and assets owned by the Company or any of its subsidiaries, or agree for the benefit of certain other creditors to restrict its right to create any such liens, (vi) transfer all or any part of its assets (other than transfers of inventory in the ordinary course of business), (vii) enter into any transaction with any affiliate of the Company or any subsidiary thereof on terms that would be less favorable than those obtained through an arm's length negotiation with an unaffiliated third party or (vii) permit any subsidiary of the Company to enter into certain agreements, restricting the subsidiary's ability to pay dividends and make distributions to, create or pay indebtedness owing to or transfer any of its property to, the Company.


     Defaults and Remedies .  If the Company or certain of its
                              subsidiaries shall (i) fail to pay
                              amounts due, or observe any other
                              covenant beyond certain grace
                              periods, in respect of the Notes,
                              the Indenture or the Credit
                              Documents relating thereto, (ii)
                              default in the payment of certain
                              other indebtedness or allow to
                              remain unpaid certain judgments,
                              (iii) become the subject of certain
                              events of bankruptcy or insolvency
                              or (iv) sustain uninsured
                              casualties in respect of certain of
                              their properties; or if certain
                              events rendering unenforceable the
                              obligations of the Company or the
                              liens granted for the benefit of
                              the holders of the Notes shall have
                              occurred and be continuing, then
                              the Trustee or the holders of a
                              majority in principal amount of the
                              Notes may accelerate the maturity
                              of the Notes, and the Trustee may
                              (and upon direction by holders of a
                              majority of the outstanding
                              principal amount of the Notes
                              shall) proceed against the
                              collateral securing the Notes and
                              pursue all other available legal
                              remedies.


     SUMMARY FINANCIAL DATA

          The following table presents, in summary form, historical financial data derived from the audited and unaudited historical consolidated financial statements of the Company and subsidiaries. The interim unaudited financial statements have been prepared pursuant to the rules and regulations of the Commission. In management's opinion, all adjustments and eliminations, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial statements, have been made. The results of operations for such interim period are not necessarily indicative of the results of operations for the full year. The data should be read in conjunction with the historical financial statements, and the respective notes thereto, and "Management's Discussion and Analysis of Results of Operations and Financial Condition," included elsewhere in this Prospectus. See "Selected Historical Financial Information" and "Management's Discussion and Analysis of Results of Operations and Financial Condition."


                                    CAFETERIA OPERATORS, L.P. AND SUBSIDIARIES
                                              SUMMARY FINANCIAL DATA

                                                  (Dollars in thousands)

                        THIRTEEN     THIRTEEN
                         WEEKS        WEEKS
                         ENDED        ENDED       YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED
                        APRIL 2,     APRIL 4,      JAN. 2,         JAN. 3,       DEC. 28,        JAN. 2,       DEC. 28,
                          1996         1995          1996           1995           1993           1993           1991
                      ------------ ------------ -------------- -------------- --------------  ------------- ---------------
STATEMENT OF
OPERATIONS DATA:

Net Sales............     $48,817      $52,754       $210,093       $225,186        $253,700      $268,057        $267,601
Gross Profit.........      33,651       35,907        142,330        154,998         177,910       189,568         187,560
Income (Loss)
Before Interest,
Taxes and

Extraordinary Items..       2,148          697       (10,945)a         3,860       (141,281)b       20,936         (6,394)
Net Income
(Loss) from
Continuing
Operations...........       2,084      (5,683)       (37,154)a      (19,710)       (163,386)b        (457)        (24,623)
BALANCE SHEET
DATA:

Cash.................       2,026        1,833            964          1,475           2,891         8,624           7,803
Net Working
Capital
Deficiency...........    (20,623)    (242,160)       (20,323)      (237,344)       (223,931)       (7,139)        (36,471)
Total Assets.........      86,518      103,907         86,066        103,430         111,615       257,238         250,588
Total Debt...........      77,387      192,908         78,408       226,824c        203,808c       193,014         183,293
Partners'
Capital (DefiCit)....    (32,862)    (165,803)       (34,946)      (160,120)       (144,775)        22,077         (6,158)
Ratio
(Deficit) of
Earnings to Fixed
Charges..............      2.45:1d       0.11:1       (0.42):1         0.16:1        (6.39):1        0.98:1        (0.35):1
Amount of
Coverage
Deficiency...........         n/a        5,683         37,154         19,710         163,386           457          24,623

a) Does not include a net gain of $157,619 from financial restructuring transactions in the fourth quarter of the fiscal year ended January 2, 1996.
b) Includes a write-off of goodwill of approximately $135,208 in the fourth quarter of the fiscal year ended December 28, 1993.
c) Includes interest subject to restructuring of $33,903 and $10,838 at January 3, 1995 and
   December 28,1993, respectively.
d) Includes $1,373 interest not expensed in accordance with SFAS 15.

                                 RISK FACTORS

          In considering the matters set forth in this Prospectus, prospective investors should carefully consider, among other things, the significant factors described below which are associated with the Notes before making an investment in the Notes.

     CAPITAL EXPENDITURES

          The Company currently plans to make significant capital expenditures in each of the next three fiscal years to remodel existing cafeterias, implement special programs to enhance customer traffic and develop new restaurants. See "Business -- Capital Expenditure Program." The Company believes that its planned capital expenditure program is necessary to enable the Company to increase revenues and attain profitability in order to service its remaining obligations under the Indenture. The Indenture limits the Company's ability to make future capital expenditures. There can be no assurance that the Company will be able to complete its capital expenditure program, service its financial obligations and meet the financial covenants contained in the Indenture. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."

     LEVERAGE

          As of January 2, 1996, the Company's total consolidated indebtedness was approximately $78.4 million, consisting of an aggregate of approximately $45.5 million principal amount (plus approximately $32.9 million interest) outstanding under the Indenture. Pursuant to the Indenture, the Company may obtain a revolving credit or similar facility in an amount not to exceed $5.0 million. See "Description of Notes -- Certain Covenants -- Limitations on Indebtedness." As of January 2, 1996, the Company's consolidated total assets were approximately $86.1 million. For fiscal years 1995, 1994 and 1993, the Company's earnings were insufficient to cover fixed charges by approximately $37.2 million, $19.7 million and $163.4 million, respectively. There can be no assurance that the Company's earnings will be sufficient to cover its fixed charges in the future.

          In addition to certain customary affirmative covenants, the Indenture contains covenants that, among other things, restrict the ability of the Company and each of its subsidiaries, subject to certain exceptions contained therein, to (i) create, incur, assume or guarantee any indebtedness, (ii) consolidate or merge with, or transfer substantially all of its assets and properties to any other person or entity, (iii) make certain investments,
     (iv) make any dividend or other distribution to the holders of its partnership interests, make any payment on account of the purchase, redemption, retirement or acquisition of its partnership interests or make any optional prepayment of any subordinated indebtedness, (v) create or permit to exist any liens (other than liens securing the Notes and a revolving credit facility and certain purchase money liens) securing any indebtedness upon certain of the properties and assets owned by the Company or any of its subsidiaries, or agree for the benefit of certain other creditors to restrict its right to create any such liens, (vi) transfer all or any part of its assets (other than transfers of inventory in the ordinary course of business),
     (vii) enter into any transaction with any affiliate of the Company or any subsidiary thereof on terms that would be less favorable than those obtained through an arm's length negotiation with an unaffiliated third party, or (vii) permit any subsidiary of the Company to enter into certain agreements, restricting the subsidiary's ability to pay dividends and make distributions to, create or pay indebtedness owing to or transfer any of its property to, the Company. The restrictions may limit the ability of the Company to expand its business and take other actions that the Parent considers to be in the best interest of the Company. Any failure to comply with these or other covenants in such agreements could result in a default thereunder, which in turn could cause such indebtedness to be declared immediately due and payable. The Company believes that any refinancing or other indebtedness incurred by the Company or its subsidiaries would contain financial and restrictive covenants generally similar to those in the Indenture. See "Description of Notes -- Certain Covenants."

          The Company and its subsidiaries presently have significant annual interest payment obligations under the Indenture. The ability of the Company and its subsidiaries to satisfy their respective obligations are dependent upon their future performances, which will be subject to financial, business and other factors affecting the business and operations of the Company, including factors beyond the control of the Company and its subsidiaries, such as prevailing economic conditions. Over the long term, the Company's performance will be dependent upon, among other things, its ability to implement successfully its expansion strategies and control costs. See "Business -- Capital Expenditure Program" and "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Liquidity and Capital Resources." If the Company is unable to comply with the terms of the Indenture and any future debt instruments and fails to generate sufficient cash flow from operations in the future, it may be required to refinance all or a portion of its existing debt or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained, particularly in view of the Company's anticipated high levels of debt and the fact that a significant portion of the Company's consolidated tangible assets have been pledged as collateral to secure indebtedness. These factors could have a material adverse effect on the marketability and value of the Notes.

     OWNERSHIP OF THE PARENT


          As a result of the comprehensive Restructuring of the Company and the Parent, the Selling Security Holders own approximately 86.5% of the outstanding common stock of the
     Parent.   The Selling Security Holders, however, are comprised of
     twelve separate holders (or groups of affiliated holders) who are entitled to, and intend to, vote separately upon all matters submitted to a vote of security holders of the Parent (including any mergers, sales of all or substantially all of the assets of the Parent or the Company and going private transactions). There are no agreements, arrangements or understandings among any of the Selling Security Holders concerning the voting or disposition of any of such Common Stock or any other matter regarding the Company or the Parent or which might be the subject of a vote of the Parent's stockholders. Also, no Selling Security Holder (or affiliated group of Selling Security Holders) is a beneficial owner of more than 18% of the Common Stock; accordingly, no single Selling Security Holder or affiliated group could itself approve any matter regarding the Company or the Parent or which might be the subject of a vote of the Parent's stockholders.


          In addition, as a part of the Restructuring, Original 11% Noteholders designated for nomination a majority of the members of the Board of Directors of the Parent. These directors were duly nominated and elected by holders of the former classes of the Parent's capital stock at a meeting of the stockholders held prior to the Exchanging 11% Noteholders having exercised the Put Option. Such directors will generally have the power to direct the Parent's operations. None of such directors, however, is affiliated with any former 11% Noteholder or Selling Security Holders, and there is no agreement, understanding or arrangement among any former 11% Noteholders, Selling Security Holders or any such director concerning any matter regarding the governance of the Parent or the Company.

     HISTORY OF OPERATING LOSSES

          The Company has not reported net income since fiscal year 1990. The Company has reported net losses (before extraordinary items) of approximately $37.2 million, $19.7 million and $163.4 million for the fiscal years 1995, 1994 and 1993, respectively.

     ABSENCE OF PUBLIC MARKET

          The Notes are not listed or admitted for trading on any securities exchange or national market system, and the Company does not anticipate obtaining any such listing or admission to trading. At present, the Notes are owned by a small number of institutional investors, and there is no public market for the Notes. No assurance can be given as to the prices or liquidity of, or trading markets for, the Notes. The liquidity of any market for the Notes will depend upon the number of holders of Notes, interest of securities dealers in making a market in the Notes and other factors. The absence of any active market for the Notes could adversely affect the liquidity of the Notes. The liquidity of, and trading markets for, the Notes may also be adversely affected by general declines in the market for similar grade debt. Such declines may adversely affect the liquidity of, and the trading markets for, the Notes, independent of the financial performance of, and the prospects for, the Company. Accordingly, no assurance can be given that a holder of the Notes will be able to sell its Notes in the future or that any future sale can be consummated at a price equal to or higher than the price at which the Notes were originally purchased.

     LEVENSON LITIGATION

          On August 11, 1995, a complaint was filed in the District Court of Travis County, Texas by former chairman of the board of the Parent, Michael J. Levenson, both individually and on behalf of his minor son Jonathan Jacob Levenson, James Rich Levenson, Benjamin Aaron Levenson, S.D. Levenson, General Consulting Group, Inc. and Cerros Morado (such lawsuit being the "Levenson Litigation"). The complaint named as defendants the Parent, the Company, Furr's/Bishop's Cafeterias, L.P., a Delaware limited partnership and indirect wholly owned subsidiary of the Parent ("FBLP"), Cavalcade & Co., Inc., a dissolved Delaware corporation and former general partner of the Company ("CCI"), individual members of the board of directors of the Parent, Houlihan, Lokey, Howard & Zukin, KL Park, Associates, L.P., a Delaware limited partnership controlled by Kevin E. Lewis, Chairman, President and Chief Executive Officer of the Parent ("KL Park"), KL Group, Inc., a Delaware corporation controlled by Mr. Lewis ("KL Group"), Skadden, Arps, Slate, Meagher & Flom, certain Original 11% Noteholders, Deloitte & Touche LLP, Kmart Corporation ("Kmart") and certain partners and employees of the foregoing.




          The complaint alleged, among other things, that the Parent and certain defendants conspired to wrest control of the Parent away from the Levensons by fraudulently inducing them to transfer their working control of the Parent through a series of transactions in which the Levensons transferred capital stock of the Parent and stock options in the Parent to KL Park and KL
     Group. Plaintiffs initially sought actual damages of approximately $16.4 million, as well as punitive damages. In a Third Amended Petition filed January 15, 1996, plaintiffs sought an unspecified amount of actual damages, alleging only that their actual damages claim is "no more than $400 million." The
     Parent's management believes the allegations are completely without merit and intends to defend the action vigorously.


          On October 6, 1995, the Levensons filed a Notice of Non-Suit as to certain of the defendants, including the Parent, the Company, FBLP, CCI and specific individual members of the Board of Directors (other than William E. Prather and Kevin E. Lewis). As a result of such Notice of Non-Suit, the named entities and individuals are no longer defendants in the Levenson Litigation.


          The Parent and the Company are required under certain circumstances to indemnify certain of the defendants originally named in the Levensons' complaint, including the individual members of the board of directors, former 11% Noteholders, KL Group, KL Park and Kmart, from and against all claims, actions, suits and other legal proceedings, damages, costs, interest, charges, counsel fees and other expenses and penalties which such entity may sustain or incur to any person whatsoever by reason of or arising out of the Levenson Litigation. The Company is not required to indemnify KL Group and KL Park for any judgments and settlements in respect of the Levenson Litigation and under no circumstances will the Company be obligated to indemnify any party for any liability resulting from such party's willful misconduct or bad faith. On June 7, 1996, the Company, the Parent and Kevin E. Lewis entered into the Consulting and Indemnity Agreement and General Release pursuant to which the Company and the Parent agreed to release any claims it may have against Mr. Lewis and indemnify and hold harmless Mr.
     Lewis, to the fullest extent permitted by law, from and against all judgements, costs, interest, charges, counsel fees and other expenses relating to or in connection with any claims, actions, suits and other proceedings by reason of or arising out of any action or inaction by Mr. Lewis in his capacity as an officer, director, employee or agent of the Parent and its affiliates, including the Company, except to the extent that such claim or indemnification arises directly from any claim or cause of action that the Parent or its affiliates may have that relates to or arises from Mr. Lewis' knowingly fraudulent, dishonest or willful misconduct, or receipt of any personal profit or advantage that he is not legally entitled to receive.

          The amount of any legal fees and other expenses paid in respect of the Levenson Litigation decreases the amount of cash available to the Company to pay its outstanding indebtedness, including the Notes, and other financial obligations. As of April 2, 1996, the Company had paid approximately $960 thousand in legal fees and other expenses in respect of the Levenson Litigation. In addition, claims for indemnification of fees and expenses aggregating approximately $632,828 have been submitted to the Company by former 11% Noteholders, which, to date, have not been paid. An adverse judgment against the Company or any of the other defendants which the Company is required to indemnify, a settlement by any defendant which the Company is required to indemnify or the continued payment of substantial legal fees and other expenses would likely have a material adverse effect against the Company's ability to pay the interest and principal amount of the Notes when due and payable.


                               CAPITALIZATION


          The following table sets forth the debt and capitalization of the Company at April 2, 1996. The information set forth below should be read in conjunction with the Company's financial statements appearing elsewhere in this Prospectus.

     Short-term debt and current portion of long-term debt            $   5,493

     Long-term debt (excluding current portion):
        12% Notes, including $32,913 interest accrued through
        maturity                                                      $  71,894

     Partners' Capital (Deficit)                                      $ (32,862)

     Total Capitalization                                             $  44,525


                              USE OF PROCEEDS

          The Company will not receive any proceeds from the sale of the Notes offered pursuant to this Prospectus. The Selling
     Security Holders will receive all of the net proceeds from any sale of the Notes offered hereby.

                       BACKGROUND; THE RESTRUCTURING


          The Parent and the Company recently completed a comprehensive restructuring of their financial obligations (the "Restructuring"). As part of the Restructuring, the Company executed the Amended and Restated Indenture (the "Indenture") dated as of November 15, 1995 between the Company and Fleet National Bank of Massachusetts (f/k/a Shawmut Bank, N.A.), as trustee (the "Trustee"), pursuant to which, among other things, the terms of $40.0 million aggregate principal amount outstanding under the Company's 11% Senior Secured Notes due June 30, 1998 (the "11% Notes") issued pursuant to the Indenture dated as of March 27, 1992 between the Company and Shawmut Bank, N.A., as collateral agent (the "Old Indenture"), were amended, with the consent of holders of the 11% Notes at such time (the "Original 11% Noteholders"), to constitute $40.0 million (subject to the issuance of additional Notes in payment of the first interest installment) aggregate principal amount of Notes issued pursuant to the Indenture. In addition, the Company issued a Note in the original principal amount of $1.7 million to the Trustees of General Electric Pension Trust ("GEPT") in settlement of a $5.4 million (plus interest) judgment against FBLP and Wells Fargo Bank, National Association ("Wells Fargo") received an option to purchase 2.5% of the outstanding Common Stock (the "Wells Fargo Option") in satisfaction of approximately $6.1 million principal amount (plus approximately $1.6 million of accrued and unpaid interest) of indebtedness of a subsidiary of the Parent.

          As a result of the Restructuring, indebtedness of the Company in the amount of approximately $153 million aggregate principal amount (plus approximately $46.6 million in accrued and unpaid interest) outstanding under the Old Indenture was exchanged by holders on January 2, 1996 of the 11% Notes (the "Exchanging 11% Noteholders" and together with the Original 11% Noteholders, the "former 11% Noteholders") for an aggregate of 95% of the limited partnership interests of the Company and the right to put such limited partnership interests to the Parent in exchange for 95% of the outstanding Common Stock (the "Put Option"). In addition, outstanding warrants to purchase Common Stock held by certain of the Exchanging 11% Noteholders were cancelled.

          On March 12, 1996, a majority of the Exchanging 11% Noteholders exercised the Put Option and, accordingly, all Exchanging 11% Noteholders put their limited partnership interests to the Parent in exchange for 95% of the outstanding Common Stock. On March 15, 1996, Wells Fargo exercised the Wells Fargo Option, thereby becoming the beneficial owner of 2.5% of the outstanding Common Stock. As of the date of this Prospectus, the Exchanging 11% Noteholders no longer own any limited partnership interests of the Company, however, they and their successors and assigns own an aggregate of 95.0% of the outstanding Common Stock of the Parent. See "Risk Factors -- Ownership of the Company."

          The Company and the Parent have agreed to indemnify and hold harmless certain parties in the Restructuring against certain potential claims, actions and liabilities (and related costs and expenses, including counsel fees) in connection with the Restructuring. The Company and the Parent are not aware of any such claim, action or liability. In addition, the Company and the Parent have agreed to pay, and have paid, certain expenses (including legal fees and expenses) of the former 11% Noteholders in connection with the Restructuring.


     Certain Income Tax Ramifications of the Restructuring

               As described above, the Restructuring was a complex series of transactions which had a variety of federal income tax implications for the Parent. The Recapitalization likely resulted in an ownership change (within the meaning of Section
     382 of the Internal Revenue Code), which is likely to substantially restrict the ability of the Parent to utilize existing net operating loss carryovers to offset future income.
     In addition, although the Parent believes that such possibility is unlikely, no assurance can be given that the Internal Revenue Service might not successfully recharacterize the Recapitalization in a manner which would reduce certain tax attributes of the Parent and the other partners of the Company
     (all of which are subsidiaries of the Parent) in an amount equal to the excess of the outstanding amount of 11% Notes outstanding prior to the Recapitalization over the fair market value of the 11% Notes at such time.


                 SELECTED HISTORICAL FINANCIAL INFORMATION

          The following table presents summary historical financial data derived from the audited and unaudited historical financial statements of the Company and subsidiaries. The interim unaudited financial statements have been prepared pursuant to the rules and regulations of the Commission. In management's opinion, all adjustments and eliminations, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial statements, have been made. The results of operations for such interim period are not necessarily indicative of the results of operations for the full year. The data should be read in conjunction with the historical financial statements of the Company and the respective notes thereto, and "Management's Discussion and Analysis of Results of Operations and Financial Condition," included elsewhere in this Prospectus.


                                    CAFETERIA OPERATORS, L.P. AND SUBSIDIARIES
                                              SUMMARY FINANCIAL DATA

                                                    (Dollars in thousands)

                              THIRTEEN     THIRTEEN
                                WEEKS        WEEKS
                                ENDED        ENDED      YEAR ENDED      YEAR ENDED     YEAR ENDED    YEAR ENDED     YEAR ENDED
                               APRIL 2,      APRIL 4,      JAN. 2,        JAN. 3,        DEC. 28,       JAN. 2,        DEC. 28,
                                 1996         1995        1996              1995           1993          1993           1991
                              ----------- ------------  -------------   -------------- ------------- --------------- ------------
STATEMENT OF
OPERATIONS DATA:

Net Sales................     $48,817      $52,754       $210,093       $225,186       $253,700      $268,057        $267,601
Gross Profit.............      33,651       35,907        142,330        154,998        177,910       189,568         187,560
Income (Loss)
Before Inter- est,
Taxes and Extraordi-

nary Items...............       2,148          697       (10,945)a         3,860      (141,281)b       20,936         (6,394)
Net Income (Loss)
from Continuing

Operations...............       2,084      (5,683)       (37,154)a      (19,710)      (163,386)b        (457)        (24,623)
BALANCE SHEET
DATA:

Cash.....................       2,026        1,833            964          1,475          2,891         8,624           7,803
Net Working
Capital
Deficiency...............    (20,623)    (242,160)       (20,323)      (237,344)      (223,931)       (7,139)        (36,471)
Total Assets.............      86,518      103,907         86,066        103,430        111,615       257,238         250,588
Total Debt...............      77,387      192,908         78,408       226,824c       203,808c       193,014         183,293
Partners'

Capital (Deficit)........    (32,862)    (165,803)       (34,946)      (160,120)      (144,775)        22,077         (6,158)
Ratio (Deficit)
of Earnings to Fixed
Charges..................      2.45:1d       0.11:1       (0.42):1         0.16:1       (6.39):1        0.98:1        (0.35):1
Amount of Coverage
Defi- ciency.............         n/a        5,683         37,154         19,710        163,386           457          24,623

a) Does not include a net gain of $157,619 from financial restructuring transactions in the fourth quarter of the fiscal year ended January 2, 1996.

b) Includes a write-off of goodwill of approximately $135,208 in the fourth quarter of the fiscal year ended December 28, 1993.

c) Includes interest subject to restructuring of $33,903 and $10,838 at January 3, 1995 and
   December 28,1993, respectively.
d) Includes $1,373 interest not expensed in accordance with SFAS 15.


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                     OF OPERATIONS AND FINANCIAL CONDITION

          The Company's fiscal year is a 52-53 week year. Fiscal 1995 included 52 weeks and fiscal 1994 included 53 weeks. During 1993, the Company changed its fiscal year to end on the Tuesday nearest December 31. Prior years ended on the Saturday nearest December 31. This change resulted in fiscal 1993 ending on December 28, 1993 and including 51 weeks and 3 days.

          The following table sets forth certain statement of operations data and restaurant data for the periods indicated (dollars in thousands, except sales per unit):

                                                      THIRTEEN WEEKS ENDED
                                                APRIL 2, 1996     APRIL 4, 1995         1995              1994              1993
                                                -------------     -------------         ----              ----              ----
STATEMENT OF OPERATIONS DATA:

  Sales                                          $ 48,817         $ 52,754          $210,093          $225,186          $253,700
  Costs and expenses
  Cost of sales (excluding deprecia-

     tion)                                         15,161           16,847            67,763            70,188            75,790
     As a percent of sales                          31.1%            31.9%             32.3%             31.2%             29.9%
  Selling, general and administrative              29,154           31,870           127,000           137,604           158,190
     As a percent of sales                          59.7%            60.4%             60.4%             61.1%             62.4%
  Depreciation and amortization                     2,349            3,340            14,002            11,320            13,926
  Special charges                                       -                -            12,273             2,214            11,867
  Goodwill write-off                              -                -                 -                 -                 135,208
                                            -------------     ------------      ------------      ------------         ---------

     Total costs and expenses                      46,669           52,057           221,038           221,326           394,981
                                                 --------         --------         ---------         ---------          --------
  Operating income (loss)                           2,148              697          (10,945)             3,860         (141,281)
  Interest expense                                     64            6,380            26,209            23,570            22,105
                                              -----------        ---------        ----------        ----------        ----------
  Loss before extraordinary credit               $  2,084        $ (5,683)        $ (37,154)         $(19,710)        $(163,386)
                                                 ========        =========        ===========        =========        ==========

Restaurant Units in Operation:

  Beginning of period                                                                    129               142               147
  Opened                                                                                   -                 1                 -
  Closed                                                                                (14)              (14)               (5)
                                                                                 -----------      ------------      ------------
  End of Period                                                                          115               129               142
                                                                                 ===========       ===========      ============
Restaurant units reserved to be closed
at the end of period                                                                       2                 4                13
                                                                                ============      ============      ============
Average weekly sales per restaurant unit
(for units open at year end and which
operated the full year)                                                            $  32,916         $  32,533         $  33,970
                                                                                    ========         =========         =========

          On January 2, 1996, at a special meeting of the Parent, stockholders approved the Restructuring. A series of financial restructuring transactions resulted in the recognition of a $157,619 extraordinary credit in the fiscal year ended January 2, 1996.

     THIRTEEN WEEKS ENDED APRIL 2, 1996

          Results of operations. Sales for the first fiscal quarter of 1996 were $48.8 million, a decrease of $3.9 million from the same quarter of 1995. Operating income for the first quarter of 1996 was $2.1 million compared to $697 thousand in the prior year. Net income for the first quarter of 1996 was $2.1 million compared to a net loss of $5.7 million in the first quarter of 1995. During the first quarter of 1996, sales were negatively impacted primarily by including fewer units in the operating results.

          Sales. Restaurant sales in comparable units were 0.3% lower in the first quarter of 1996 than the same quarter of 1995.
     Sales for the first fiscal quarter were $3.3 million lower than the prior year due to there being 12 fewer units included in operating results. Sales in the first quarter included $837 thousand of Dynamic Foods sales to third parties.

          Cost of sales. Excluding depreciation, cost of sales was 31.1% of sales for the first quarter of 1996 as compared to 31.9% for the same quarter of 1995. The decrease in the percentage of revenues was the result of changes in the menu mix and lower product costs.

          Selling, general and administrative. Selling, general and administrative ("SG&A") expense was lower in the aggregate by $2.7 million in the first quarter of 1996 due primarily to there being fewer units included in the operating results. SG&A expense was $2.4 million lower than the prior year due to there being 12 fewer units included in operating results. The change in SG&A expense included increases of $409 thousand in salaries, wages and related benefits, and decreases of $1.1 million in marketing expense.

          Depreciation and amortization. Depreciation and amortization expense was lower by $991 thousand in the first quarter of 1996 due to the reduction of certain depreciable assets in 1995 in accordance with Statement of Financial
     Accounting Standard No. 121 and the reduction in the useful lives of certain depreciable assets in the prior year.

          Interest expense. Interest expense was lower than the prior year by $6.3 million as a result of the Restructuring. In accordance with Statement of Financial Accounting Standard No. 15, the restructured debt was recorded at the sum of all future principal and interest payments and there is no recognition of interest expense thereon.

     FIFTY-TWO WEEKS ENDED JANUARY 2, 1996

          Results of operations. Sales for the fifty-two week fiscal year ended January 2, 1996 were $210.1 million, a decrease of $15.1 million from the fifty-three week fiscal year ended January 3, 1995. The operating loss for the fiscal year ended 1995 was $10.9 million compared to income of $3.9 million in fiscal year 1994. The operating results of fiscal 1995 included special charges of $12.3 million compared to $2.2 million in the prior year. Net loss before extraordinary items for fiscal 1995 was $37.2 million, compared to $19.7 million for fiscal 1994.

          Sales. Restaurant sales in comparable units were 2.2% lower in fiscal 1995 than 1994. For the units that were open for the entire year, average weekly sales were $32,916 in fiscal 1995. Sales in 1995 were lower than the prior year by $6.8 million as a result of sixteen fewer units being included in the results of operations in the current year and were lower by $2.7 million as a result of three fewer specialty restaurants being included in the results of operations in the current year. Sales were lower in fiscal 1995 by approximately $3.7 million due to there being one less week than the prior fiscal year. Sales in fiscal year 1995 included $4.6 million of Dynamic Foods sales to third parties and $1.9 million from the two Zoo-Kini's Soups, Salads and Grill restaurants.

          Cost of sales. Excluding depreciation, cost of sales was 32.1% of sales for fiscal year 1995 compared to 31.0% for fiscal year 1994. The increase in the percentage of sales was the result of continued changes in the menu mix designed to improve food quality and variety and to create a better value for the guest.

          Selling, general and administrative. SG&A expense was lower in the aggregate by $10.6 million in fiscal year 1995 than in fiscal year 1994. Of the decrease, $6.3 million was due to operating results including sixteen fewer units and $2.0 million due to operating three fewer specialty restaurants. SG&A expense includes decreases of $2.8 million in salaries, wages and related benefits, $3.5 million in marketing expense, including discounts, $902 thousand in taxes, and $442 thousand in travel and related expenses. SG&A expense includes increases of $878 thousand in professional service expenses and $417 thousand in repair and maintenance expenses. Corporate overhead expense in fiscal 1995 (included in the variances above) was $1.0 million lower than the prior year.

          Special charges. The loss from operations for the fiscal year ended January 2, 1996 includes special charges of $12.3 million, which includes charges to reserves of $4.5 million related to the closing of fourteen units, including two units to be closed in future periods, and adjustments to the units previously reserved. Also included is $7.8 million to recognize the write-down of certain assets to estimated fair values in accordance with the adoption of SFAS 121. The loss from operations for the fiscal year ended January 3, 1995 includes special charges of $2.7 million resulting primarily from the closing of one buffet restaurant and one specialty restaurant and a credit of $442 thousand related to the settlement of a lawsuit.

          Depreciation and amortization. Depreciation and amortization expense was $2.7 million higher than the prior year, due primarily to the reduction in the estimated useful lives of certain depreciable assets.

          Interest expense. Interest expense was $2.6 million higher than the prior year as a result of the deferral of the interest payments that were due on dates from December 31, 1993, through and including December 31, 1995 and the related interest thereon.


          Extraordinary credit. The results of fiscal year 1995 include an extraordinary credit of $157.6 million relating to the reduction of debt in a series of financial restructuring transactions.

     FIFTY-THREE WEEKS ENDED JANUARY 3, 1995

          Results of operations. Sales for the fifty-three week fiscal year ended January 3, 1995 were $225.2 million, a decrease of $28.5 million from the fifty-one and one half week fiscal year ended December 28, 1993. Operating income for fiscal year 1994 was $3.9 million compared to an operating loss of $141.3 million in fiscal year 1993. The net loss for fiscal year 1994 was $19.7 million compared to a net loss of $163.4 million in fiscal year 1993. The losses in fiscal 1993 include the effect of the Company's decision to write off $135.2 million of goodwill. (See discussion below.) During fiscal year 1994, revenues were negatively impacted by several factors including fewer units included in the operating results, extreme winter weather early in the year, and increased competition in the Company's major markets and a reduced price, value oriented marketing campaign. Fiscal 1994 revenues were positively impacted by the inclusion of one and one half additional weeks of operating results.

          Sales. The average guest count in comparable units was 5.4% lower in fiscal year 1994 than fiscal year 1993 due, in part, to extreme winter weather early in the year, while the average guest ticket was 1.7% lower reflecting price reductions and value oriented marketing. For the units that were open for the entire year, average weekly sales were $32,533 in fiscal 1994. Sales in 1994 were lower than the prior year by $16.1 million as a result of eighteen fewer units being included in the results of operations in the current year. Sales were also lower by $2.8 million due to the sale of one unit and the loss of another unit in a fire in February of 1994. Sales were lower by $2.3 million due to the closing of one specialty restaurant and the disposition of two others. Sales were higher in fiscal 1994 by approximately $5.9 million due to an additional one and one half week of operating results. Sales in fiscal year 1994 included $3.9 million of Dynamic Foods sales to third parties, $2.7 million from the three El Paso Bar-B-Que restaurants (for the first two quarters only) and $2.1 million from the two Zoo-Kini's Soups, Salads and Grill restaurants.

          Cost of sales. Excluding depreciation, cost of sales was 31.0% of sales for fiscal year 1994 compared to 29.7% for fiscal year 1993. The increase in the percentage of revenues was the result of changes in the menu mix designed to improve food quality and variety and to create a better value for the guest.

          Selling, general and administrative. Selling, general and administrative expense was lower in the aggregate by $20.6 million in fiscal year 1994 than in fiscal year 1993. SG&A expense in 1994 was $13.2 million lower than the prior year due to operating results including eighteen fewer units and was lower by $1.8 million due to operating results including three fewer specialty restaurants during the year. SG&A was also lower than in fiscal year 1993 by $1.6 million due to the sale of one unit and the loss of another unit in a fire in 1994. The change in SG&A expense also included increases of $688 thousand from one additional Zoo-Kini unit and $1.6 million in salaries, wages and related benefits, and supplies and taxes were higher in the aggregate by $495 thousand. Marketing expense was $3.0 million lower than the prior year, professional fees were lower by $2.0 million and moving, travel, public relations, insurance and utility expenses were lower by an aggregate of $1.4 million. Corporate overhead expense in fiscal year 1994 (included in the variances above) was $2.3 million lower than the prior year.
     SG&A expense in fiscal 1993 was offset in part by a gain of $1.3 million related to the termination of a lease agreement.

          Special Charges. The loss from operations for the fiscal year ended January 3, 1995 includes special charges of $2.7 million resulting primarily from the decision to close one buffet restaurant and one specialty restaurant and adjustments to units previously reserved to be closed. Also included is a credit of $442 thousand related to the settlement of a lawsuit previously filed against the Company by the Internal Revenue Service.

          The operating results of fiscal 1993 include special charges aggregating $11.9 million. These charges include approximately $8.0 million related to store closings, $1.5 million of estimated operating and financial restructuring costs, $385 thousand for writing down the values of certain non-operating assets, $741 thousand of estimated costs related to certain lawsuits, $761 thousand for writing down the values of certain operating assets and $515 thousand for severance amounts payable to the former Chairman of the Board.

          Goodwill. After a careful analysis of the Company's financial condition, as part of management's periodic review of the carrying amount of goodwill, the Company determined at the end of fiscal 1993, based upon historical operating trends, and without anticipating the effects of any potential restructuring of its debts and other obligations, that its projected results would not support the future recovery of the Company's goodwill balance of $135.2 million. Accordingly, the Company wrote off its goodwill balance in the fourth quarter of 1993.

          Depreciation and amortization. Depreciation and amortization expense was lower by $2.6 million in fiscal year 1994 due primarily to the elimination of goodwill amortization at the end of fiscal 1993.

          Interest expense. Interest expense was higher than the prior year by $1.5 million primarily as a result of the deferral of the interest payments that were due on December 31, 1993, March 31, 1994, June 30, 1994, September 30, 1994 and December 31, 1994 and the related interest thereon.

     NEW ACCOUNTING PRONOUNCEMENTS

          In October 1995, the Financial Accounting Standards Board adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which requires companies to adopt a method of accounting for valuing compensation attributable to stock options. SFAS 123 is effective for fiscal years beginning after December 15, 1995. As allowed under the provisions of SFAS 123, the Company has elected to continue accounting for such compensation as provided by Accounting Principles Board Opinion No. 25, which will not have any effect on the Company's consolidated financial statements, except for additional disclosure.

          Effective January 2, 1996, the Company adopted the provisions of Statement of Financial Accounting Standards No.


     121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121") and recorded a special charge of $7.8 million to recognize the write-down of certain assets in property, plant and equipment to estimated fair value, based on expected future cash flows. SFAS 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

     LIQUIDITY AND CAPITAL RESOURCES

          During fiscal 1995, cash provided from operating activities of the Company was $9.9 million compared to $7.0 million in 1994. Cash used for the payment of interest was approximately $36 thousand in 1995 compared to $242 thousand during 1994. On December 30, 1993, $10.6 million of interest that was due December 31, 1993, was deferred until January 15, 1995 and remained unpaid until such interest was forgiven in partial exchange for limited partnership interests issued to Exchanging 11% Noteholders in the Restructuring on January 2, 1996. Also, $10.6 million of interest payments due on June 30, 1994, December 31, 1994, June 30, 1995 and December 31, 1995 were unpaid or deferred until the Restructuring on January 2, 1996. The Company made capital expenditures of $8.0 million during 1995 compared to $5.7 million during 1994. Cash, temporary investments and marketable securities were $964 thousand at January 2, 1996 compared to $1.5 million at January 3, 1995. The cash balance at both dates included $800 thousand which was restricted pursuant to collateral requirements in a letter of credit agreement. The current ratio of the Company was .30:1 at January 2, 1996 compared to .049:1 at January 3, 1995. The Company's total assets at January 2, 1996 aggregated $86.1 million compared to $103.4 million at January 3, 1995.

          The Company's restaurants are a cash business. Funds available from cash sales are not needed to finance receivables and are not generally needed immediately to pay for food, supplies and certain other expenses of the restaurants. Therefore, the business and operations of the Company have not historically required proportionately large amounts of working capital, which is generally common among similar restaurant companies. Should Dynamic Foods continue to expand its sales to third parties, the accounts receivable and inventory related to such sales could require the Company to maintain additional working capital.


          The Company has outstanding $78.4 million of 12% Notes due December 31, 2001, including $32.9 million of accrued interest. Under the terms of the 12% Notes, a semi-annual cash interest payment of approximately $2.7 million is due on each March 31 and September 30. The obligations of the Company under the 12% Notes are secured by a security interest in and a lien on substantially all of the personal property of the Company and mortgages on all fee (but not leasehold) real properties of the Company. See "Description of Notes." Such liens and security interests may be subject to prior liens and encumbrances, including liens which may be created to secure a working capital facility not exceeding $5.0 million. The Indenture limits the Company's ability to incur debt for working capital requirements and to finance capital expenditures. The restrictions may limit the ability of the Company to expand its business and take other actions that the Parent considers to be in the best interest of the Company.


          The Company intends to pursue a program of remodeling existing cafeterias, opening new restaurants, and possibly acquiring existing restaurants or food service companies. The Company anticipates expending approximately $9 million in fiscal 1996 to remodel existing cafeterias and open new restaurants and to make other capital expenditures. No assurance can be given that the Company will generate sufficient funds from operations or obtain alternative financing sources to enable it to make the anticipated capital expenditures.

          The Company, the sponsor of the Cavalcade Pension Plan, has agreed to provide for funding at least two-thirds of the $4.6 million of the unfunded current liability which existed at the end of fiscal 1992 by the end of 1998. If the agreed upon funding is not satisfied by the minimum required annual contributions, as adjusted for the deficit reduction contribution and determined under Section 412 of the Internal Revenue Code, the Company will make contributions in excess of the minimum annual requirement.


          On November 15, 1993, the Company entered into the Amendment to Master Sublease Agreement, dated as of December 1, 1986, with Kmart pursuant to which, among other things, the aggregate monthly rent for the period August 1, 1993 through and including December 31, 1996 was reduced by 25%, or approximately $1.6 million annually, and the aggregate monthly rent for the period January 1, 1997 through and including December 31, 1999 was reduced by 20%, or approximately 1.2 million annually; provided that, during such period, among other things, Kevin E. Lewis remains as Chairman of the Board of the Company. On June 7, 1996, the Company entered into an agreement with Mr. Lewis pursuant to which Mr. Lewis will resign as Chairman of the Board on December 31, 1996, unless requested by the Board of Directors to continue until December 31, 1997. See "Management --
     Executive Compensation -- Employment and Consulting
     Arrangements." As a consequence of this action, the Company anticipates entering into negotiations with Kmart to modify the amendment to remove the provisions requiring Mr. Lewis to remain as Chairman of the Board until the end of 1999. No assurance can be given that Kmart will agree to such modification.



                                   BUSINESS

     GENERAL

          The Company is one of the largest operators of family-style cafeteria restaurants in the United States. The Company believes that its cafeterias and buffet, which are operated under the "Furr's" and "Bishop's" names, are well recognized in their regional markets for their value, convenience, food quality and friendly service. The Company's 110 cafeterias and one buffet are located in thirteen states in the Southwest, West and Midwest. The Company also operates two specialty restaurants in Lubbock, Texas under the name Zoo-Kini's Soups, Salads and Grill. In addition, the Company operates Dynamic Foods, its food preparation, processing and distribution division in Lubbock, Texas. Dynamic Foods provides in excess of 85% of the food and supply requirements of the Company's cafeteria and buffet restaurants. Dynamic Foods also sells pre-cut produce, bakery items, meats and seafood and various prepared foods to the restaurant, food service and retail markets.

     FAMILY DINING DIVISION

          The Family Dining Division consists of the Company's 110 cafeterias and one pay-at-the-door buffet-style restaurant.

          Cafeterias. Cafeterias occupy a long standing niche in the food service industry, providing the customer with a pleasant, moderately-priced alternative to fast-food chains and conventional full-service restaurants. The Company's cafeterias offer a wide variety of meals appealing to a broad range of personal tastes, including chicken, beef, fish and pasta entrees; soup, salad and vegetable choices; non-alcoholic beverages; and freshly baked pies and cakes. The food is prepared for serving by the individual cafeteria. The Company's cafeterias are generally characterized by quick service and modest prices per guest. Guest tickets for the fiscal years ended January 2, 1996 and January 3, 1995 averaged approximately $5.14 and $5.06, respectively. The Company's cafeterias average approximately 10,000 square feet in size and have average seating capacity for approximately 300 guests. Virtually all of the Company's cafeterias feature "All-You-Can-Eat" at a fixed price all day, every day, as well as the traditional "a la carte" pricing alternative.

          Management believes that the "Furr's" and "Bishop's" names are widely recognized in their regional markets. Management's emphasis on consistent food quality, variety, cleanliness and service has led to a loyal guest base. The Company's customer base consists principally of people over 45 years of age, shoppers, working people and young families.

          The Company considers its cafeteria business to be a relatively mature business, but believes that earnings growth can be achieved through successful implementation of its cost control, remodeling, marketing and growth strategies. Since the fourth quarter of fiscal 1992, the Company has undertaken programs to increase cafeteria traffic by remodeling existing cafeterias and repositioning the cafeteria concept to attract a wider array of customers. The Company believes that for a relatively modest capital investment of approximately $100,000 to $150,000 per unit, it can freshen the appearance of an existing cafeteria and thereby enhance its customer appeal. An average cafeteria remodeling project lasts for a four to six week period and can typically be accomplished without closing the restaurant.

          Virtually all cafeterias offer the choice of "All-You-Can-Eat" and "a la carte" pricing options. As a result, customers choose the pricing and dining format which they find most attractive. The Company's goal is to be the value leader in its segment. The Company has also introduced "Kids' Bars" to all of its cafeterias and buffets. The "Kids' Bar" is a free-standing service area at which children under 10 may serve themselves, on child-size plates, from foods selected to appeal directly to children. The Company believes that the installation of "Kids' Bars" increases the attractiveness of the Company's cafeterias and buffet to younger family diners.

          Buffet. The Company's buffet-style restaurant features traditional American and ethnic foods at a fixed price that entitles each guest to unlimited servings of all menu items and beverages. Food items are served in a "scatter bar" format at buffet islands centrally located in the restaurant's food service area. The "scatter-bar" buffet format emphasizes customer choice by allowing customers to select at their own pace in self selected portions, thereby improving the restaurant experience for the guest. The buffet unit is approximately 10,000 square feet in size and has seating capacity for approximately 300 guests. Guest tickets for the fiscal years ended January 2, 1996 and January 3, 1995 averaged approximately $5.26 and $5.12, respectively.

     ZOO-KINI'S SOUPS, SALADS AND GRILL

          The Company's two Zoo-Kini's Soups, Salads and Grill restaurants are located in Lubbock, Texas. The concept has appealed to younger age groups than the cafeterias and is particularly well-liked by high school and college students, as well as baby boomers. Zoo-Kini's Soups, Salads and Grill restaurants are known for an extensive Soup, Salad and Potato Bar, as well as a selection of healthy grilled items and specialty foods. Selected specials are added to the menu on a daily basis. Zoo-Kini's Soups, Salads and Grill restaurants offer full table service and serve several varieties of wine and beer as well as flavored cappuccino and espresso. Mixed drinks are available, but do not represent a significant portion of sales. There is no bar area in either restaurant, but an outdoor patio area at one location with seating for 55 serves as a bar during the warmer months.

          Zoo-Kini's Soups, Salads and Grill restaurants are known for the signature neon animals in their windows and a large interior mural emphasizing wildlife themes. Zoo-Kini's Soups, Salads and Grill restaurants are currently approximately 4,700 square feet in size and have seating capacity for 135-200 guests. Guest tickets for the fiscal years ended January 2, 1996 and January 3, 1995 averaged approximately $5.96 and $5.78, respectively.

     MARKETING AND ADVERTISING

          The Company's marketing program utilizes a variety of media to attract customers to the Company's restaurants and to create a targeted image for the Company's restaurants. First, the Company utilizes point of sale advertising within its restaurants, to focus customers on the various food items and promotions being offered at the restaurant. Billboard advertising, newspaper and direct mail programs within the communities in which the Company has a large presence are used to direct customers to the Company's restaurants and to promote specific programs, including the one-price "All-You-Can-Eat" concept. Radio and television advertisements are also used by the Company to enhance its image with respect to food quality and value pricing and to support and introduce new concepts or programs at its restaurants. The Company frequently uses all of its marketing tools together to introduce or promote one concept or program. In addition, store managers and other personnel are encouraged to participate in local public relations and promotional efforts.

     DYNAMIC FOODS


          The Company operates Dynamic Foods, a food preparation, processing and distribution facility in Lubbock, Texas which supplies in excess of 85% of the food and supply requirements of the Company's family dining restaurants, providing the Company with uniform quality control and the ability to make volume purchases. In addition, management believes that there is significant potential for utilizing the available excess capacity at Dynamic Foods by increasing sales to third parties of pre-cut produce and other prepared foods or through other transactions.

          Dynamic Foods prepares and processes approximately 250 separate food items, including over 50 salad and other fresh vegetable offerings under the "Dynamic Foods" and "Furr's Carry Out Kitchen" labels. Currently, approximately 90% of Dynamic Food's manufacturing output is used at the Company's restaurants and the remainder is sold to third parties.

          In 1993, Dynamic Foods commenced third party sales of pre-cut produce, meats and seafood, bakery goods and other prepared foods and entrees. In fiscal years 1993, 1994 and 1995, third party sales by Dynamic Foods aggregated $1.7 million, $3.9 million and $4.6 million, respectively.

     RESTAURANT MANAGEMENT

          The success of each restaurant's operation is largely dependent upon the quality of in-store management and mid-level supervisory management. Experienced and well trained in-store management is important to assure good service, quality food and the cleanliness of each restaurant, to control costs, and to monitor local eating habits and traffic.

          Each cafeteria and buffet is operated under the supervision of a general manager, a food and beverage manager and one or two associate managers. Each cafeteria generally employs between 40 and 70 workers of whom approximately 33% are part-time workers. The buffet-style restaurant typically employs fewer persons as the "scatter-bar" concept reduces service staffing requirements.

          The general managers of the Company's family dining restaurants report to twelve regional managers who report to the Vice President, Field Operations, who reports to the Chief Executive Officer of the Company. The general managers have responsibility for day-to-day operations, including food ordering, labor scheduling, menu planning, customer relations and personnel hiring and supervision. The regional managers visit each restaurant regularly and work with the in-store managers to evaluate maintenance of overall operating standards. They also make quality control checks, train personnel in operating procedures and evaluate procedures developed by cafeteria and buffet personnel for possible use in all Company owned family dining units.

          The management team for a Zoo-Kini's Soups, Salads & Grill restaurant consists of one general manager and two or three assistant managers. Each specialty restaurant employs a high proportion of part-time hourly employees, most of whom work for an average hourly wage significantly less than employees earn at cafeterias and buffets, due to the larger possible tip income at the restaurants. Working in concert with the general managers, the Company's senior management defines operational and performance objectives for each specialty restaurant.

     SERVICE MARKS AND TRADEMARKS

          The Company utilizes and is dependent upon certain registered service marks, including "Furr's Cafeterias" and "Bishop Buffets", and a stylized "F" trademarked by Furr's. The Company has applied for trademark registration for its Zoo-Kini's Soups, Salads and Grill restaurants as well as its Dynamic Foods manufacturing division. Other trademarks are current and are renewable on dates ranging from July 1996 to February 2008. The Company is not aware of any party who could prevail in a contest of the validity of such service marks and trademarks. In October 1994, the Company licensed the use of its "El Paso Bar-B-Que Company" and related trademarks to M&B Restaurants, L.C. under a License and Development Agreement. The agreement requires M&B Restaurants, L.C. to pay royalties and new unit opening fees on 25 units required to be opened over the term of the agreement.
     The Notes are secured by a security interest in all material service marks and trademarks of the Parent and the Company, including those which have been licensed.

     SEASONALITY

          Customer volume on a Company-wide basis at most established restaurants is generally somewhat lower in the winter months, due primarily to weather conditions in certain of the markets for the Company's restaurants. As a consequence, the first and fourth quarters of the year historically produce lower sales and results of operations. A harsh winter season has a negative effect on the Company's revenues, results of operations and liquidity.

     WORKING CAPITAL REQUIREMENTS


          The Company's restaurants are a cash business. Funds available from cash sales are not needed to finance receivables and are generally not needed immediately to pay for food, supplies and certain other expenses of the restaurants. Therefore, the business and operations of the Company have not historically required proportionately large amounts of working capital, which is generally common among similar restaurant companies. Should Dynamic Foods continue to expand its sales to third parties, the accounts receivables and inventory related to such sales could require it to maintain additional working capital. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


     COMPETITION

          The food service business is highly competitive in each of the markets in which the Company's restaurants operate and is often affected by changes in consumer tastes, economic conditions and demographic and local traffic patterns. In each area in which the Company's restaurants operate, there is a large number of other food service outlets including other cafeterias, buffets and fast-food and limited-menu restaurants which compete directly and vigorously with the Company's restaurants in all aspects, including quality and variety of food, price, customer service, location and the quality of the overall dining experience.

          Neither the Company nor any of its competitors has a significant share of the total food service market in any area in which the Company competes. The Company believes that its principal competitors are other cafeterias and buffets; moderately-priced, conventional restaurants, fast-food outlets, and eat-at-home alternatives. Many of the Company's competitors, including its primary cafeteria and buffet competitors, have greater financial resources, lower total debt-to-equity ratios and lower debt costs than does the Company. The Company competes with other food service outlets for management personnel based on salary, opportunity for advancement and stability of employment. The Company believes it offers existing and prospective management personnel an attractive compensation and benefits package with opportunity for advancement in a stable segment of the food service industry.

          The food manufacturing and distribution business is highly competitive and many of Dynamic Foods' competitors are large regional or national food processors and distributors with significantly greater financial resources than the Company. Accordingly, there can be no assurance that Dynamic Foods will be able to penetrate the food distribution market or generate significantly higher revenue or increase the profitability of the Company.

     CAPITAL EXPENDITURE PROGRAM

          During the fiscal years ended January 2, 1996, January 3, 1995 and December 28, 1993, the Company expended $8.0 million, $5.7 million and $15.7 million, respectively, principally to maintain and remodel existing cafeterias, convert selected units to buffets or specialty formats and improve the facility operated by Dynamic Foods. The Company believes that the aggregate level of capital expenditures over such period has been below that required to expand the Company's cafeteria operations and to remodel existing cafeterias as required by competitive conditions in the restaurant industry. The Company's capital expenditure program is necessary to enable the Company and its subsidiaries to increase their revenue and profitability.


          Subject to its ability to generate necessary funds from operations or to obtain funds from other sources, the Company intends to pursue an active program of remodeling existing restaurants and opening new restaurants. The Company anticipates expending approximately $9 million in each of fiscal years 1996 and 1997 to open new restaurants, remodel existing cafeterias and make other capital expenditures. No assurance can be given that the Company will generate sufficient funds from operations or obtain alternative financing to enable it to make the desired capital expenditures. The Company's ability to open new restaurants will also depend, among other things, upon its ability to secure appropriate store locations on favorable terms and to identify, hire and train personnel for expansion. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


     EMPLOYEES

          As of March 13, 1996, the Company employed approximately 6,400 persons, of whom approximately 4,000 were employed on a full-time basis. The Company employed approximately 400 persons as managers or assistant managers of its restaurants, twelve persons as regional managers and approximately 75 persons in executive, administrative or clerical positions in the corporate office. None of the Company's employees are covered by collective bargaining agreements. The Company believes that its relations with its employees are satisfactory.

          The majority of the Company's restaurants pay average wages in excess of the current minimum wage standards. However, any future increase in the federal minimum wage could have the effect of increasing the Company's labor costs. In recent years, the market for those employees who have traditionally been employed in the restaurant industry has become increasingly competitive due to fewer persons entering this category of wage earner and the increased government regulation of immigrants entering and working in the United States. In response to this decrease in the available labor pool, the Company has increased its average hourly wage and expanded its hiring and training efforts.

     REGULATION

          The Company's restaurants are subject to numerous federal, state and local laws affecting health, sanitation, waste water, fire and safety standards, as well as to state and local licensing regulating the sale of alcoholic beverages.

          The Federal Americans With Disabilities Act prohibits discrimination on the basis of disability in public accommodations and employment. Such Act became effective as to public accommodations and employment in 1992. Because of the absence of comprehensive regulations thereunder, the Company is unable to predict the extent to which the Act may affect the Company; however, the Company could be required to expend funds to modify its restaurants in order to provide service to, or make reasonable accommodations for the employment of, disabled persons.

          The Company believes that it is in substantial compliance with applicable laws and regulations governing its operations.

     PROPERTIES AND RESTAURANT LOCATIONS

          The following table sets forth the number of restaurants that the Company operates in certain states as of March 28, 1996.

                  STATE                 NUMBER OF RESTAURANTS

                  Arkansas                          2
                  Arizona                           8
                  California                        5
                  Colorado                         10
                  Iowa                              7
                  Illinois                          2
                  Kansas                            8
                  Missouri                          3
                  Nebraska                          1
                  New Mexico                       15
                  Nevada                            2
                  Oklahoma                         11
                  Texas                            39
                                                  113

          Site Selection. The Company generally intends to open new restaurants or reposition existing restaurants in markets in which the Company's restaurants are presently located and in adjacent markets, in order to improve the Company's competitive position and increase operating margins by obtaining economies of scale in merchandising, advertising, distribution, purchasing and supervision. The primary criteria considered by the Company in selecting new locations are a high level of customer traffic, convenience to both lunch and dinner customers in demographic groups that tend to favor the Company's restaurants, and the occupancy cost of the proposed restaurant. The ability of the Company to open new restaurants depends on a number of factors, including its ability to find suitable locations and negotiate acceptable leases, its ability to attract and retain a sufficient number of qualified restaurant managers, and the availability of sufficient financing. The Company actively and continuously attempts to identify and negotiate leases for additional new locations.

          Properties. Fifty-four of the Company's restaurants are leased from third parties, another 34 are subleased under a master sublease agreement, 16 are owned and are situated on land leased from third parties and nine are owned in fee simple. Most of the leases have initial terms of from 10 to 20 years and contain provisions permitting renewal for one or more specified terms at specified rental rates. Some leases provide for fixed annual rent plus rent based on a percentage of sales. The average restaurant contains approximately 10,000 square feet and seats approximately 300 guests.

          Dynamic Foods' food manufacturing and distribution facility contains approximately 175,000 square feet and is situated on approximately 24 acres owned in fee simple by the Company in Lubbock, Texas. In addition, a grocery warehouse of approximately 36,000 square feet, a truck terminal of approximately 7,200 square feet and a sales office of approximately 4,000 square feet are located adjacent to the distribution facility.

          The Company's executive offices in Lubbock, Texas consist of approximately 34,000 square feet situated on approximately three acres of land owned in fee simple by the Company. The Company believes that its properties will be adequate to conduct its current operations for the foreseeable future.

          The Company leases one property from a third party and seven under a master sublease, owns eight buildings situated on land leased from third parties and owns three buildings on land owned in fee simple, which are not used in the Company's restaurant business and are periodically leased to third parties.

          The Company, from time to time, considers whether dispositions of certain of its assets, including real estate owned in fee simple and leasehold interests, or potential acquisitions of assets would be beneficial or appropriate for the long-term goals of the Company and in order to increase stockholder value.


     LEGAL PROCEEDINGS

          (1) The Internal Revenue Service (the "Service") has examined the federal income tax returns of certain subsidiaries of the Parent, including (i) Cavalcade Foods, Inc. ("CFI") (for the tax years ended December 31, 1986, 1987, 1988, and 1989),
     (ii) Cavalcade Holdings, Inc. (for the tax years ended June 30, 1985, 1986, 1987, 1988, 1989 and 1990), (iii) CFI as successor in interest to Bishop Buffets, Inc. (for the tax period ended December 27, 1986), (iv) CFI as successor in interest to Furr's Cafeterias, Inc. (for the period December 27, 1986), and (v) CCI (for the tax years ended December 31, 1987, 1988 and 1989).


          The Service has asserted federal income tax deficiencies of up to $5.5 million plus interest from the date such amounts were deemed payable, with respect to several of the above tax returns. Petitions have been filed to dispute the claims. The cases are on the calendar for trial September 30, 1996.


          (2) On August 11, 1995, a complaint was filed in the District Court of Travis County, Texas by former chairman of the board of the Parent, Michael J. Levenson, both individually and on behalf of his minor son Jonathan Jacob Levenson, James Rich Levenson, Benjamin Aaron Levenson, S.D. Levenson, General Consulting Group, Inc. and Cerros Morado. The complaint named as defendants the Parent, the Company, Furr's/Bishop's Cafeterias, L.P., Cavalcade & Co., individual members of the Board of Directors, Houlihan, Lokey, Howard & Zukin, Inc., KL Park, KL Group, Skadden, Arps, Slate, Meagher & Flom, certain of the then current and certain Original 11% Noteholders, Deloitte & Touche LLP, Kmart and certain partners and employees of the foregoing.


          The complaint alleged, among other things, that the Parent and certain defendants conspired to wrest control of the Parent away from the Levensons by fraudulently inducing them to transfer their working control of the Parent through a series of transactions in which the Levensons transferred capital stock of the Parent and stock options in the Parent to KL Park and KL
     Group. Plaintiffs initially sought actual damages of approximately $16.4 million, as well as punitive damages. In a Third Amended Petition filed January 15, 1996, plaintiffs sought an unspecified amount of actual damages, alleging only that their actual damages claim is "no more than $400 million." The
     Parent's management believes the allegations are completely without merit and intends to defend the action vigorously.


          On October 6, 1995, the Levensons filed a Notice of Non-Suit as to certain of the defendants, including the Parent, the Company, FBLP, CCI and specific individual members of the Board of Directors (other than William E. Prather and Kevin E. Lewis). As a result of such Notice of Non-Suit, the named entities and individuals are no longer defendants in the Levenson Litigation.


          The Parent and the Company are required under certain circumstances to indemnify certain of the defendants originally named in the Levensons' complaint, including the individual members of the board of directors, former 11% Noteholders, KL Group, KL Park and Kmart, from and against all claims, actions, suits and other legal proceedings, damages, costs, interest, charges, counsel fees and other expenses and penalties which such entity may sustain or incur to any person whatsoever by reason of or arising out of the Levenson Litigation. The Company is not required to indemnify KL Group and KL Park for any judgments and settlements in respect of the Levenson Litigation and under no circumstances will the Company be obligated to indemnify any party for any liability resulting from such party's willful misconduct or bad faith. On June 7, 1996, the Company, the Parent and Kevin E. Lewis entered into the Consulting and Indemnity Agreement and General Release pursuant to which the Company and the Parent agreed to release any claims it may have against Mr. Lewis and indemnify and hold harmless Mr.
     Lewis, to the fullest extent permitted by law, from and against all judgements, costs, interest, charges, counsel fees and other expenses relating to or in connection with any claims, actions, suits and other proceedings by reason of or arising out of any action or inaction by Mr. Lewis in his capacity as an officer, director, employee or agent of the Parent and its affiliates, including the Company, except to the extent that such claim or indemnification arises directly from any claim or cause of action that the Parent or its affiliates may have that relates to or arises from Mr. Lewis' knowingly fraudulent, dishonest or willful misconduct, or receipt of any personal profit or advantage that he is not legally entitled to receive. See "Risk Factors - Levenson Litigation."


     PARTNERSHIP AGREEMENT

          Pursuant to the Company's Partnership Agreement, subject to certain circumstances, the Parent, as sole general partner, has the power to, among other things, (i) make and enter into contracts on behalf of the partnership, (ii) compromise claims in favor of or against the partnership, (iii) make or revoke any election for tax purposes, (iv) do all acts necessary or appropriate for the preservation of the partnership's assets, (v) make distributions and allocations to the partners, (vi) execute documents or instruments to carry out the purposes of the partnership, (vii) file state income tax returns, (viii) invest partnership funds, (ix) select and dismiss employees, (x) borrow money on behalf of the partnership, (xi) commence or defend litigation, (xii) sell, transfer or assign assets of the partnership and (xiii) enter into leases for real or personal property. The Company may not, without the consent of the limited partners, (i) sell, transfer or assign substantially all of the partnership's assets, (ii) approve an amendment to the Partnership Agreement and (iii) change the name of the partnership.

          The Parent, as sole general partner of the Company and sole general partner of FBLP (FBLP being the sole limited partner of the Company) may in its absolute discretion from time to time amend any term of the Partnership Agreement.


                                 MANAGEMENT

     DIRECTORS AND EXECUTIVE OFFICERS

          The Parent is the general partner of the Company. As the sole general partner of the Company, the Parent will generally have the exclusive right, responsibility and discretion in the management and control of the Company. See "Business -- Partnership Agreement."


          The names and ages of all current directors and executive officers of the Parent are set forth below. The business address of each of the directors and executive officers listed below is c/o Furr's/Bishop's, Incorporated, 6901 Quaker Avenue, Lubbock, Texas 79413. Pursuant to an agreement with the Company and the Parent, Kevin E. Lewis will resign as President and Chief Executive Officer by September 30, 1996 and Chairman of the Board on December 31, 1996, unless requested by the Board of Directors to continue until December 31, 1997. See "Management -- Executive Compensation -- Employment and Consulting Arrangements." The Board of Directors has begun a search for an individual to serve as President and Chief Executive Officer of the Company.

          Name              Age   Position

     DIRECTORS:

     Russell A. Belinsky    36    Director
     Suzanne Hopgood        47    Director
     Kevin E. Lewis         31    Chairman, President and Chief
                                    Executive Officer
     Gilbert C. Osnos       66    Director
     Kenneth F. Reimer      56    Director
     Sanjay Varma           42    Director
     E.W. Williams, Jr.     69    Director

     OTHER EXECUTIVE OFFICERS:

     Donald M. Dodson       58    Vice President, Operations Services
     Jim H. Hale            54    Vice President, Field Operations
     Alton R. Smith         43    Executive Vice President


          Russell A. Belinsky has been Managing Director of Chanin and Company since 1990. The company is a specialty investment banking firm, providing a wide range of services to middle market companies in the area of financially distressed situations, mergers and acquisitions and private placements. Mr. Belinsky is currently a director of Fairfield Communities, Inc., one of the leading vacation ownership companies.

          Suzanne Hopgood has served as President of the Hopgood Group since founding the company in 1985. The company provides consulting and brokerage services to clients with hotel investments.

          Kevin E. Lewis was elected Chairman of the Board of the Parent on June 24, 1993 and President and Chief Executive Officer of the Parent in July 1994. Prior to serving as Chairman of the Board, Mr. Lewis was a managing director in the New York office of Houlihan, Lokey, Howard & Zukin, Inc., an investment banking firm, where he had previously served as a Senior Vice President


     (December 1991 - April 1993), Vice President (1989 - 1991) and Associate (1988 - 1989). Mr. Lewis was a director of the LVI Group, Inc. from December 1991 to May 1993 and has been a director of Robertson-Ceco Corporation since July, 1993.

          Gilbert C. Osnos has been President of Gilbert C. Osnos & Co., Inc. since 1981, and a partner in Grisanti Galef & Osnos Associates since 1981. Mr. Osnos was a director of the Turnaround Management Association from 1988 to 1993 and was a director of Trivest Financial Services Corporation and Reprise Capital from 1989 to 1991. Mr. Osnos has also served on the Board of Directors of Mrs. Fields, Inc. since 1983 and American Mirrex since March 1996.

          Kenneth F. Reimer has been Chairman and CEO of Reimer Enterprises, Inc., since 1993. Mr. Reimer was a director of S A Holdings, Inc. from 1993 to 1995. Prior to that, Mr. Reimer was CEO, President and a director of Roma Corporation from 1984 to 1993.

          Sanjay Varma has been a partner in Crescent Real Estate Equities, Ltd. since 1994. Mr. Varma was Executive Vice President of Walt Disney Company, responsible for the Euro Disney Resort from 1989-1994 and Walt Disney World Resorts from 1986-1989. Prior to 1986, Mr. Varma was Area Vice President of Food & Beverage for the Marriott Hotels where he worked for eight years.

          E.W. Williams, Jr. is Chairman of the Board of the Citizens Bank in Slaton, Texas and Bank of Commerce in McLean, Texas; Chairman of the Executive Committee of the Hale County State Bank, Plainview, Texas and First National Bank in Clayton, New Mexico. Mr. Williams is also Chairman of LubCo BancShares, Inc., HaleCo BancShares, Inc., GrayCo BancShares, Inc. and Union Bancshares, Inc. and is Chairman of the Board of Coyote Lake Feedyard, Inc., Muleshoe, Texas. Mr. Williams has held each of these positions for longer than five years. Mr. Williams was previously a director and executive committee member of the Texas Tech University President's Council; founder of the West Texas A&M University President's Council, and was previous director of the Southern Methodist University Foundation and Alumni Association. Mr. Williams also served as Chairman of the Amarillo Hospital District. Mr. Williams currently has farming and ranching interests in Garza County and Bailey County, Texas.

          Donald M. Dodson has been Vice President of Operations Services since 1993 and was formerly Vice President Food and Beverage from 1990 until 1993. He was Vice President of Operations from 1987 to 1990. Mr. Dodson joined the Company in 1958 and managed several cafeterias before becoming a District Manager in 1968.

          Jim H. Hale has been Vice President of Field Operations since April 1996 and was formerly Regional Vice President of Operations from 1975. Mr. Hale joined the Parent in 1964 and managed several cafeterias before being promoted to regional management.

          Alton R. Smith has been Executive Vice President of the Company since 1993, Secretary since 1995 and was formerly Executive Vice President and Chief Financial Officer from 1989 until 1993. He was Vice President and Controller between 1986 and 1989. Prior to 1986, Mr. Smith served as Controller and Assistant Secretary from 1985 until 1986. Mr. Smith was Assistant Controller and Assistant Secretary from 1982 to 1985, Director of Taxation from 1978 to 1982 and Tax Manager from 1974 to 1978. He is a certified public accountant and joined the Company in 1974.


     EXECUTIVE COMPENSATION

          Shown below is information concerning the annual and long-term compensation for services in all capacities to the Parent, the Company and their subsidiaries for the fiscal years ended January 2, 1996, January 3, 1995 and December 28, 1993 for those persons who were, at January 2, 1996 (i) the chief executive officer and, (ii) the four other most highly compensated executive officers of the Parent, the Company and their subsidiaries for the 1995 fiscal year (the "Named Officers"):


                                            SUMMARY COMPENSATION TABLE
                                      ANNUAL                                       LONG-TERM
                               COMPENSATION                                COMPENSATION
                                                                             AWARDS      PAYOUTS
                                                                              STOCK    LONG-TERM
   NAME AND PRINCIPAL                                                       OPTIONS    INCENTIVE      ALL OTHER
        POSITION          YEAR        SALARY        BONUS      OTHER       (SHARES)      PAYOUTS   COMPENSATION
        --------          ----        ------        -----      -----       --------      -------   ------------
Kevin E. Lewis            1995       406,539       50,000          -              -            -              -
  Chairman,               1994       463,400       42,000          -              -            -              -
President and
    Chief Executive       1993       251,853(a)         -          -              -            -              -
Officer

Alton Smith               1995       120,994        5,000          -              -            -              -
  Executive               1994       121,500            -          -              -            -              -
    Vice President        1993       121,500            -          -         15,000            -              -

Jim Hale                  1995       106,474       19,000          -              -            -              -
  Regional                1994       100,000        8,395          -              -            -              -
    Vice President        1993        91,250       21,047          -              -            -              -

Donald M.                 1995       120,994        2,500          -              -            -              -
Dodson
  Vice President          1994       125,000       10,000          -              -            -              -
    Operations            1993       135,563            -          -              -            -              -
Services

Kenneth Rue               1995       116,154        3,390          -              -            -              -
  Regional                1994       120,000        8,438          -              -            -              -
    Vice President        1993       114,695       19,136          -              -            -              -

- --------------------------
(a) The salary of Mr. Lewis includes a partial year beginning June, 1993.


     Option Grants

          No grants of stock options were made during the fiscal year ended January 2, 1996 to the Named Officers which are reflected in the Summary Compensation Table. No stock appreciation rights were granted during fiscal 1995.

     Option Exercises and Fiscal Year-End Values

          At January 2, 1996, there were no options outstanding. All options that had been granted to executive officers in prior years had terminated either by the termination of the employee or by agreement between the Parent and the holders of the options.

     Certain Compensation Plans

          The Parent has a qualified defined benefit pension plan (the "Pension Plan") covering employees and former employees of the Company and its affiliates, including those who were participants in the Kmart Corporation Employees' Retirement Pension Plan (the "Kmart Pension Plan"). The Pension Plan assumed all of the obligations of the Kmart Pension Plan relating to benefits that accrued for employees and former employees of certain of the Parent's subsidiaries through the consummation of the acquisition of such subsidiaries from Kmart. Kmart agreed to transfer an amount of plan assets equal to the actuarially computed accumulated benefits applicable to the Parent's employees in the Kmart Pension Plan.

          Benefits for service prior to 1987 were based on the provisions of the Kmart Pension Plan and are frozen for such service. Effective December 31, 1988, the Pension Plan was frozen for highly compensated participants and effective June 30, 1989 benefit accruals of all participants in the Pension Plan were frozen indefinitely.

          The Pension Plan covers all employees who are at least 21 years old and have one year or more of participation service and is integrated with Social Security. A participant's benefit under the Pension Plan will be the greater of (i) a benefit provided by the participant's "cash balance account" (as defined below), or (ii) the sum of (x) the participant's accrued benefit under the Kmart Pension Plan plus (y) for each year of service after 1986, 0.75% of the participant's "considered pay" (as defined below) for the year plus (z) 0.75% of considered pay exceeding the Social Security integration level for the year. "Considered pay" is comprised of total W-2 compensation, excluding extraordinary items, such as moving expenses and imputed income, and including pre-tax amounts deferred under the Employees' Savings Plan described below. The Social Security integration level is one-half of the Social Security Taxable Wage Base for the year, rounded to the next highest $1,000. A participant's cash balance account will contain an amount equal to the sum of (i) 2% of 1986 considered pay multiplied by the number of years of benefit service prior to 1987, plus (ii) 2% of considered pay for each year thereafter, plus (iii) 6% interest per annum. The normal form of benefit under the Pension Plan will be a life annuity for an unmarried participant and a 50% joint and survivor annuity in the case of a married participant. Alternatively, participants may elect an optional form of payment which is the actuarial equivalent of the life annuity. Participants are fully vested in accrued benefits under the Pension Plan after five years of vesting service. Unreduced benefits are payable at age 65, or, if earlier, when age plus years of service equals ninety.

          The following table shows the amounts payable using the pension plan formula and the benefits accrued under the predecessor plans.

     Approximate Annual Pension at Age 65*

        Current              Total Service As of 12/31/88
     Compensation      5 Years   15 Years   25 Years    35 Years

     $ 75,000         $ 3,700    $ 9,500    $15,400     $21,400
      100,000           5,000     13,500     21,800      30,100
      125,000           6,300     17,300     28,000      38,600
      150,000           7,700     21,100     34,200      47,200
      175,000           9,000     25,000     40,300      55,700
      200,000          10,400     28,800     46,500      64,200
      225,000          11,700     32,600     52,700      72,800
      325,000          17,000     48,300     77,800      94,023

     *  Estimates of frozen pension plan benefits.

          The total plan years of service at June 30, 1989 (the date benefit accruals were frozen) of the five Named Officers of the Parent and its subsidiaries are Kevin E. Lewis 0, Alton R. Smith 15, Donald M. Dodson 31, Jim H. Hale 26, and Kenneth B. Rue 26. If Mr. Smith, Mr. Dodson, Mr. Hale and Mr. Rue were to retire on their respective retirement dates, they would receive monthly payments of $848, $3,265, $2,027 and $2,401, respectively.

          The Company established an Employees 401K Plan which is qualified under Sections 401(a) and 401(k) of the Code (the "401K Plan"). Under the 401K Plan, participants may elect to make pre-tax contributions, in an amount equal to from 1% to 12% of "considered pay", which consists of total W-2 compensation for personal services, excluding extraordinary pay, such as moving expenses and imputed income. Pre-tax contributions were limited to $9,240 in 1995. Additionally, the Company may make discretionary contributions to the 401K Plan. Employees will be eligible to participate in the 401K Plan at age 21 with one year of participation service.

          Participants' contributions are always fully vested. The Board of Directors of the Parent will either designate the Parent and the Company contributions as fully vested when made, or the Parent and the Company contributions will be subject to a vesting schedule under which 100% of the Parent and the Company contributions are vested after seven years. Employee contributions may be invested either in a fixed income fund, consisting of guaranteed interest contracts and government securities, or five different equity funds with various growth and income objectives. Loans from participants' pre-tax accounts are permitted after two years of participation.

          Participants may generally receive their vested account balances at the earlier of retirement or separation from service.

          Non-employee directors of the Parent receive a fee of $1,500 per month and $1,000 per board meeting attended as compensation for their services. In addition, non-employee directors who are members of any Committee of the Board receive $500 for each meeting attended. Notwithstanding the foregoing, non-employee director compensation shall not exceed $30,000 in any fiscal year.

          The Board of Directors of the Parent adopted, and on January 2, 1996 the stockholders approved, the 1995 Stock Option Plan authorizing an aggregate of 40,540,795 shares of common stock (the "1995 Option Plan"). After giving effect to the reverse stock split, there are 2,702,720 shares of common stock reserved for issuance pursuant to the 1995 Option Plan. A Committee of the Board of Directors administers the 1995 Option Plan, including determining the employees to whom awards will be made, the size of such awards and the specific terms and conditions applicable to awards, such as vesting periods, circumstances of forfeiture and the form and timing of payment. Grants including stock options, stock appreciation rights and restricted stock may be made to selected employees of the Parent and its subsidiaries and non-employee directors of the Parent. There are no options outstanding under the 1995 Option Plan.

     Employment and Consulting Arrangements


          On January 25, 1995, each of Kevin E. Lewis, Alton R. Smith, Donald M. Dodson, Carlene Stewart, John R. Egenbacher and Danny
     K. Meisenheimer entered into an employment agreement with the Parent and the Company pursuant to which he or she shall be paid an annual base salary of $420,000, 125,000, 125,000, 115,000,
     115,000 and 95,000, respectively, for the period ending January 25, 1996. If such persons' employment shall be terminated by the Parent without cause or by such employee under certain circumstances, the Parent shall pay to such employee his or her annual base salary in effect on the date of termination for the then remaining term in a lump sum payable on the date of termination. On June 16, 1995, the board of directors voted to extend the agreements for the individuals set forth above, except Kevin E. Lewis, at his request, until a date six months after the consummation of the Restructuring. As a result, the remaining employment agreements terminated on July 2, 1996 and Mr. Lewis's agreement expired by its terms on January 25, 1996.


          On June 7, 1996, the Company, the Parent and Kevin E. Lewis entered into the Consulting and Indemnity Agreement and General Release (the "Consulting Agreement") pursuant to which, among other things, Mr. Lewis will resign as President and Chief Executive Officer by September 30, 1996 and Chairman of the Board on December 31, 1996, unless requested by the Board of Directors to continue until December 31, 1997. After his resignation as President and Chief Executive Officer, Mr. Lewis will serve as a consultant to the Company until December 31, 1997. Pursuant to the Consulting Agreement, Mr. Lewis will receive an annual base salary of $350,000 pro-rated through the end of 1996 and $250,000 through the end of 1997. Mr. Lewis received $75,000 upon the execution of the Consulting Agreement and is entitled to receive $75,000 when he resigns as President and Chief Executive Officer and $100,000 on December 31, 1997. In addition, Mr. Lewis is entitled to receive $100,000 if requested to assist in certain negotiations on behalf of the Company and additional compensation based upon the success of such negotiations. Furthermore, the Company agreed to pay, among other things, certain legal expenses of Mr. Lewis incurred in connection with the negotiation of the Consulting Agreement and certain travel and moving related expenses. The Board of Directors has begun a search for an individual to serve as President and Chief Executive Officer of the Company.


       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


          The Company is a Delaware limited partnership. Its sole general partner is the Parent and its sole limited partner is FBLP, an indirect wholly owned partnership subsidiary of the Parent. The following table sets forth certain information, as of July 31, 1996, with respect to beneficial ownership of each stockholder known by the Parent to be the beneficial owner of more than five percent of its equity securities.


        NAME AND ADDRESS OF        NUMBER OF          PERCENT OF
          BENEFICIAL OWNER           SHARES           COMMON STOCK

      Teachers Insurance and
      Annuity Association of
      America
      730 Third Avenue
      New York, NY  10011          8,607,637              17.7


      EQ Asset Trust 1993
      1345 Avenue of the
        Americas
      New York, NY  10105          8,499,857(1)           17.5


      John Hancock Mutual
      Life Insurance Company
      P.O. Box 111
      Boston, MA  02117            5,477,994              11.3

      The Northwestern Mutual
        Life Insurance Company
      720 East Wisconsin
        Avenue
      Milwaukee, WI  53202         5,471,679              11.2

      The Mutual Life
      Insurance Company
         of New York
      1740 Broadway
      New York, NY  10019          4,105,339              8.4

      Principal Mutual Life
        Insurance Company
      711 High Street
      Des Moines, IA  50392        3,286,701              6.8

      Rock Finance, L.P.
      1560 Sherman Avenue
      Evanston, IL  60201          2,998,860              6.2


      SC Fundamental Value
      Fund, L.P.
      712 5th Avenue
      New York, NY  10019          2,949,620(2)           6.1


     _______________

     (1) These shares of the Common Stock (the "Equitable Shares") are held of record by EQ Asset Trust 1993, a Delaware business trust (the "Trust"). The Equitable Companies Incorporated ("Equitable") is the beneficiary and owner of the Trust. The Trust is managed by Alliance Capital Management, L.P. ("Alliance") pursuant to a Collateral Management Agreement. A wholly-owned subsidiary of Equitable is the general partner of Alliance; through wholly-owned subsidiaries, Equitable owns a majority of the equity interest in Alliance. The Equitable Shares and such Collateral Management Agreement have been pledged to The Chase Manhattan Bank, N.A., as trustee for the benefit and security of holders of certain notes of the Trust.

          AXA beneficially owns approximately 60.7% of Equitable's outstanding common stock as well as certain convertible preferred stock of Equitable. AXA is indirectly controlled by the Mutuelles AXA (five French mutual insurance companies, acting as a group). AXA and the Mutuelles AXA and certain of their affiliates disclaim beneficial ownership of the Equitable Shares.

     (2) Excludes 1,502,322 shares held by SC Fundamental Value BVI Ltd. Gary N. Siegler and Peter M. Collery, controlling persons of the general partner of the SC Fundamental Value Fund, L.P. and the investment manager of the SC Fundamental Value BVI Ltd., may be deemed to be beneficial owners of all shares held of record by such entities.



          The following table sets forth certain information, as of July 31, 1996, with respect to beneficial ownership of each director, certain officers and all officers and directors as a group. Unless otherwise indicated the business address of each director and executive officer is 6901 Quaker Avenue, Lubbock, Texas 79413.



      NAME AND ADDRESS OF        NUMBER OF            PERCENT OF
        BENEFICIAL OWNER          SHARES             COMMON STOCK

      Russell A. Belinsky               0                 0.0
      Donald M. Dodson             2,063(1)                *
      Jim H. Hale                  5,764(2)                *
      Suzanne Hopgood                   0                 0.0
      Kevin E. Lewis             837,032(3)               1.7
      Gilbert C. Osnos                  0                 0.0
      Kenneth F. Reimer                 0                 0.0
      Alton Smith                    696(4)                *
      Sanjay Varma                      0                 0.0
      E.W. Williams, Jr.          44,934(5)               0.1

      All officers and
      directors as a
        group                    900,813(6)               1.8


     *  Owns less than 0.1%
     (1) Includes warrants to purchase 1,319 shares of common stock at $1.11 per share.
     (2) Includes warrants to purchase 3,691 shares of common stock at $1.11 per share.
     (3) Includes warrants to purchase 535,827 shares of common stock at $1.11 per share.
     (4) Includes warrants to purchase 445 shares of common stock at $1.11 per share.
     (5) Includes warrants to purchase 28,765 shares of common stock at $1.11 per share.
     (6) Includes warrants to purchase 573,342 shares of common stock at $1.11 per share.

                          SELLING SECURITY HOLDERS


          The following table provides certain information with respect to the Notes held by each Selling Security Holder.
     Except as otherwise noted in this Prospectus, none of the Selling Security Holders listed below has had a material relationship within the past three years with the Company or its subsidiaries, other than as a result of the ownership or placement of the Notes. As a result of the comprehensive Restructuring of the Company and the Parent, Selling Security Holders own approximately 86.5% of the outstanding common stock of the Parent. See "Security Ownership of Certain Beneficial Owners and Management." Since the Selling Security Holders may sell all or some of their Notes, no estimate can be made of the aggregate amount of the Notes that are to be offered hereby or that will be owned by each Selling Security Holder upon completion of the offering to which this Prospectus relates.


          The Selling Security Holders are comprised of twelve separate holders (or groups of affiliated holders) who are entitled to, and intend to, vote separately upon all matters submitted to a vote of security holders of the Parent (including any mergers, sales of all or substantially all of the assets of the Parent or the Company and going private transactions). There are no agreements, arrangements or understandings among any of the Selling Security Holders concerning the voting or disposition of any of such Common Stock or any other matter regarding the Company or the Parent or which might be the subject of a vote of the Parent's stockholders. Also, no Selling Security Holder (or affiliated group of Selling Security Holders) is a beneficial owner of more than 18% of the Common Stock; accordingly, no single Selling Security Holder or affiliated group could itself approve any matter regarding the Company or the Parent or which might be the subject of a vote of the Parent's stockholders.

          In addition, as a part of the Restructuring, Original 11% Noteholders designated for nomination a majority of the members of the Board of Directors of the Parent. These directors were duly nominated and elected by holders of the former classes of the Parent's capital stock at a meeting of stockholders held prior to the Exchanging 11% Noteholders having exercised the Put Option. Such directors will generally have the power to direct the Parent's operations. None of such directors, however, is affiliated with any former 11% Noteholder or Selling Security Holders, and there is no agreement, understanding or arrangement among any former 11% Noteholders, Selling Security Holders or any such director concerning any matter regarding the governance of the Parent or the Company. See "Risk Factors -- Ownership of the Parent."

          The Notes offered by his Prospectus may be offered from time to time by the Selling Security Holders named below:


                                                Aggregate Amount of
                                                 Notes Beneficially
                                                  Owned and Being
                        Name                         Registered

      Teachers Insurance and Annuity               $8,177,438.84
        Association of America

      EQ Asset Trust 1993                          $8,075,045.42

      John Hancock Mutual Life Insurance           $5,204,211.54
        Company
      The Northwestern Mutual Life Insurance       $5,198,212.13
        Company
      The Mutual Life Insurance Company            $3,900,158.95
        of New York
      Principal Mutual Life Insurance Company      $3,122,435.77
      SC Fundamental Value Fund, L.P.              $2,802,201.25
      Trustees of General Electric                 $1,866,033.33
        Pension Trust
      SC Fundamental Value BVI Ltd.                $1,427,237.67
      The Ohio National Life Insurance Company     $  935,048.67
      Century Life of America                      $  908,477.67
      Mark Zucker                                  $  227,669.07
      BT Holdings (New York), Inc.                 $  455,335.40


          Equitable Real Estate, an affiliate of EQ Asset Trust 1993, is the owner of seven properties in Illinois, Iowa and South Dakota which are leased by the Company. The aggregate amount paid by the Company to Equitable Real Estate in respect of periodic rental installments during fiscal 1995 was $641,402.97. Northwestern Mutual Life Insurance Company is a 50% partner in Champion Investors, which owns property in Champaign, Illinois, which was leased by the Company. The aggregate amount paid by the Company to Champion Investors in respect of periodic rental installments during fiscal 1995 was $54,374.65. Such lease was terminated on December 31, 1995. Each of such leases was entered into by the Company and the respective affiliate or related person of such Selling Security Holder prior to the acquisition by such Selling Security Holder of any equity interest in the Company or the Parent in connection with Restructuring, and each such lease was negotiated at arm's length on terms no less favorable to the Company than would have obtained from an unrelated landlord.


                            PLAN OF DISTRIBUTION

          The Company will receive none of the proceeds from this offering. The Notes may be sold from time to time to purchasers directly by any of the Selling Security Holders. Alternatively, the Selling Security Holders may from time to time offer the Notes through underwriters, brokers, dealers or agents, pursuant to (a) a block trade in which a broker or dealer will attempt to sell the Notes as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus or
     (c) ordinary brokerage transactions and transactions in which the broker or dealer solicits purchasers. In effecting such sales, underwriters, brokers or dealers engaged by the Selling Security Holders may arrange for other brokers or dealers to participate in the resales. Such sales may be effected at market prices and on terms prevailing at the time of sale, at prices related to such market prices, at negotiated prices or at fixed prices. In addition, the Selling Security Holders may engage in hedging or other similar transactions, and may pledge the Notes being offered, and, upon default, the pledgee may effect sales of the pledged Notes pursuant to this prospectus. Underwriters, brokers, dealers and agents may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Security Holders or the purchasers of Notes for whom they may act as agent. The Selling Security Holders and any underwriters, dealers or agents that participate in the distribution of Notes may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Notes by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

          There is currently no public market for the Notes. The Company does not currently anticipate listing the Notes on any stock exchange. Therefore, any trading that does develop with respect to the Notes will occur in the over-the-counter market. The Company has not been advised by any broker or dealer that it intends to make a market in the Notes.

          At the time a particular offering of Notes is made, a Prospectus Supplement or a post-effective amendment to the Registration Statement, if required, will be distributed which will set forth the aggregate amount and type of Notes being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Security Holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

          To comply with the securities laws of certain jurisdictions, if applicable, the Notes will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

          There is no assurance that the Selling Security Holders will sell any of the Notes. In addition, any Notes covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold pursuant to Rule 144 rather than pursuant to this prospectus.


          Pursuant to the Exchange Agreement (the "Exchange Agreement") dated as of November 15, 1995 between the Parent, the Company and former 11% Noteholders, some of which are Selling Security Holders, the Company will pay the expenses of former 11% Noteholders incident to the offering and sale of the Notes to the public, other than commissions, concessions and discounts of underwriters, dealers or agents, but including the fees and disbursements of one counsel to such Selling Security Holders.
     In addition, the Company has agreed to indemnify the Selling Security Holders, and, if requested, any underwriter they may utilize, against certain civil liabilities, including liabilities under the Securities Act and, if such indemnification is unavailable, to contribute to payments required to be made by any of them in respect of such liabilities. The Exchange Agreement requires the Company to keep the registration statement of which this prospectus is a part continuously effective until the earlier of (a) July 18, 1999, and (b) the date upon which all Notes have either (i) been disposed of under this prospectus,
     (ii) been distributed to the public pursuant to Rule 144 or Rule 145 under the Securities Act, (iii) been otherwise transferred and subsequent disposition of them shall not require registration or qualification of them under the Securities Act or any similar state law then in force, or (iv) ceased to be outstanding.


                            DESCRIPTION OF NOTES

          The following is only a summary of the material terms of the Notes, does not purport to be a full description thereof and is qualified in its entirety by reference to the Indenture, the Notes and the other exhibits to the Indenture (including certain terms defined in such documents), copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. See "Available Information." The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the Indenture (the "Trust Indenture Act"). The definitions of the material terms used herein are set forth in "Definitions" contained elsewhere in this Prospectus.

     GENERAL

          Notes in the aggregate principal amount of $40.0 million were originally issued in a private placement by the Company pursuant to the Indenture in exchange for the 11% Notes of the Company. In addition, a Note in the original principal amount of $1.7 million was issued to GEPT in settlement of a judgment against FBLP. On January 24, 1996, approximately $4.1 million aggregate principal amount of Notes were issued in payment of the first interest installment under the Indenture. No additional Notes may be issued pursuant to the Indenture and all future payments of interest must be made in cash. The maturity date of the Notes is December 31, 2001. The Notes offered hereby are being offered for sale by the Selling Security Holders and the Company will not receive any part of the proceeds from any sale thereof.

          The Notes are issuable only in registered form without coupons in denominations of one thousand dollars ($1,000) and any integral multiple thereof, except as necessary to reflect principal amounts not evenly divisible by one thousand dollars ($1,000). As provided in the Indenture and subject to certain limitations therein, the Notes are exchangeable for a like aggregate principal amount of Notes of a different authorized denomination, as requested by the Holder surrendering the same. No service charge shall be made for any registration of transfer or exchange or redemption of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     INTEREST

          The Notes bear interest at 12% per annum, except that upon a default in the payment of interest for thirty days or principal at maturity, such interest rate shall be increased to the lesser of 13% per annum and the highest rate allowed by applicable law. Interest on the Notes is payable semi-annually on March 31 and September 30. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. Interest on the Notes which is payable, and is punctually paid by the Company to the Trustee or duly provided for, on any Interest Payment Date shall be paid by the Trustee to the Person in whose name the Notes are registered at the close of business on the Regular Record Date for such interest. On January 24, 1996, approximately $4.1 million aggregate principal amount of Notes were issued in payment of the first interest installment. No additional Notes are issuable under the Indenture and all future interest payments shall be made in cash.

     OPTIONAL REDEMPTION

          The Notes are redeemable at the option of the Company at any time, upon not less than thirty nor more than sixty days notice, in whole or in part, at 103% of the principal amount of the Notes to be redeemed if the redemption occurs on or before September 30, 1998 and at 100% of the principal amount if the redemption occurs after September 30, 1998, in each case together with the accrued interest thereon to the redemption date.

          In the case of any redemption of Notes, interest installments whose Stated Maturity is on or prior to the Redemption Date will be payable to the Trustee for payment to the Holders of record of such Notes at the close of business on the relevant Regular Record Date. Notes (or portions thereof) for whose redemption and payment provision is made in accordance with the Indenture shall cease to bear interest from and after the date fixed for redemption.

     REQUIRED REDEMPTION

          The Company is required to redeem Notes from the proceeds of certain transfers of assets or property or casualty losses which are not, within 180 days of the date of receipt thereof, applied, in the case of transfer, to purchase certain assets used or useful in the business of the Company, or, in the case of casualty loss, to either repair or replace the property that gave rise to such casualty loss except that such proceeds may not be used to purchase assets if a Default or Event of Default shall have occurred and be continuing.

          In the event that a Specified Asset Sale shall be deemed to have occurred, or a Specified Casualty Loss Event shall occur, the Company shall irrevocably offer to redeem Notes without premium in the aggregate principal amount equal to the Net Cash Proceeds of such Specified Asset Sale, or an amount equal to such Specified Casualty Loss Payment, as the case may be, if such proceeds exceed $1.0 million. Notwithstanding the preceding sentence, the Company is required to irrevocably offer to redeem Notes without premium in the aggregate principal amount equal to all Collected Amounts aggregating $1.0 million. Failure to affirmatively accept such offer in the manner specified in the Indenture shall be deemed to be a rejection of such prepayment offer. A Holder may not elect to have redeemed less than or more than all of the portion of the Securities held by such Holder which the Company offers to redeem.

     RANKING

          The Notes are senior obligations of the Company. The obligations under the Notes are secured by a security interest in substantially all of the property and assets of the Company. See "Security and Guaranty". The Notes rank pari passu with all existing and future senior indebtedness of the Company. As of the date hereof, there is no other senior indebtedness outstanding. The Indenture contains limitations with respect to the amount of additional indebtedness that can be incurred by the Company and its subsidiaries. The Company may obtain a revolving credit facility in the amount of $5.0 million and, under certain circumstances, release certain collateral, or subordinate to such facility the liens, securing the Notes. See "--Security and Guaranty."

     SECURITY AND GUARANTY

          Pursuant to the Collateral Documents, the Notes are secured by a valid, perfected security interest in substantially all of the assets and property of the Company, including, without limitation, certain real property, all inventory, equipment, accounts receivable and intellectual property of the Company, and by a pledge of the partnership interest of the Company in Specialty. The obligations of the Company in respect of the Notes and the Indenture are fully and unconditionally guaranteed by Specialty, which guarantee is secured by a security interest in substantially all of the property and assets of Specialty. Specialty, however, has no material assets. The liens and security interest with respect to certain property may be subject to prior liens and encumbrances. In addition, property and assets of the Company may be released from the liens of the Collateral Documents in connection with a transfer permitted under the provisions described in "Covenants -- Restricted Transfers of Assets."

          In the event the Company desires to obtain a revolving credit or similar facility from another lender, the Trustee shall, at the request of the Company, either (i) subordinate the Liens of the Collateral Documents to the Lien of such lender in an amount not to exceed $5.0 million or (ii) release the Lien of the Collateral Documents upon particularly identified Collateral which has a fair market value not to exceed $8.0 million.

          As of January 2, 1996, the Company's total consolidated indebtedness was approximately $78.4 million, consisting of an aggregate of approximately $45.5 million principal amount (plus approximately $32.9 million interest) outstanding under the Indenture. At such date, the Company's consolidated total assets were approximately $86.1 million. There can be no assurance that the amount realized upon any enforcement against the Collateral following an Event of Default would be sufficient to satisfy the Company's payment obligations in respect of the Notes.

     CERTAIN COVENANTS

          The Indenture contains, among other things, the following covenants:

          Restricted Payments and Restricted Investments.

          The Company will not declare or make, or incur any liability to declare or make, or permit any of its Subsidiaries to declare or make, or incur any liability to declare or make, any Restricted Payment or any Restricted Investment, except that, at any time after the last day of the fiscal quarter during which the Second Closing Date occurs, the Company may, and may permit any Subsidiary to take the foregoing actions, so long as, immediately prior to giving effect to such declaration or payment, and immediately thereafter and after giving effect thereto, both:

          (a) no Default or Event of Default shall have occurred or be continuing; and

          (b) the aggregate amount of all Restricted Payments made during the period (treated as a single accounting period) beginning on the Second Closing Date and ending on such date, plus the aggregate amount of all Restricted Investments made after Second Closing Date and remaining outstanding on such date, does not exceed the difference of:

           (i) fifty percent (50%) of Consolidated Net Income accrued during the period (treated as a single accounting period) beginning on the Second Closing Date and ending on the last day of the full fiscal quarter of the Company most recently ended as of such date; minus

          (ii) (A) if Consolidated Net Income for the period commencing on the first day of the period of four (4) full consecutive fiscal quarters then most recently ended (or, if later, the Second Closing Date) and ending on the last day of the fiscal quarter of the Company then most recently ended as of such date is a loss, one hundred percent (100%) of the positive amount of such loss; and

                (B) if Consolidated Net Income for the period referred to in (b)(ii)(A) above is not a loss, Zero Dollars ($0).

        Limitations on Indebtedness.

        The Company shall not, and shall not permit any of its Subsidiaries to, create, incur, assume, or Guarantee any Indebtedness except:

          (a) the Company and the Subsidiaries may create, incur, assume or Guarantee Indebtedness pursuant to a revolving credit or similar facility, and may from time to time obtain advances in respect of such facility, so long as the aggregate amount of Indebtedness outstanding thereunder at any time, after giving effect to such creation, incurrence, assumption or Guarantee, or such advance, shall not exceed Five Million Dollars ($5,000,000); and

          (b) any Subsidiary may incur unsecured Indebtedness to the Company or any Guarantor Subsidiary, and the Company may incur Subordinated Intercompany Indebtedness;

          (c) the Company and its Subsidiaries may incur, create, assume or Guarantee any other Indebtedness (including Indebtedness in excess of Five Million Dollars ($5,000,000) in respect of the revolving credit or similar facility referred to in clause (a) above) so long as immediately after, and after giving effect to, such creation, incurrence, assumption or Guarantee and the concurrent prepayment, redemption, retirement or acquisition of any Indebtedness of the Company being prepaid, redeemed, retired or acquired concurrently with the proceeds of such Indebtedness, the Pro Forma Interest Coverage Ratio calculated at such time exceeds the "Percentage" set forth in the following table below associated with the period in which such date falls:

                         Period            "Percentage"
                 the period beginning          250%
                 on the Second Closing
                 Date and ending on
                 (and including)
                 January 2, 1996

                 the period beginning          275%
                 on (and including)
                 January 3, 1996 and
                 ending on (and
                 including) January 7,
                 1997

                 the period beginning          300%
                 on (and including)
                 January 8, 1997 and
                 ending on (and
                 including) January 6,
                 1998

                 the period beginning          325%
                 on January 7, 1998


          Negative Pledge.

          The Company will not create or assume, or permit any of its Subsidiaries to create or assume, any Lien securing any Indebtedness on any asset or property, whether now owned or hereafter acquired by it, except:

          (a) Liens in favor of the Trustee, for the benefit of the Trustee and the Holders, including such Liens contemplated by the Collateral Documents;

          (b) Liens upon property securing Indebtedness which refinances, renews, replaces or extends Indebtedness secured by Liens on such Property in existence on the date of the Indenture, but not any increase in the principal amount of any thereof or the extension thereof to any other property of the Company or any of its Subsidiaries (except as otherwise permitted by the Indebtedness covenant and clause (e) of this covenant);

          (c) Liens securing the revolving credit or similar facility referred to in "Limitations on Indebtedness," so long as such Liens secure an amount not in excess of Five Million Dollars ($5,000,000) (except as otherwise permitted by certain provisions of the Indenture); with respect to such Liens, the Trustee, if requested by the Company to take either the action specified in clauses (i) or (ii) below (but not both) shall, if the lender under such facility is unwilling to make such facility available upon terms satisfactory to the Company unless the Trustee takes the action requested by the Company, either:

           (i) enter into an agreement for the benefit of such lender or lenders subordinating the Liens of the Collateral Documents (but not the rights of the Holders to receive payment generally) to the Lien of such lender securing the obligations owing such lender under such facility, but only insofar as such obligations do not exceed Five Million Dollars ($5,000,000); or

          (ii) release the Lien of the Collateral Documents upon particularly identified Collateral specified in such Company Order (but no other Collateral) including, without limitation, any particularly identified Collateral thereafter acquired, which specified Collateral has a fair market value of not greater than Eight Million Dollars ($8,000,000) at any time;

          (d) Purchase Money Mortgages by the Company or any of its Subsidiaries (including, without limitation, Capital Leases), so long as (i) such Purchase Money Mortgage secures only the obligation to pay the purchase price of such asset (or the obligations under such Capital Lease) or a Subsidiary being acquired, together with related fees and expenses, (ii) the initial amount secured by such Purchase Money Mortgage shall not be more than one hundred percent (100%) of the purchase price of such asset (or the obligation under such Capital Lease) or such Subsidiary being acquired, together with related fees and expenses, and (iii) the aggregate Indebtedness secured by all such Purchase Money Mortgages (other than Capital Leases) shall not exceed in the aggregate for the Company and its Subsidiaries twenty percent (20%) of the aggregate amount of assets reflected on a consolidated balance sheet of the Company and the Subsidiaries, as at the end of the fiscal quarter of the Company then most recently ended; which Purchase Money Mortgages may rank senior to the Lien, if any, of the Collateral Documents in respect of the property or assets so acquired; provided, however, that in the event that the Company or any Subsidiary shall apply any Entire Cash Proceeds in respect of any Transfer, or any Casualty Loss Payment in respect of any Casualty Loss, to the purchase of any property or assets in accordance with certain provisions of the Indenture, as the case may be, and the purchase price of such property or assets exceeds the amount of Entire Cash Proceeds or Casualty Loss Payment, the Company or such Subsidiary (subject to certain provisions of the Indenture) may finance the amount of such excess and may secure such financing with a Purchase Money Mortgage upon such property or assets, subject to the limitations set forth in this paragraph, as if the "purchase price," as such term is used above, were equal to the amount of such excess; and

          (e) subject to the Liens described in clause (a) above, other Liens securing Indebtedness, so long as, at the time such Lien is created or assumed, the Indebtedness secured thereby is permitted to be created and incurred pursuant to the provisions restricting Indebtedness.

          Limitations on Negative Pledges.

          The Company will not, and will not permit any of its Subsidiaries to enter into any agreement prohibiting the creation or assumption of any Lien upon the properties or assets of the Company or any of its Subsidiaries in favor of the Trustee (except under Capital Leases and Purchase Money Mortgage or Lien documents permitted hereunder but only to the extent such prohibition relates solely to the property or asset purchased or leased thereunder) or requiring an obligation to be secured if any Obligations are secured.

          Restricted Transfers of Assets.

          The Company shall not, nor shall it permit any Subsidiary to, Transfer all or any part of its assets (other than conveyances or transfers of the properties and assets of the Company substantially as an entirety in compliance with the provisions of the Indenture governing successors and other than Permitted Transfers) or agree to do any of the foregoing, unless the Company, no later than the date following the date of such Transfer, pays the Entire Cash Proceeds in respect of such Transfer to the Trustee, subject to release to the Company. All such Entire Cash Proceeds shall be held in trust for the equal and ratable benefit of the Holders, and the Company granted to the Trustee a Lien in all such Entire Cash Proceeds.

          In the event that, within one hundred eighty (180) days after the occurrence of any Transfer, the Company wishes to apply all or a portion of the Entire Cash Proceeds therefrom to purchase one or more assets constituting either fixed assets, real property, machinery or equipment, in each case, used or useful in the business of the Company or such Subsidiary, then, so long as no Default or Event of Default shall have occurred and be continuing, the Company may request the Trustee to pay to the Company or to its order all or any portion of the amount of such Entire Cash Proceeds actually applied to any such purchase; provided, however, that the Company and its Subsidiaries shall not be entitled to apply to any such purchase any Entire Cash Proceeds, or any portion thereof, which have become Net Cash Proceeds. As promptly as practicable following receipt by the Trustee of a Company order specifying the amount of the Entire Cash Proceeds to be paid by the Trustee, accompanied by an officers' certificate certifying that such amount is to be applied to purchase one or more assets constituting either fixed assets, real property, leasehold improvements, machinery or equipment, in each case, used or useful in the business of the Company or such Subsidiary, the Trustee shall pay the requested amount of such Entire Cash Proceeds to the Company or its order in payment for the purchase price of such purchase, so long as
     (i) at or prior to the time of such purchase, the Company or such Subsidiary grants to the Trustee a Lien in such acquired property and (ii) such acquired property shall be owned by the Company or such Subsidiary, as the case may be, free and clear of all Liens, other than Liens not securing Indebtedness and other than those permitted by certain provisions of the Indenture.

          Upon the transfer of property or assets permitted by these provisions, the lien of the Collateral Documents in respect of the property or assets so transferred shall be released, but the lien of the Collateral Documents shall continue in the proceeds of such transfer.

          Limitations on Transactions with Affiliates.

          The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any transaction (including, without limitation, the purchase, sale or exchange of property or the rendering of a service), whether or not in the ordinary course of business, with any Affiliate of the Company or such Subsidiary unless (a) such transaction is entered into upon terms and conditions no less favorable to the Company, or the affected Subsidiary, as those that would be obtained through an arm's-length negotiation with an unaffiliated third party, and (b) the terms of any such transaction shall be approved by a majority of the directors who are not parties to, and have no interest in, such transaction. The foregoing restrictions shall not apply to (i) any issuance of capital stock of the Parent, or options, stock appreciation rights or similar rights in respect thereof, or other awards or grants, in cash or otherwise, pursuant to, or the funding of, employee benefit plans approved by a majority of the disinterested directors of the board of directors of the General Partner (or, if the General Partner is a partnership, the general partner of the General Partner), (ii) loans or advances to employees in the ordinary course of business, (iii) transactions between and among the Company and the Guarantor Subsidiaries, (iv) transactions and the making of payments contemplated by the Reimbursement Agreement and (v) any agreements to do any of the foregoing acts described in clauses (i) through (iv).

          Future Property.

          The Company will, with respect to all property (other than real property and improvements thereon) acquired by the Company after the date hereof (and, if such acquisition were financed, if there were no prohibition in the documents governing such financing to encumbrances on such property), duly execute and deliver to the Trustee, not later than thirty (30) days after the acquisition thereof, such pledge agreements, security agreements or other like agreements with respect to such property creating in the Trustee's favor for the ratable benefit of the Holders a valid, perfected and enforceable first priority (except for Liens permitted by certain provisions of the Indenture) Lien on such property, such pledge agreements, security agreements or other like agreements to be, to the extent applicable, substantially in the forms of such agreements executed by the Company in favor of the Trustee on the date of the Old Indenture (except for changes authorized under the Indenture) reasonably acceptable to the Trustee, together with such other documents, certificates, opinions of counsel and the like as the Trustee shall reasonably request in connection therewith.

          The Company will, with respect to its real property and improvements thereon (other than any leasehold interests of the Company in real property and improvements thereon) acquired by the Company after the date hereof (and, if such acquisition were financed, if there was no prohibition in the documents governing such financing to encumbrances on such property), duly execute and deliver to the Trustee, not later than thirty (30) days after the acquisition thereof, Mortgages creating in the Trustee's favor for the ratable benefit of the Holders, upon recordation thereof, a valid, perfected and enforceable first priority (except for Liens permitted by certain provisions of the Indenture) Lien on all such real property and improvements thereon, such Mortgages to contain substantially the same terms as the Mortgages securing the Obligations on the date after the date of this Indenture and which shall be reasonably acceptable to the Trustee, and the enforceability, proper filing and proper recording of which shall be supported by an opinion of counsel acceptable to the Trustee. The Company shall use its best efforts to cause to be executed and delivered to the Trustee, prior to or concurrently with the delivery by the Company of the aforesaid Mortgages to the Trustee (or if such is not possible, as promptly as possible thereafter), any and all necessary estoppel certificates, non-disturbance agreements, waivers, consents of third parties thereto to the extent deemed necessary or appropriate by the Trustee, and the Company shall cause such Mortgages to be duly recorded in the appropriate recording office or offices and shall pay all fees and taxes payable in connection therewith.

          Maintenance of Liens.

          Except for the filing of continuation statements and the making of other filings by the Trustee as secured party or assignee, the Company shall at all times take all action necessary to maintain the Liens provided for under or pursuant to the Collateral Documents as valid and perfected first priority Liens on the property intended to be covered thereby (subject only to Liens expressly permitted hereunder) and supply all information to the Trustee necessary for such maintenance.

          Limitation on Dividends and Other Payment Restrictions
          Affecting Subsidiaries.

          The Company will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (a) pay dividends or make any other distribution on any of such Subsidiary's Capital Stock owned by the Company or any Subsidiary of the Company, (b) pay any Indebtedness owed to the Company or any other Subsidiary, (c) make loans or advances to the Company or any other Subsidiary, or (d) transfer any of its property or assets to the Company or any other Subsidiary; except, in each case, for (i) any restrictions created by the Credit Documents;
     (ii) any restrictions existing under any agreements in effect on the date of the Original Indenture; (iii) any renewals or extensions of the restrictions referred to in clause (i) or (ii);
     (iv) with respect to clause (d) above only, Capital Leases or Purchase Money Mortgage or Lien documents permitted hereunder (but only with respect to the property leased or purchased thereunder), and customary non-assignment provisions of any leases governing any leasehold interest or any supply, license or other similar agreement entered into in the ordinary course of business; and (v) any restrictions existing by reason of applicable law.

          Limitations on Merger, Consolidation and Sale of
          Substantially All Assets

          The Company shall not consolidate with or merge with or into, Transfer its properties and assets substantially as an entirety to or purchase or acquire the properties and assets substantially as an entirety of any of the Parent Restricted Subsidiaries. The Company shall not consolidate with or merge with or into any other Person, or Transfer its properties and assets substantially as an entirety to any Person, unless (a) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by Transfer the properties and assets of the Company substantially as an entirety (the "Surviving Person") shall be a corporation or partnership organized and existing under the laws of the United States of America or any State or the District of Columbia, and shall expressly assume the due and punctual payment of the principal of (and premium, if any) and interest on all the Notes, the performance of every covenant of the Indenture and the other Credit Documents on the part of the Company to be performed or observed, and all other Obligations of the Company pursuant to the Indenture, the Notes and the Credit Documents, (b) immediately after, and after giving effect to, such transaction, no Default or Event of Default shall have occurred and be continuing, (c) either (i) immediately after, and after giving effect to, such transaction, both (A) the Tangible Net Worth of the Company or the surviving person, as the case may be, and its Subsidiaries on a consolidated basis shall be equal to or greater than the Tangible Net Worth of the Company and its Subsidiaries on a consolidated basis immediately prior to the consummation of such transaction and (B) the Company or the Surviving Person, as the case may be, shall be entitled to incur at least One Dollar ($1.00) of additional Indebtedness pursuant to certain provisions of the Indenture or (ii) such transaction involves a merger of the Company with and into, or a Transfer of its properties and assets substantially as an entirety to, the Parent, so long as, but only so long as, the Parent shall not, at any time prior to or contemporaneously with such transaction, have consolidated with or merged with or into, Transferred its properties and assets substantially as an entirety to or purchased or acquired the properties and assets substantially as an entirety of, any of the Parent Restricted Subsidiaries, and
     (d) the Company or the Surviving Person, as the case may be, has executed and delivered to the Trustee certain certificates and opinions all necessary assignments, amendments to financing statements under the Uniform Commercial Code of any jurisdiction and other documents necessary to maintain the Trustee's right, title and interest in and to the Trust Estate.

          SEC Reports

          Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), the Company shall file with the Securities and Exchange Commission (the "Commission") and provide the Trustee and Holders with such annual reports and such information, documents and other reports specified in Section 13 and 15(d) of the Exchange Act.

     EVENTS OF DEFAULT AND REMEDIES

          The Indenture defines Event of Default as any one of the following events: (a) if default shall be made in the due and punctual payment of the principal, premium, if any, and interest of any of the Notes when due and payable and in the case of interest such default shall continue unremedied for a period of thirty (30) days; (b) if (A) a default shall be made in the performance or observance of any covenant, agreement or provision described above in "-- Certain Covenants" and such default shall continue unremedied for a period of thirty (30) days after any officer of the General Partner becomes aware of such default, (B) a default shall be made in the due and punctual payment of any amounts payable under the Indenture or under any other Credit Document when due and payable or a default shall be made in the performance or observance of any covenant, agreement or provision contained in the Indenture or the Notes or in any other Credit Document, and such default shall continue unremedied for a period of thirty (30) days after there has been given, in the manner contemplated by the Indenture by the Holders of twenty-five percent (25%) or more in aggregate principal amount of outstanding Notes, a written notice specifying such default or breach, requiring it to be remedied and stating that such notice is a "Notice of Default," (C) the Indenture or any other Credit Document shall terminate, be terminated or become void or unenforceable without the prior written consent of the Holders, or (D) any of the Liens created by the Collateral Documents shall cease to be enforceable or shall not have the priority purported to be created thereby with respect to Collateral having a fair market value in excess of two million five hundred thousand dollars ($2,500,000); (c) if a default shall occur (A) in the payment of any principal or interest (after giving effect to any applicable grace period) with respect to any Indebtedness of the Company or any of its Subsidiaries or any General Partner (other than the Notes) or (B) under any agreement pursuant to which any such indebtedness may have been issued, created, assumed, Guaranteed or secured by the Company or any of its Subsidiaries or any General Partner, and, as a result thereof, such Indebtedness shall be declared due and payable prior to the stated maturity thereof or shall not be paid in full at the stated maturity thereof, provided, however, that the aggregate amount of all Indebtedness as to which such a payment default or such other default causing acceleration shall occur exceeds (x) one million dollars ($1,000,000) in Indebtedness other than Non-Recourse Indebtedness or (y) two million five hundred thousand dollars ($2,500,000) in Indebtedness consisting of Non-Recourse Indebtedness; (d) if the Company or any of its Significant Subsidiaries or any General Partner (A) is dissolved, (B) files a petition to take advantage of any insolvency act, (C) makes an assignment for the benefit of its creditors of itself or of the whole or any substantial part of its property, (D) commences a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property or (E) files a petition or answer seeking reorganization or similar relief under applicable law or statute of the United States of America, any state thereof or any foreign country; (e) if a court of competent jurisdiction (A) shall enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of the Company or any of its Significant Subsidiaries or any General Partner or of the whole or any substantial part of their respective properties, or approve a petition filed against the Company or any of its Significant Subsidiaries or any General Partner seeking reorganization or similar relief under applicable law or statute of the United States of America, any state thereof or any foreign country, (B) under the provisions of any other law for the relief or aid of debtors, shall assume custody or control of the Company or any of its Significant Subsidiaries or any General Partner or of the whole or any substantial part of their respective properties, or (C) if there is commenced against the Company or any of its Significant Subsidiaries or any General Partner any proceeding for any of the foregoing relief and such proceeding remains undismissed for a period of sixty (60) days or the Company or any of its Significant Subsidiaries or any General Partner by any act indicates its consent to or approval of any such proceeding or petition; (f) if (A) one or more judgments exceeding the insurance coverage in respect thereof by more than two million five hundred thousand dollars ($2,500,000) in the aggregate are rendered against any of the Company or any of its Subsidiaries or any General Partner or (B) there are any attachments or executions against any of the properties of the Company or any of its Subsidiaries or any General Partner for amounts in excess of two million five hundred dollars ($2,500,000) in the aggregate and (C) such judgments, attachments or executions remain unpaid, unstayed or undismissed for any period of sixty (60) consecutive days; (g) if there shall occur the loss, theft, substantial damage to or destruction of any portion of the Collateral not fully covered by insurance (less deductibles in an amount permitted hereunder), which uncovered portion of the Collateral by itself has a fair market value in excess of two million five hundred thousand dollars ($2,500,000) or with other such losses, thefts, damage or destruction of uncovered portions of Collateral occurring while this Indenture is in effect have an aggregate fair market value in excess of two million five hundred thousand dollars ($2,500,000); or (h) the partnership agreement of the Company shall be amended in any manner so that the partnership agreement shall violate, conflict with or breach any provision of the Indenture, any of the Collateral Documents or any other document delivered thereunder or the partnership agreement shall prohibit or prevent the performance by the Company of any of its obligations or agreements made in the Indenture, any of the Collateral Documents or any other such documents.

          If an Event of Default specified in clause (d) or (e) above with respect to the Company occurs and is continuing, then the principal amount of the Notes, together with accrued interest on the principal amount of such Notes as well as all other Obligations, shall automatically become immediately due and payable, without any declaration or other act on the part of the Trustee or any Holder. If an Event of Default (other than an Event of Default specified in clause (d) or (e) above with respect to the Company) occurs and is continuing, then and in every such case the Holders of not less than a majority of the principal amount of the Notes outstanding may, and the Trustee upon the request of the Holders of not less than a majority of the principal amount of the Notes outstanding shall, by written notice to the Company (and to the Trustee if given by Holders) declare the principal of the Notes, together with accrued interest on the principal amount of such Notes as well as all other Obligations, to be immediately due and payable and the same shall become immediately due and payable without any further declaration or other act on the part of the Trustee or any Holder. Under certain circumstances, the Holders of the Requisite Amount of the Notes outstanding may rescind any such acceleration with respect to the Notes and its consequences.

          The Holders of the Requisite Amount of the Notes Outstanding may on behalf of the Holders of all the Notes waive any past Default hereunder or under any other Credit Document and its consequences, except a Default in the payment of the principal of (or premium, if any) or interest on any Security or in respect of a covenant or provision in the Indenture or under any other Credit Document which under the provisions of the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Security affected. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

          The Holders of the Requisite Amount of the Notes outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, whether before or after the occurrence of an Event of Default, provided that such direction shall not be in conflict with any rule of law or with the Indenture and the Trustee may, but shall not be required to, take any other action deemed proper by the Trustee which is not inconsistent with such direction.

          In addition to exercise of all other rights and remedies permitted to be exercised by the Trustee hereunder, in the event that either (a) the Stated Maturity of the Notes is accelerated in accordance with the provisions of the Indenture or (b) under certain circumstances, an Event of Default has occurred and is continuing, and the Trustee is directed to do so in writing by the Holders of the Requisite Amount of Notes, then the Trustee shall proceed, subject to certain provisions of the Indenture, to enforce the rights of the Trustee and the Holders of Notes pursuant to the provisions of the Collateral Documents. In no event may a Holder exercise any right or remedy with respect to any Collateral under any Collateral Document, such right of exercise being vested solely in the Trustee as herein provided and as provided in the Collateral Documents.

          No Holder of any Notes shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless (a) such Holder has previously given written notice to the Trustee of a continuing Event of Default,
     (b) the Holders of not less than twenty-five percent (25%) in principal amount of the Outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder, (c) such Holder or Holders have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request, (d) the Trustee for sixty (60) days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding, and (e) no direction inconsistent with such written request has been given to the Trustee during such sixty (60) day period by the Holders of the Requisite Amount of the Notes outstanding; it being understood and intended that no one or more Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of the Indenture to affect, disturb or prejudice the rights of any other Holders, or to obtain priority or preference over any other Holders or to enforce any right under the Indenture, except in the manner herein provided and for the equal and ratable benefit of all the Holders.

          The Company will be required to furnish annually to the Trustee a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.

     AMENDMENTS AND WAIVERS

          Without prior notice to or the Consent of the Holders of Notes outstanding, the Company (and additionally for any Credit Document as to which the Company is not the sole obligor, such other obligor(s); or for any Credit Document as to which the Company is not the obligor, the obligor of such document) and the Trustee may enter into an indenture or indentures supplemental to the Indenture or amendments or waivers to other Credit Documents constituting Collateral Documents or Guarantees, but solely for one or more of the following purposes (a) to evidence the succession of a successor to the Company or such obligor, and the assumption by such successor of the covenants of the Company or such obligor under the Indenture, in the Notes and in the other Credit Documents to which the Company or such obligor is a party contained, (b) to add to the covenants of the Company or such other obligor, for the benefit of the Holders, or to surrender any right or power herein or therein conferred upon the Company or such other obligor, (c) to cure any ambiguity, to correct or supplement any provision of the Indenture which may be inconsistent with any other provision of the Indenture or in such Credit Documents or to make any other provisions with respect to matters arising thereunder which shall not be inconsistent with the provisions of the Indenture; provided, however, such action shall not adversely affect the interests of the Holders, and (d) to modify, eliminate or add to the provisions of the Indenture to the extent necessary to effect the qualification of the Indenture under, or the compliance by the Indenture with the provisions of, the Trust Indenture Act.

          With the Consent of the Holders, the Company (and additionally for any Credit Document as to which the Company is not the sole obligor, such other obligor(s); or for any Credit Document as to which the Company is not the obligor, the obligor of such document) and the Trustee may enter into an indenture or indentures supplemental to the Indenture or amendments or waivers to other Credit Documents constituting Collateral Documents or Guarantees for the purpose of adding, amending or waiving compliance with any provisions of the Indenture or any such other Credit Document or of modifying in any manner the rights of the Holders under the Indenture or under any such other Credit Document; provided, however, that no such supplemental indenture, amendment or waiver shall, without the consent of the Holder of each outstanding Note affected thereby (a) change the Stated Maturity of or any Redemption Date with respect to the principal of, or of any installment of interest on or any premium payable upon the redemption of, any Note, or reduce the principal amount thereof or the rate of interest thereon payable upon the redemption or other payment thereof, or change the coin or currency in which, any Note or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after any Redemption Date), (b) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, amendment or waiver, (c) modify certain remedial provisions of the Indenture, except to increase any such percentage or to provide that certain or other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each Note affected thereby, (d) waive a Default or Event of Default in the payment of principal of or interest on, or redemption payment with respect to, any Security, or (e) modify any of the provisions of the Indenture relating to the pro rata redemption of Notes.

          It shall not be necessary for the Holders to approve the particular form of any proposed supplemental indenture, amendment or waiver, but it shall be sufficient if they shall approve the substance thereof.

          After a supplemental indenture, amendment or waiver under the Indenture with respect to a Credit Document is effective, the Company shall mail to each Holder a copy of such supplemental indenture, amendment or waiver. Any failure of the Company to so mail such copy shall not, however, in any way impair or affect the validity of any such supplemental indenture, amendment or waiver.

     TRANSFER

          The Notes will be issued in registered form in denominations of one thousand dollars ($1,000) and any integral multiple thereof, except as necessary to reflect principal amounts not evenly divisible by one thousand dollars ($1,000), and will be transferable only upon surrender of the Notes being transferred for registration of transfer. The Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers and exchanges.

     DEFEASANCE

          The Indenture shall cease to be of further effect (except as to any surviving rights of transfer or exchange of Notes expressly provided for), and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture and release of the Liens of the Collateral Documents securing the Obligations, when (a) either (i) all Notes theretofore authenticated and delivered (other than Notes which have been destroyed, lost or stolen and which have been replaced) have been delivered to the Trustee cancelled or for cancellation or (ii) all such Notes not theretofore delivered to the Trustee cancelled or for cancellation (A) have become due and payable in full, or
     (B) will become due and payable at their Stated Maturity within six (6) months or (C) are to be called for redemption within six
     (6) months under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company; and the Company, in the case of (A),
     (B) or (C) above, has deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount in cash sufficient (without giving effect to any income or gain in respect of the investment of such amount) to pay and discharge the entire indebtedness on such Securities not theretofore delivered to the Trustee cancelled or for cancellation, for principal (and premium, if any) and interest to the date of such deposit (in the case of Notes which have become due and payable), or to the Stated Maturity or Redemption Date, as the case may be
     (b) the Company has paid or caused to be paid all other sums payable hereunder by the Company and (c) the Company has delivered to the Trustee certain officers' certificates and opinions of counsel. Notwithstanding the satisfaction and discharge of the Indenture, the obligations of the Company pursuant to certain Sections of the Indenture shall survive.

     INFORMATION CONCERNING THE TRUSTEE

          The Trustee and its subsidiaries may from time to time in the future provide the Company and its Subsidiaries with banking and financial services in the ordinary course of their business.

     DEFINITIONS

          Affiliate -- means, with respect to any Person, any other Person (the "Subject Affiliate") that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes:

          (a) any Subject Affiliate which beneficially owns or holds ten percent (10%) or more of any class of voting securities of such Person or ten percent (10%) or more of the equity interest in such Person;

          (b) any Subject Affiliate ten percent (10%) or more of any class of voting securities (or, in the case of any Person which is not a corporation, ten percent (10%) or more of the equity interest) in which is held by such Person; and

          (c) any director or executive officer of such Person or an Affiliate of such Person;

     provided, however, that in no event shall any Person who was a holder of Original Securities on the day prior to the date of the Indenture be deemed, at any time or for any purpose under the Indenture, to be an Affiliate of the Company, the Parent, and General Partner or any of their respective Subsidiaries; and provided, further, that the Parent, the General Partner and their respective Subsidiaries shall be deemed to be Affiliates of the Company whether or not they would otherwise be included by virtue of the foregoing provisions of this definition.

          The term "control" (including, with correlative meanings, the terms "controlled by" and "under common control") means the possession, directly or indirectly, of the power either to direct or cause the direction of the management or policies of a Person, or to vote a majority of the securities having ordinary voting power for the election of directors of such Person, in either case whether through the ownership of voting securities, by contract, by proxy or otherwise. The term "Affiliate," when used with respect to any particular Person, means an Affiliate of the Company.

          Capital Expenditures -- means, with respect to any Person, any item which, pursuant to GAAP, would be classified on the financial statements of such Person as a "capital expenditure."

          Capital Lease -- means, as to any Person, any lease of property, real or personal, the obligations under which are, or should be in conformity with GAAP, capitalized on a consolidated balance sheet of such Person.

          Casualty Loss -- means and includes each separate loss, damage or injury to any tangible property subject to the Lien of the Trustee or any condemnation or eminent domain proceedings in respect of any such property.

          Casualty Loss Payment -- means and includes any payment of proceeds of any insurance required to be maintained on account of each separate loss, damage or injury to any tangible property subject to the Lien of the Trustee or any payment of proceeds of any condemnation or eminent domain proceedings in respect of any such property.

          Collateral -- means all property and interests therein (real and personal, tangible and intangible) in which a Lien is now or hereafter held by the Trustee or granted by the Company or any other Person to the Trustee for the ratable benefit of the Holders as security for the payment and performance of any or all of the Obligations.

          Collateral Documents -- means and includes each document, agreement, assignment, mortgage or deed of trust executed or delivered with the Old Indenture, the Indenture or from time to time granting a Lien in any property in favor of the Trustee for the ratable benefit of the Holders to secure the payment and performance of any or all of the Obligations.

          Collected Amount -- Redemption Amounts less than $1,000,000 plus certain excess amounts of past Redemption Amounts.

          Consent of the Holders -- means the requisite principal amount of the Securities Outstanding with respect to any consent of the Holders pursuant to the Indenture which, except as otherwise specifically stated in any provision of the Indenture, shall be more than fifty percent (50%) of the principal amount of the Securities Outstanding.

          Consolidated Cash Flow -- means, for any period, the sum of:

          (a) Consolidated Net Income for such period; provided, however, that for purposes of calculating Consolidated Cash Flow only:

           (i) extraordinary non-cash charges (to the extent deducted in calculating Consolidated Net Income) shall be added back to Consolidated Net Income; and

          (ii) extraordinary non-cash revenue (to the extent included in calculating Consolidated Net Income) shall be deducted from Consolidated Net Income;

        plus

          (b) the sum of (but in each case, only to the extent not included in Consolidated Net Income for such period) the following, without duplication:

           (i)  Consolidated Interest Expense; plus

          (ii)  Consolidated Income Tax Expense; plus

         (iii)  Consolidated Depreciation and Amortization Expense.


          Consolidated Depreciation and Amortization Expense -- means, for any period, the consolidated depreciation and amortization expense of the Company and its Subsidiaries for such period, calculated on a consolidated basis in accordance with GAAP.

          Consolidated Income Tax Expense -- means, for any period, the aggregate of all current and deferred taxes based upon income and franchise tax expense of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

          Consolidated Interest Expense -- means, for any period, the interest expense of the Company and its Subsidiaries (including amortization of original issue discount on any Indebtedness, the interest portion of any deferred payment obligation, the net costs associated with interest rate swap obligations or agreements and the interest component of rentals in respect of Capital Leases) for such period calculated on a consolidated basis, such consolidation to be performed in accordance with GAAP.

          Consolidated Net Income -- means, for any period, the aggregate of the Net Income of the Company and its Subsidiaries, determined on a consolidated basis.

          Consolidated Revenues -- means, for any period, the aggregate revenue for such period of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

          Credit Documents -- means, collectively, the Indenture, the Securities, the Collateral Documents, the Specialty Guaranty, any other Guarantees of any or all of the Obligations and any and all other documents, instruments and agreements now or hereafter executed and/or delivered in connection therewith.

          Default -- means an event, act or condition that, with notice or lapse of time, or both, would become an Event of Default.

          Defaulted Interest -- any interest which is payable, but is not punctually paid or duly provided for on any Interest Payment Date.

          Entire Cash Proceeds -- means, with respect to any Transfer of assets, the difference of:

          (a) the cash proceeds (whenever received) actually received by the Company or any Subsidiary of the Company from such Transfer; minus

          (b)  the sum of:

           (i) commissions and other fees and expenses (including fees and expenses of counsel, accountants and investment bankers) related to such Transfer; plus

          (ii) provisions for all taxes paid or payable as a result thereof and in connection therewith and payments made to retire Indebtedness (other than the Securities or the Original Securities) secured by or otherwise relating directly to such assets being sold or otherwise disposed of where payment of such Indebtedness is required in connection therewith.

          Event of Default -- has the meaning described in "Description of Notes -- Events of Default."

          GAAP -- means generally accepted accounting principles in effect from time to time in the United States applied on a consistent basis.

          General Partner -- means the Parent or any other general partner of the Company.

          Governmental Authority -- means any federal, state, local, foreign or other governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission or other similar dispute resolving panel or body.

          Guarantee -- means, with respect to any Person, any guarantee or other contingent liability (other than any endorsement for collection or deposit in the ordinary course of business), direct or indirect, of such Person with respect to any obligation of another Person, through an agreement or otherwise, including, without limitation:

          (a) any other endorsement or discount with recourse or undertaking substantially equivalent to or having economic effect similar to a guarantee in respect of any such obligation; and

          (b)  any agreement:

           (i) to purchase, or to advance or supply funds for the payment or purchase of, any such obligation;

          (ii) to purchase, sell or lease property, products, materials, supplies, transportation or services, to enable such other Person to pay any such obligation or to assure the owner thereof against loss regardless of the delivery or nondelivery of the property, products, materials, supplies, transportation or services; or

         (iii) to make any Investment in, or to otherwise provide funds to or for, such other Person to enable such Person to satisfy any obligation (including any liability for a dividend, stock liquidation payment or expense) or to assure a minimum equity, working capital or other balance sheet condition in respect of any such obligation.

     The amount of any Guarantee shall be equal to the outstanding amount of the obligation directly or indirectly guaranteed. The term "Guarantee" used as a verb has a corresponding meaning.

          Guarantor Subsidiary -- means Specialty.

          Holder -- means a Person in whose name a Security is registered in the Security register.

          Indebtedness -- of a Person means, without duplication:

          (a) all indebtedness of such Person for borrowed money or evidenced by bonds, notes, debentures or similar instruments;

          (b) all obligations of such Person under leases which have been or, in accordance with GAAP, should be, recorded as Capital Leases;

          (c) all indebtedness of such Person arising under acceptance facilities;

          (d) the face amount of all letters of credit (other than letters of credit securing solely the payment of insurance premiums) issued for the account of such Person and, without duplication, all drafts drawn thereunder;

          (e) all liabilities secured by any Lien on any property owned by such Person, to the extent attributable to such Person's interest in such property, even though such Person has not assumed or become liable for the payment thereof;

          (f) all obligations of such Person under any interest rate swap, interest rate future, interest rate cap, interest rate option or other form of interest rate hedging agreement or arrangement designed to protect against fluctuations in interest rates; and

          (g) any Guarantee of such Person with respect to Indebtedness of another Person.

          Investment -- means any investment in any Person, whether by means of asset or share or equity purchase, capital contribution, loan, advance, time deposit, purchase of notes, bonds or other evidences of Indebtedness or otherwise, other than:

          (a) the purchase by such Person of assets either constituting Capital Expenditures or made in the ordinary course of such Person's business;

          (b) the exchange of the Original Securities pursuant to the provisions of, and the consummation of the transactions contemplated by, the Exchange Agreement; and

          (c)  repurchases of the Securities.

          Junior Indebtedness -- means any Indebtedness of the Company which is subordinated to the Securities in right of payment.

          Lien -- means any mortgage, deed of trust, pledge, hypothecation, assignment for security, deposit arrangement, encumbrance, lien (statutory or other), security interest, easement, defect in or exception to title or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any Capital Lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement (other than notice filings not perfecting a security interest) under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing.

          Mortgages -- means each and every mortgage, deed of trust, collateral assignment of leases, collateral assignment of rents or similar instrument granting the Trustee an interest in or Lien upon any real property and securing the Obligations, in each case, as amended through and including the date hereof and as hereafter amended.

          Net Cash Proceeds -- means:

          (a) in respect of a Specified Asset Sale described in clause (a) of the definition of "Specified Asset Sale", the Entire Cash Proceeds with respect to such Specified Asset
        Sale; and

          (b) in respect of a Specified Asset Sale described in clause (b) of the definition of "Specified Asset Sale", an amount equal to the difference of:

           (i)  the Entire Cash Proceeds in respect of such Transfer;
          minus

          (ii) the amount of such Entire Cash Proceeds in respect of such Transfer actually applied to purchase assets used or useful in the business of the Company or its Subsidiaries;

     together, in either case, with any amounts previously retained by the Trustee required to be added thereto.

          Net Income -- means, for any Person and for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP; provided, however, that:

          (a) no gains and no losses realized by such Person and its Subsidiaries upon the sale or other disposition (including, without limitation, pursuant to Sale-Leaseback Transactions, sales or disposals of business segments, or sales or abandonment of properties, plants and equipment of such Person and its Subsidiaries) of property or assets which are not sold or otherwise disposed of in the ordinary course of business, or pursuant to the sale of any Capital Stock of or other equity or ownership interest in such Person or any Subsidiary, shall be considered in calculating Net Income;

          (b) no writedowns, writeoffs or writeups by such Person and its Subsidiaries of receivables, inventories, fixed assets, real property, real estate leasehold interests or intangible assets (not including amortization of intangible assets in accordance with GAAP) shall be considered in calculating Net Income;

          (c) net income or net loss of any Person combined with such Person on a "pooling of interests" basis attributable to any period prior to the date of such combination shall not be considered in calculating Net Income; and

          (d) net income or net loss of any Person which is not consolidated with such Person shall not be considered in calculating Net Income except to the extent of the amount of dividends or distributions paid to such Person or any of its Subsidiaries.

          Non-Recourse Indebtedness -- owing by any Person means Indebtedness for money borrowed or evidenced by a Lien, wherein liability is limited solely to the security therefor without any liability on the part of such Person for any deficiency, or with respect to which the holder of such Indebtedness has irrevocably made the election under Section 1111(b)(1)(A)(i) of Title 11 of the United States Code, as amended.

          Obligations -- means any and all obligations and liabilities of the Company, now or hereafter incurred, under or with respect to the Securities, the Indenture, the Collateral Documents or any other Credit Document, whether or not such obligations and liabilities are reduced to judgment, liquidated, unliquidated, evidenced by any note or other instrument, direct or indirect, absolute or contingent, due or to become due, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not any such obligations and liabilities are discharged, stayed or otherwise affected by any dissolution, insolvency or similar proceeding such obligations and liabilities to include without limitation:

          (a) the payment of the principal and interest (and premium, if any) on all of the Securities now and hereafter issued and delivered and outstanding;

          (b) the payment of all other sums owing hereunder and under each of the other Credit Documents to any Holder or to the Trustee;

          (c) all costs and expenses (including attorneys' fees) incurred or payable in connection with any Credit Document; and

          (d) the performance of the respective covenants of the Company herein and in each of the other Credit Documents contained.

          Omnibus Amendment -- means that certain Omnibus Amendment Agreement, dated as of the date hereof, among the Company, Specialty and the Trustee.

          Original Holders -- means the holders of the Original
     Securities on the day preceding the date of the Indenture.

          Parent Restricted Subsidiaries -- means and includes
     Cavalcade Holdings, Inc.; Cavalcade Foods, Inc.; Cavalcade
     Development, L.P.; Furr's/Bishop's Cafeterias, L.P.; any of their respective subsidiaries; or any of their respective successors and assigns.

          Paying Agent -- means the Person or Persons authorized by the Company to pay the principal of (and premium, if any) or interest on any Securities on behalf of the Company. The Company initially appoints the Trustee to act as Paying Agent. For purposes of redemption of the Notes, neither the Company nor any Affiliate may act as Paying Agent.

          Permitted Transfers -- means and includes:

          (a)  sales of inventory in the ordinary course of business;

          (b) Transfers of obsolete or worn-out machinery and equipment, and subleases of leased property, no longer used or useful in the conduct of the business of the Company and its Subsidiaries;

          (c) Transfers of assets from any Subsidiary of the Company to the Company; and Transfers from the Company to any Guarantor Subsidiary;

          (d) with respect to cafeteria or other restaurant properties acquired after the date hereof and in accordance with the terms hereof, Transfers of land adjacent to or in the immediate proximity of any such cafeteria or restaurant not necessary for the operation of such cafeteria's or restaurant's business;

          (e) so long as no Default or Event of Default shall have occurred and be continuing, with respect to any land, buildings or equipment acquired after the date hereof and in accordance with the terms hereof, Sale-Leaseback Transactions of any such assets; and

          (f) so long as no Default or Event of Default shall have occurred and be continuing, Transfers of any assets or property of the Company, so long as the aggregate fair market value for all such assets or property so sold or disposed of in any one calendar year does not exceed Five Million Dollars ($5,000,000).

          Person -- means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Authority or any agency or political subdivision thereof.

          Priority Indebtedness -- means and includes, without duplication:

          (a) Indebtedness secured by any Lien (including, without limitation, any Purchase Money Mortgage) on any property owned by the Company or any of its Subsidiaries, to the extent attributable to such Person's interest in such property, whether or not such Person has not assumed or become liable for the payment thereof;

          (b) all Indebtedness of, and all preferred stock (valued at the liquidation preference thereof), of Subsidiaries of the Company (other than Guarantor Subsidiaries), except:

           (i) such Indebtedness owing to, or such preferred stock beneficially owned by, the Company; and

          (ii) in the case of any such Indebtedness owing to, or preferred stock beneficially owned by, a Subsidiary of the Company, for the amount thereof owing (directly or indirectly through Subsidiaries of the Company) to the Company; and

          (c) with respect to any Sale-Leaseback Transaction, the net amount of all rent required to be paid in respect of the lease of the property subject thereto by the Company or any of its Subsidiaries during the remaining primary term thereof, discounted from the respective due dates thereof to such date at the rate per annum implicit in such lease.

          Pro Forma - means, for any period, with respect to any calculation of Consolidated Cash Flow or Consolidated Interest Expense, in connection with the incurrence of any Indebtedness during such period, the amount of Consolidated Cash Flow or Consolidated Interest Expense, as the case may be, which would have resulted during and for such period, assuming that:

          (a) any assets acquired with the proceeds of the Indebtedness being incurred had been acquired, and such Indebtedness had been incurred, created, assumed or Guaranteed, on the first day of such period;

          (b) any other Indebtedness repaid with the proceeds of such Indebtedness had been repaid on the first day of such period;

          (c)  the rate of interest in effect for floating rate
        Indebtedness shall at all times be the rate of interest in effect on the date of determination;

          (d)  the entire principal amount of such newly incurred
        Indebtedness shall be outstanding for each day during such period; and

          (e) if the Second Closing Date occurred during such period, the Second Closing Date had occurred, and the transactions contemplated to occur on the Second Closing Date pursuant to the provisions of the Exchange Agreement had occurred, on the first day of such period.

          Pro Forma Interest Coverage Ratio -- means, at any time of calculation, the ratio, expressed as a percentage, of:

          (a)  Pro Forma Consolidated Cash Flow for the period of four
        (4) full consecutive fiscal quarters of the Company most recently ended at such time; to

          (b) Pro Forma Consolidated Interest Expense for such period.

          Purchase Money Mortgage -- means:

          (a) a Lien held by any Person (whether or not the seller of such assets) on tangible property (other than assets acquired to replace, repair, upgrade or alter tangible property owned by the Company or any of its Subsidiaries on the date hereof) acquired or constructed by the Company or any of its Subsidiaries after the date hereof, which Lien secures all or a portion of the related purchase price or construction costs of such property; provided, however, that such Lien is created not later than one hundred eighty (180) days after acquisition or completion of construction of such property;

          (b) any Lien existing on any fixed assets at the time such fixed assets are acquired by the Company or any of its Subsidiaries; and

          (c) any Lien existing on any fixed assets of any Person at the time it becomes a direct or indirect Subsidiary of the Company;

     provided, however, that no such Lien extends to any other asset or property of the Company or any of its Subsidiaries.

          Redemption Amount -- the aggregate Net Cash Proceeds and Specified Casualty Loss Payments prompting an offer of redemption.

          Redemption Date -- when used with respect to any Securities to be redeemed means the date fixed for such redemption by or pursuant to the Indenture.

          Redemption Price -- when used with respect to any Security to be redeemed means the price at which it is to be redeemed pursuant to the Indenture (including, without limitation, any accrued and unpaid interest thereon payable with respect to such redemption).

          Regular Record Date -- for the interest payable on any Interest Payment Date (other than the first Interest Payment Date and other than on December 31, 2001) means the March 15 or September 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date or, in the case of the first Interest Payment Date, the Second Closing Date.

          Reimbursement Agreement -- means the Reimbursement
     Agreement, dated as of the date hereof, among the Company, the Parent and Furr's/Bishop's Cafeterias, L.P., a Delaware limited partnership.

          Requisite Amount -- means the requisite principal amount of the Securities Outstanding with respect to any request, demand or other action of the Holders pursuant to the Indenture which, except as otherwise specifically stated in any provision of the Indenture, shall be more than fifty percent (50%) of the principal amount of the Notes outstanding.

          Restricted Investment -- means any Investment made by the Company or any Subsidiary of the Company except:

          (a) Investments in stock or partnership interests of any Subsidiaries of the Company existing on the date hereof, but not any increase in the amount thereof;

          (b) Temporary Cash Investments, which shall be pledged to the Trustee for the ratable benefit of the Holders as collateral security for the payment of the Obligations pursuant to a pledge agreement in form and substance stated in an opinion of counsel to be effective to accomplish the valid pledge thereof to the Trustee; provided, however, that to the extent that such pledge agreement and such opinion of counsel covers specified after-acquired Temporary Cash Investments, no new pledge agreement or opinion of counsel shall be necessary upon the subsequent acquisition of such after-acquired Temporary Cash Investments if the Lien thereupon is perfected in the manner contemplated in such opinion of counsel and the Company so states in an officers' certificate delivered to the Trustee;

          (c) Investments in Guarantor Subsidiaries or Persons which, contemporaneously with the making of such Investment become Guarantor Subsidiaries;

          (d) for the formation of other Subsidiaries of the Company created and utilized solely to satisfy state and local alcoholic beverage licensing requirements for the Company's businesses and any of its current or future retail liquor sales establishments; and

          (e)  Investments in Subsidiaries of the Company:

           (i) in which the Company has contributed less than One Million Dollars ($1,000,000) (whether in cash, property, assets or otherwise) in the aggregate, which contributions (to the extent subject to a Lien in favor of the Trustee) shall remain subject to the Lien of the Trustee after giving effect to such contribution (and such Subsidiaries shall acknowledge same); and

          (ii) so long as the Company has no Indebtedness and no other obligations owing to such Subsidiaries or to any third party with respect to such Subsidiary.

          Restricted Payment -- means, with respect to any Person:

          (a) any dividend or other distribution in respect of such Person's capital stock, or incurrence of a liability for such dividend or distribution, in cash, properties or other assets, on any shares of such Person's capital stock, but excluding any dividend or distribution consisting solely of capital stock of such Person;

          (b) any payment (including, without limitation, the setting aside of assets or the deposit of funds therefor) on account of the purchase, redemption, retirement or acquisition of:

           (i) any capital stock of such Person, the Company or any of its Subsidiaries; or

          (ii) any option, warrant or other right to acquire any security or interest described in the immediately preceding clause (i); and

          (c) any optional payment or prepayment of principal or premium on account of Junior Indebtedness (other than Non-Recourse Indebtedness paid solely out of the property or assets securing such Non-Recourse Indebtedness) or any optional purchase, defeasance, redemption, retirement or acquisition of any principal on any such Junior Indebtedness (including, without limitation, the setting aside of assets or the deposit of funds therefor);

     provided, however, that:

                (A) no such dividend, distribution or payment made by any Subsidiary to the Company or any Guarantor
              Subsidiary shall be deemed to be a Restricted Payment;

                (B) no such dividend, distribution or payment made by any Subsidiary to another Subsidiary shall be deemed to be a Restricted Payment to the extent of the Company's direct or indirect equity interest in such Subsidiary;

                (C) the exchange, conversion or exercise of any option on the part of holders of the limited partnership interests of the Company to exchange, convert, exercise or otherwise transfer such interests to the Parent or any Affiliate of the Parent, solely in exchange for Capital Stock of the Parent or such Affiliate, shall not constitute a Restricted Payment; and

                (D) payments made by the Company and the Subsidiaries pursuant to the Reimbursement Agreement shall not constitute Restricted Payments; and

                (E) payments made by the Company to any Person which is or was a partner of the Company solely to reimburse such Person for income taxes payable and paid by such partner in respect of the income of the Company for any period, shall not constitute a Restricted Payment.

          Sale-Leaseback Transaction -- means any arrangements, directly or indirectly, with any Person, whereby the Company or any of its Subsidiaries shall sell or transfer any property, whether now owned or hereafter acquired, used or useful in its business, in connection with the rental or lease of the property so sold or transferred or of other property which the Company or such Subsidiary intends to use for substantially the same purpose or purposes as the property so sold or transferred.

          Second Closing Date -- January 2, 1996.

          Significant Subsidiary -- means a Subsidiary, including its Subsidiaries, which meets any of the following conditions:

          (a) the Company's and its other Subsidiaries' investments in and advances to the Subsidiary exceed ten percent (10%) of the total assets of the Company and its Subsidiaries consolidated as of the end of the most recently completed fiscal year of the Company; or

          (b) the total assets (after intercompany eliminations) of the Subsidiary exceed ten percent (10%) of the total assets of the Company and its Subsidiaries consolidated as of the end of the most recently completed fiscal year of the Company; or

          (c) the Company's and its other Subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Subsidiary exceeds ten percent (10%) of such income of the Company and its Subsidiaries consolidated for the most recently completed fiscal year of the Company.

          Specialty Guaranty -- means that certain Unlimited Guaranty of Specialty, dated March 27, 1992, for the benefit of the Trustee, as amended by the Omnibus Amendment and as thereafter amended from time to time.

          Specified Asset Sales -- means:

          (a) the receipt by the Company or any of its Subsidiaries of any Entire Cash Proceeds in respect of any Transfer (other than Permitted Transfers), if any Default or Event of Default is continuing at the time of receipt of such proceeds; and

          (b) the failure of the Company to apply the entire amount of Entire Cash Proceeds from any such Transfer to purchase assets used or useful in the business of the Company or its Subsidiaries within one hundred eighty (180) days of the date of receipt thereof.

          Specified Casualty Loss Event -- means:

          (a) the receipt by the Company or any of its Subsidiaries of any Casualty Loss Payment in respect of any Casualty Loss, if any Default or Event of Default is continuing at the time of receipt of such Casualty Loss Payment; and

          (b) the failure of the Company to apply the entire amount of any Casualty Loss Payment to either repair or replace the property that gave rise to such Casualty Loss within one hundred eighty (180) days of the date of receipt thereof.

          Specified Casualty Loss Payment -- means:

          (a) in respect of a Specified Casualty Loss Event described in clause (a) of the definition of "Specified Casualty Loss Event", the entire Casualty Loss Payment with respect to such Specified Casualty Loss Event; and

          (b) in respect of a Specified Casualty Loss Event described in clause (b) of the definition of "Specified Casualty Loss Event", an amount equal to the difference of:

           (i) the entire Casualty Loss Payment in respect of such Casualty Loss; minus

          (ii) the amount of such Casualty Loss Payment in respect of such Casualty Loss actually applied to either repair or replace the property that gave rise to such Casualty Loss;

     together, in either case, with any excess amounts previously retained by the Trustee and required to be added thereto.

          Stated Maturity -- when used with respect to any Security or any installment of interest thereon means the date specified in such Security as the fixed date on which the principal of such Security (disregarding any mandatory redemption payments required by the terms of the Indenture) or such installment of interest is due and payable.

          Subordinated Intercompany Indebtedness -- means unsecured Indebtedness of the Company or any Guarantor Subsidiary, owing solely to one or more Guarantor Subsidiaries, which is subordinated to the Securities in right of payment and the terms of which do not permit the Company to make any payment in respect thereof at any time:

          (a) during which an Event of Default shall have occurred or shall be continuing; or

          (b) following acceleration of the maturity of the Securities or the exercise of any other remedy in respect thereof, pursuant to any Collateral Document or otherwise, until after the final and indefeasible payment in full of all the Securities.

          Subsidiary -- means, with respect to any Person, any corporation or other Person with respect to which more than fifty percent (50%) of the Capital Stock or other equity or ownership interests having ordinary voting power (other than stock or other equity or ownership interests having such power only by reason of the happening of a contingency) is at the time owned by such Person or by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

          Tangible Net Worth -- means, with respect to any Person or group of consolidated Persons, at any time, the difference of:

          (a) the stockholders' equity (or, in the case of a partnership, the partners' equity) of such Person or group determined on a consolidated basis in accordance with GAAP at such time; minus

          (b)  the sum of:

           (i) the aggregate amount of deferred assets, other than prepaid insurance and prepaid taxes;

          (ii) patents, copyrights, trademarks, trade names, franchises, goodwill and other similar intangible assets; and

         (iii)  unamortized debt discount and expense;

        of such Person or group of consolidated Persons at such time.

          Temporary Cash Investments -- means and includes Investments in:

          (a) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one
        (1) year from the date of acquisition;

          (b) certificates of deposit and Eurodollar time deposits with maturities of not more than six (6) months from the date of acquisition, bankers' acceptances with maturities not exceeding six (6) months and overnight bank deposits, in each case, with:

           (i)  Amarillo National Bank;

          (ii) any domestic commercial bank having capital and surplus in excess of One Hundred Million Dollars ($100,000,000) and a long-term unsecured debt rating from both Moody's Investors Services, Inc. and Standard & Poor's Ratings Group (a division of McGraw Hill, Inc.) of at least "A";

          (c) repurchase obligations with respect to securities of the types described in clauses (a) and (b), entered into with any financial institution meeting the qualifications specified in clause (b) above and having a term not in excess of fourteen (14) days;

          (d) commercial paper rated at least A-2 or the equivalent thereof by Standard & Poor's Ratings Group (a division of McGraw Hill, Inc.) or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc. and in either case maturing within six (6) months after the date of acquisition;

          (e) certificates of deposit with maturities of not greater than six (6) months from the date of acquisition with any domestic commercial bank at which the Company has an operating account aggregating not greater than One Hundred Thousand Dollars ($100,000) at any one time outstanding for all such certificates of deposit at any one such bank and not greater than Five Hundred Thousand Dollars ($500,000) at any one time outstanding for all such certificates of deposits under this clause (e); and

          (f) money market mutual funds subject to regulation as investment companies under the Investment Company Act of 1940, as amended, so long as such mutual fund:

           (i)  has assets of at least One Hundred Million Dollars
          ($100,000,000);

          (ii)  is either:

                (A)  an Affiliate of, or managed by, Fidelity
              Management & Research Company; or

                (B) rated "A" or better by Standard & Poor's Ratings Group (a division of McGraw Hill, Inc.) or an equivalent rating by another nationally recognized rating service;

         (iii) invests solely in Investments listed in clause (a) and clause (c) of this definition of "Temporary Cash
          Investments;"

          (iv)  permits redemptions to be made on any Business Day;
          and

           (v) has as a fundamental investment goal the maintenance of a constant net asset value.

          Transfer -- means, with respect to any assets or property, to sell, lease, transfer, convey or otherwise dispose of such assets or property.

          Trust Estate -- means all Collateral granted to the Trustee.

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          On September 28, 1994, the Company and M&B Restaurants, L.C . ("M&B") entered into a Lease and Sublease Agreement (the "Lease") and a Trademark License and Development Agreement (the "License"). Under the terms of the Lease, the Company leases the two existing El Paso Bar-B-Que facilities to M&B, a company controlled by William Prather, formerly CEO of the Company, for an initial term ending December 31, 2003. Pursuant to the License, M&B agreed to pay opening fees of $25,000 per unit and royalties based on sales on 31 units required to be opened by December 31, 2003 and to acquire the trademarks and other intangibles used by the El Paso Bar-B-Que Company by December 31, 2003, but not earlier than December 31, 1997, for a cash payment of seven times the prior four quarterly payments under the License. The Company received approximately $16,000 in 1995 relating to the lease. On November 10, 1995, Amendment One to Trademark License and Development Agreement (the "Amendment") was executed. The Amendment modified to 25 the number of new units required to be opened by December 31, 2003 and on which M&B agreed to pay opening fees and royalties. The Amendment also modified the earliest buyout date to December 31, 1999. The Company and M&B have held preliminary discussions and negotiations regarding the acceleration of the earliest buyout date under the License and certain modifications to the Lease.


          Chanin and Company received approximately $1.2 million from the Company for providing investment banking services to the former 11% Noteholders in connection with the Restructuring. Russell A. Belinsky, who became a director of the Company on January 2, 1996 following the Restructuring, is and, at all relevant times, was a Managing Director of Chanin and Company.

        As of March 31, 1996, Kenneth F. Reimer received compensation of approximately $29,000 for certain consulting activities on behalf of the Company and the Parent during fiscal 1996.

                               LEGAL MATTERS

          Certain legal matters in connection with the Notes offered hereby are being passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom.

                                  EXPERTS

          The consolidated balance sheets as of January 2, 1996 and January 3, 1995 and the related consolidated statements of operations, changes in partners' capital (deficit) and cash flows for the fifty-two week year ended January 2, 1996, the fifty-three week year ended January 3, 1995 and the fifty-one and one-half week year ended December 28, 1993, in this Prospectus, have been audited by Deloitte & Touche LLP, independent certified public accountants, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.




            CAFETERIA OPERATORS, L.P. AND SUBSIDIARIES
            INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE NO.

CAFETERIA OPERATORS, L.P. AND SUBSIDIARIES
Independent Auditors' Report                                       F-2

Consolidated Balance Sheets, at April 2, 1996 (unaudited)
and for years ended January 2, 1996 and January 3, 1995            F-3

Consolidated Statements of Operations
Thirteen weeks ended April 2, 1996 (unaudited),
thirteen weeks ended April 4, 1995 (unaudited),
fifty-two weeks ended January 2, 1996, fifty-three
weeks ended January 3, 1995 and fifty-one
and one-half weeks ended December 28, 1993                         F-5

Consolidated Statements of Partners' Capital (Deficit)
Years ended December 28, 1993, January 3, 1995,
January 2, 1996 and thirteen weeks ended
April 2, 1996 (unaudited)                                          F-6

Consolidated Statements of Cash Flows
Thirteen weeks ended April 2, 1996 (unaudited),
thirteen weeks ended April 4, 1995 (unaudited),
fifty-two weeks ended January 2, 1996, fifty-three
weeks ended January 3, 1995 and fifty-one
and one-half weeks ended December 28, 1993                         F-7

Notes to Consolidated Financial Statements
Fifty-two weeks ended January 2, 1996, fifty-three weeks
ended January 3, 1995, and fifty-one and one half
weeks ended December 28, 1993                                      F-8


INDEPENDENT AUDITORS' REPORT

To the Partners of
Cafeteria Operators, L.P.
Lubbock, Texas

We have audited the accompanying consolidated balance sheets of Cafeteria Operators, L.P. (a Delaware limited partnership indirectly owned by Furr's/Bishop's, Incorporated) and subsidiaries (collectively, the Partnership) as of January 2, 1996 and January 3, 1995, and the related consolidated statements of operations, changes in partners' capital (deficit) and cash flows for the 52-week year ended January 2, 1996, the 53-week year ended January 3, 1995 and the 51-1/2-week year ended December 28, 1993. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of Cafeteria Operators, L.P. and subsidiaries as of January 2, 1996 and January 3, 1995 and the consolidated results of their operations and their cash flows for the 52-week year ended January 2, 1996, the 53-week year ended January 3, 1995 and the 51-1/2-week year ended December 28, 1993, in conformity with generally accepted accounting principles.

In our report dated March 2, 1995, we included an explanatory paragraph which identified factors which raised substantial doubt about the Partnership's ability to continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the shareholders of Furr's/Bishop's, Incorporated approved a financial restructuring which significantly reduced the Partnership's large debt burden and resulting interest expense. Accordingly, our present opinion on the January 3, 1995 and December 28, 1993 consolidated financial statements, as expressed herein, is different from that expressed in our previous report.

As discussed in Notes 1 and 10 to the consolidated financial statements effective January 2, 1996, the Partnership changed its method of accounting for impairment of long-lived assets and for long-lived assets to be disposed of to conform to Statement of Financial Accounting Standards No. 121.

Deloitte & Touche LLP
March 28, 1996
Dallas, Texas


CAFETERIA OPERATORS, L.P. AND SUBSIDIARIES
(A Delaware Limited Partnership Indirectly Owned by Furr's/Bishop's,
Incorporated)

CONSOLIDATED BALANCE SHEETS
APRIL 2, 1996 (UNAUDITED), JANUARY 2, 1996 AND JANUARY 3, 1995
(Dollars in Thousands)

                                  April 2,    January 2,   January 3,
ASSETS                              1996          1996         1995
                                (Unaudited)

CURRENT ASSETS:
 Cash and cash equivalents
  ($800 restricted in both
  years)                           $2,026          $964       $ 1,475
 Accounts and notes receivable
  (net of allowance for
  doubtful accounts of $27
  and $64, respectively)              603           745           912
 Inventories                        5,641         5,831         6,478
 Prepaid expenses and other         1,553         1,355         3,475

    Total current assets            9,823         8,895        12,340

PROPERTY, PLANT AND EQUIPMENT:
   Land                            10,424        10,424        10,424
   Buildings                       40,771        40,623        44,886
   Leasehold improvements          21,062        21,139        20,228
   Equipment                       45,653        45,762        45,212
   Construction in progress         1,353           442           282

                                  119,263       118,390       121,032

   Less accumulated depre-
    ciation and amortization      (53,732)      (52,263)      (40,099)

 Total property, plant
  and equipment                    65,531        66,127        80,933

RECEIVABLE FROM AFFILIATE, NET     10,671        10,503         9,972

OTHER ASSETS                          493           541           185

TOTAL ASSETS                      $86,518       $86,066      $103,430



CAFETERIA OPERATORS, L.P. AND SUBSIDIARIES
(A Delaware Limited Partnership Indirectly Owned by Furr's/Bishop's,
Incorporated)

CONSOLIDATED BALANCE SHEETS
APRIL 2, 1996 (UNAUDITED), JANUARY 2, 1996 AND JANUARY 3, 1995
(Dollars in Thousands)

                                   April 2,    January 2,    January 3,
LIABILITIES AND PARTNER'S            1996         1996          1995
CAPITAL (DEFICIT)                             (Unaudited)

CURRENT LIABILITES:
   Trade accounts payable          $ 5,100      $  5,074     $  6,221

   Other payables and
    accrued expenses                17,666        18,13       414,890

   Accrued interest subject
    to restructuring                  --            --         33,903

   Reserve for store closings
    - current portion                2,187         2,21        21,762

   Current maturities of
    long-term debt                   5,493         3,798           54

   Long-term debt classified
    as current                                                192,854

     Total current liabiliities     30,446         29,218     249,684

RESERVE FOR STORE CLOSINGS           3,217          3,443       1,531

LONG-TERM DEBT                      71,894         74,610          13

OTHER PAYABLES, INCLUDING
  ACCRUED PENSION COST               9,845          9,611       7,361

EXCESS OF FUTURE LEASE PAYMENTS
   OVER FAIR VALUE, NET OF
   AMORTIZATION                      3,978          4,130       4,961

PARTNERS' CAPITAL (DEFICIT)        (32,862)       (34,946)   (160,120)

TOTAL LIABILITIES AND PARTNERS'

   CAPITAL (DEFICIT)              $ 86,518       $ 86,066   $ 103,430


CAFETERIA OPERATORS, L.P. AND SUBSIDIARIES
(A Delaware Limited Partnership Indirectly Owned by
Furr's/Bishop's, Incorporated)

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands)

               Unaudited    Unaudited                            Fifty-One and
               Thirteen     Thirteen     Fifty-Two   Fifty-Three    One-Half
             Weeks Ended  Weeks Ended  Weeks Ended  Weeks Ended   Weeks Ended
               April 2,     April 4,    January 2,   January 3,  December 28,
                 1996         1995          1996         1996         1996
REVENUES

  Sales       $ 48,817       $ 52,754    $ 210,093    $ 225,186    $ 253,700

EXPENSES:

 Cost of
 sales
 (excluding
 depreciation)  15,166         16,847       67,763       70,188      75,790

 Selling,
 general and
 administra-
 tive           29,154         31,870      127,000      137,604     158,190

 Depreciation
 and
 amortization    2,349          3,340       14,002      11,320       13,926

 Special
 charges           --              --       12,273       2,214       11,867

 Goodwill
 charge            --              --           --          --      135,208

                46,669         52,057      221,038      221,326     394,981

 Operating
 income (loss)   2,148            697      (10,945)       3,860    (141,281)

 Interest           64          6,380       26,209       23,570      22,105

 Income (Loss)
 before
 extraordinary
 item            2,084         (5,683)     (37,154)     (19,710)   (163,386)

 Extraordinary
 item:  net gain
 on financial
 restructuring      --             --       157,619          --          --

NET INCOME
  (LOSS)        $2,084        $(5,683)    $ 120,465     $(19,710)  $(163,386)

See notes to consolidated financial statements.




CAFETERIA OPERATORS, L.P. AND SUBSIDIARIES
(A Delaware Limited Partnership Indirectly Owned by
Furr's/Bishop's, Incorporated)

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL (DEFICIT) FISCAL YEARS ENDED DECEMBER 28, 1993, JANUARY 3, 1995 AND JANUARY 2, 1996 AND THIRTEEN WEEKS ENDED APRIL 2, 1996 (UNAUDITED) (Dollars in Thousands)
                                                         Total
                                                       Partners'
                                General     Limited     Capital
                                Partner     Partners   (Deficit)

BALANCE, JANUARY 2, 1993       $ (7,585)   $ 29,662     $22,077

 Net loss from operations      (137,155)    (26,231)   (163,386)

 Pension liability adjustment        35)    (3,431)      (3,466)

BALANCE, DECEMBER 28, 1993     (144,775)          -    (144,775)

 Net loss from operations       (15,388)    (4,322)     (19,710)

 Pension liability adjustment        43      4,322        4,365

BALANCE, JANUARY 3, 1995       (160,120)          -    (160,120)

 Net income                     115,452      5,013      120,465

 Capital contribution                 -      9,742        9,742

 Distributions declared               -     (3,041)      (3,041)

 Pension liability adjustment      (20)     (1,972)      (1,992)

BALANCE, JANUARY 2, 1996       (44,688)      9,742      (34,946)

   Net income                    2,084           -        2,084

BALANCE, APRIL 2, 1996        $(42,604)     $9,742     $(32,862)
   (Unaudited)

See notes to consolidated financial statements.




CAFETERIA OPERATORS, L. P. AND SUBSIDIARIES
(A Delaware Limited Partnership Indirectly Owned by Furr's/Bishop's,
Incorporated)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)
- ---------------------------------------------------------------------------

                                                                                         Fifty-Two   Fifty-Three     Fifty-One
                                                                (Unaudited)             Weeks Ended  Weeks Ended    and One-Half
                                                            Thirteen Weeks Ended         January 2,    January 3,    Weeks Ended
                                                        April 2, 1996 April 4, 1995        1996          1995     December 28,1993
                                                        ------------- -------------    ------------ ------------- ----------------
CASH FLOWS FROM (USED IN) OPERAT- ING ACTIVITIES:
 Net income (loss)                                        $   2,084         (5,683)     $ 120,465      $ (19,710)     $(163,386)
 Adjustments to reconcile net loss to net cash
   provided by operating activities:
   Depreciation and amortization                              2,349          3,340         14,002         11,320         13,926
   Goodwill charge                                          135,208
   (Gain) loss on sale of property, plant and                   (28)            50            203            111           (906)
      equipment and other assets
   Provision for (reversal of) closed store                      92           (247)          (339)          (645)           286
      reserves
   Special charges                                                                         12,273          2,214         11,867
   Stock options issued by parent as
      compensation                                                                                                          125
   Deferred charges                                             203             65            499            853            284
   Extraordinary credit                                    (157,619)
   Changes in operating assets and liabilities:
      (Increase) decrease in accounts and notes                 142              2            167            943           (693)
        receivable
      Decrease in restricted cash                             1,200
      Decrease in inventories                                   190           (321)           647          1,512            149
      (Increase) decrease in prepaid expenses                  (197)          (798)        (3,501)        (3,126)           342
        and other
      Increase (decrease) in trade accounts                      26          1,752         (1,147)        (4,572)         4,820
        payable
      Increase in other payables and accrued                   (469)         5,056         24,821         18,899         10,375
        expenses
      Decrease in other payables, including
        accrued pension cost                                     50             50           (547)          (826)             0
                                                          ---------      ---------      ---------      ---------      ---------

        Net cash from operating activities                    4,442          3,266          9,924          6,973         13,597
CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES:
 Capital expenditures                                        (1,928)        (2,136)        (8,019)        (5,695)       (15,749)
 Expenditures charged to reserve for                           (342)          (467)        (1,794)        (2,330)        (2,014)
   store closings
 Proceeds from the sale of property, plant and                   59              4             41            700            619
   equipment and other assets
 Other, net                                                      (8)            (1)           (34)           (40)
                                                          ---------      ---------      ---------      ---------      ---------

        Net cash used in investing activities                (2,151)        (2,607)        (9,773)        (7,359)       (17,184)
CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
 Repayment of borrowings                                     (1,021)           (13)           (53)           (49)           (44)

 Paid to affiliates                                            (169)          (239)          (530)          (761)        (1,070)
 Other, Net                                                     (37)           (49)           (79)          (220)           168
                                                          ---------      ---------      ---------      ---------      ---------

        Net cash used in financing activities                (1,227)          (301)          (662)        (1,030)          (946)
                                                          ---------      ---------      ---------      ---------      ---------

INCREASE (DECREASE) IN UNRESTRICTED
CASH AND CASH EQUIVALENTS                                     1,062            358           (511)        (1,416)        (4,533)
UNRESTRICTED CASH AND CASH EQUI-
VALENTS AT BEGINNING OF PERIOD                                  164            675            675          2,091          6,624
                                                          ---------      ---------      ---------      ---------      ---------

UNRESTRICTED CASH AND CASH
EQUIVALENTS AT END OF PERIOD                              $   1,226      $   1,033      $     164      $     675      $   2,091
                                                          ---------      ---------      ---------      ---------      ---------
                                                          ---------      ---------      ---------      ---------      ---------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Interest paid excluding SFAS 15 interest                 $       7      $       9      $      36      $     242      $  10,553
                                                          ---------      ---------      ---------      ---------      ---------
                                                          ---------      ---------      ---------      ---------      ---------

 Pension liability adjustment                                     0              0      $   1,992      $  (4,365)     $   3,466
                                                          ---------      ---------      ---------      ---------      ---------
                                                          ---------      ---------      ---------      ---------      ---------

 Deferred asset associated with the                               0              0              0              0      $     425
   stock warrant issued by parent                         ---------      ---------      ---------      ---------      ---------
                                                          ---------      ---------      ---------      ---------      ---------



CAFETERIA OPERATORS, L.P. AND SUBSIDIARIES
(A Delaware Limited Partnership Indirectly Owned by
Furr's/Bishop's, Incorporated)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FISCAL YEARS ENDED JANUARY 2, 1996 AND JANUARY 3, 1995
(Dollars in Thousands)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation - Cafeteria Operators, L.P. (the "Partnership"), a Delaware limited partnership, is indirectly owned by Furr's/Bishop's, Incorporated (the "Company") and operates cafeterias and specialty restaurants. COLP Sales, L. P. and Furr's/Bishop's Specialty Group, L. P. are wholly owned subsidiaries of the Partnership. The financial statements presented herein are the consolidated financial statements of Cafeteria Operators, L.P. and its subsidiaries and all material intercompany transactions and account balances have been eliminated in consolidation.

The financial statements at January 2, 1996 reflect the results of a series of transactions relating to the financial restructuring of the Company, as described in Note 2.

The activities of the Partnership are governed by the terms of the partnership agreement, as amended (the "Partnership Agreement"). Prior to the financial restructuring described in
Note 2, the Company owned the 1% general partner interest in the Partnership and indirectly owned the 99% limited partner interest through its wholly owned subsidiary Furr's/Bishop's Cafeterias, L.P. (the "Holding Partnership"). As a result of a series of transactions relating to the financial restructuring, 95% of the limited partner interest was transferred to the Company. The Company, as the general partner, has exclusive and complete discretion in managing the business and operations of the Partnership, as provided in the Partnership Agreement.

Fiscal Year - The Partnership operates on a 52- or 53-week fiscal year ending on the Tuesday nearest December 31. The fiscal years ended January 2, 1996 and January 3, 1995 represent a 52-week year and a 53-week year, respectively. As of December 28, 1993, the year end was changed from the Saturday nearest December 31 to the Tuesday nearest December 31. As a result, the fiscal year ended December 28, 1993 contains 51 weeks plus three days.

Business Segments - The Partnership operates in a single business segment, namely the operation of cafeterias and restaurants which includes retailing, food processing, warehousing and distribution of food products, and real estate in thirteen states in the Southwest, West and Midwest areas of the United States.

Cash and Cash Equivalents - The Partnership has a cash management program which provides for the investment of excess cash balances in short-term investments. These investments have original or remaining maturities of three months or less at date of acquisition, are highly liquid and are considered to be cash equivalents for purposes of the consolidated balance sheets and consolidated statements of cash flows.

Interim Unaudited Financial Statements - The interim unaudited financial statements have been prepared pursuant to the rules and regulations of the Commission. In management's opinion, all adjustments and eliminations, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial statements, have been made. The results of operations for such interim period are not necessarily indicative of the results of operations for the full year.

Inventories - Inventories are stated at the lower of cost (first-in, first-out method) or market.

Prepaid Expenses and Other - Direct costs comprising legal and consulting fees of $2,144 relating to the proposed restructuring discussed in Note 2 were capitalized as of January 3, 1995 and as of January 2, 1996 were charged off as a part of the extraordinary item. As of January 2, 1996 and January 3, 1995, this account balance included prepaid rent of $748 and $762, respectively, along with other assets recorded in the ordinary course of business.

Property, Plant and Equipment - Property, plant and equipment is generally recorded at cost, while certain assets considered to be impaired are recorded at the estimated fair value. All property, plant and equipment is depreciated at annual rates based upon the estimated useful lives of the assets using the straight-line method. Restaurant equipment is generally depreciated over a period of 1 to 5 years, while the useful life of manufacturing equipment is considered to be 5 to 10 years. Buildings are depreciated over a 30 year useful life, while repairs and improvements to owned buildings have estimated useful lives of 3 to 5 years. Provisions for amortization of leasehold improvements are made at annual rates based upon the estimated useful lives of the assets or terms of the leases, whichever is shorter.

Excess of Cost Over Fair Value of Net Assets Acquired - The excess of cost over the fair value of net assets acquired was being amortized using the straight-line method over 40 years (approximately 36 years as to goodwill resulting from the merger in March 1991). Effective December 28, 1993, the remaining balance of goodwill was written off (see Note 13).

Valuation of Long-Lived Assets - Effective January 2, 1996, the Partnership adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121") and recorded a special charge of $7,772 to recognize the write-down of certain assets in property, plant and equipment to estimated fair value, based on expected future cash flows. SFAS 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Start-Up and Closing Costs of Restaurants - Start-up and preopening costs incurred in connection with a new restaurant becoming operational are charged to expense over the fiscal year in which the restaurant is opened.

When the decision to close a restaurant is made, the present value of all fixed and determinable costs are accrued. These fixed and determinable costs primarily consist of obligations defined in lease agreements such as rent and common area maintenance, reduced by sublease income, if any. If a decision is made to keep or reopen such restaurants, the remaining costs are reversed.

Unfavorable Leases - For leases acquired through purchase, the net excess of future lease rental payments over the fair value of these payments is being amortized over the lives of the leases to which the differences relate.

Income Taxes - For state and federal income tax purposes, the Partnership is not a tax-paying entity. As a result, the taxable income or loss, which may vary substantially from income or loss reported for financial reporting purposes, should be included in the state and federal tax returns of the individual partners. Accordingly, no provision for income taxes is reflected in the accompanying financial statements.

Allocation of Results of Operations - Each item of income, gain, loss and deduction is allocated in accordance with the Partnership Agreement.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of certain assets, liabilities, revenues and expenses as of and for the reporting periods and actual results may differ from such estimates.

Reclassification - Certain amounts in the prior year financial statements have been reclassified to conform with current year classification.

2.  RESTRUCTURING

On January 25, 1995, the Company announced that it had entered into an Agreement in Principle dated as of January 24, 1995 (the "Agreement in Principle") among the Company, its subsidiaries, the holders of the 11% Senior Secured Notes of the Partnership (as defined in Note 4), the holder of the 9% Note of Cavalcade Foods, Inc., ("Foods"), the Trustees of General Electric Pension Trust ("GEPT"), and Kmart Corporation ("Kmart").

The Agreement in Principle sets forth the principal terms and conditions relating to the proposed restructuring of the Company. It provided for (i) the exchange of an aggregate of approximately $249,344 of debt of the Partnership for the issuance of $40,000 principal amount of new senior secured notes of the Partnership due 2001 pursuant to a new indenture and 95% of the limited partner interest of the Partnership, (ii) the exchange of warrants to purchase an aggregate of approximately 21.5% of the Company's common stock for options to acquire an aggregate of 95% of a new class of common stock of the Company ("Common Stock") and new five year warrants to purchase an aggregate of 1% of the fully diluted Common Stock, (iii) the exchange of $6,117 of other obligations of the Partnership for the issuance of $1,700 principal amount of new senior secured notes of the Partnership due 2001 pursuant to a new indenture, (iv) the exchange of $11,737 of debt of Foods, an indirect subsidiary of the Company, for options to acquire 2.5% of the Common Stock and an interest in certain land owned by a subsidiary of the Company and (v) the exchange of the Company's outstanding shares of Class A Common, Class B Common and Convertible Preferred Stock for an aggregate of 2.5% of the Common Stock and five year warrants to purchase an aggregate of 4% of the fully diluted Common Stock (together, the "Restructuring"). The Restructuring became effective upon approval of the stockholders of the Company at a meeting held January 2, 1996.

The Restructuring has been accounted for in accordance with Statement of Financial Accounting Standard No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings" ("SFAS 15"), under which the transactions include both a partial settlement and modification of terms. The fair value of the 95% limited partner interest issued by the Partnership as partial settlement of indebtedness in connection with the Restructuring was estimated based upon discounted cash flows anticipated from the reorganized business. The remaining indebtedness was recorded at the sum of all future principal and interest payments and there will be no recognition of interest expense in future periods. The amounts of indebtedness subject to modification less than the amount recorded in accordance with SFAS 15 was recorded as an extraordinary gain of $157,619, net of all expenses associated with the Restructuring. The extraordinary item is made up of the following:

    Long-term debt reclassified as current        $    192,854
    Accrued interest subject to restructuring           60,118
    Partnership distribution                             3,041
    Long-term debt, issued for payment of
      interest                                          (3,627)
    Capital contribution                                (9,742)
    Expenses related to series of financial
      transactions                                     (10,415)
    Long-term debt, including accrued interest         (74,610)

On October 4, 1993, an arbitration panel granted a $5,408 award against the Holding Partnership in favor of GEPT. The arbitration award related to the March 1991 merger of the Holding Partnership into the Company pursuant to which GEPT had sought an appraisal of the value of the subordinated partnership units of the Holding Partnership. On February 6, 1994, the Delaware Court of Chancery confirmed and entered judgment on the arbitrators' award in the aggregate amount of $5,408 together with post-judgment interest at the legal rate from the date of the Court's Order. The Partnership issued 12% Notes in the amount of $1,700 as a distribution to the Holding Partnership. The liability for the notes was recorded as $3,041, including interest accrued through maturity of the notes in accordance with SFAS 15. The Holding Partnership transferred the 12% Notes to GEPT in full satisfaction of the outstanding judgement including all accrued interest thereon.

3.  OTHER PAYABLES AND ACCRUED EXPENSES

Other payables and accrued expenses consist of the following:

                                         January 2,      January 3,
                                           1996           1995


  Salaries, wages and commissions     $    3,441       $    3,983
  Rent                                     1,072            1,121
  Taxes other than income taxes            3,892            4,603
  Restructuring expenses                   4,795
  Insurance                                2,152            2,000
  Gift certificates outstanding            1,045            1,218
  Utilities                                  728              617
  Other payables and accrued expenses      1,009            1,348

                                      $   18,134       $   14,890

4.   NOTES PAYABLE AND LONG-TERM DEBT

In 1992, the Partnership consummated a restructuring with all of the holders of the then outstanding indebtedness and issued $187,422 of 11% Senior Secured Notes, due June 30, 1998 (the "11% Notes"), to replace its entire indebtedness, including all interest accrued thereon. Additional 11% Notes were issued in June 1992 for the $5,432 interest payment then due. The 11% Notes were amended at various times in 1993 and 1994 to modify or waive covenants that were not being met, including to allow the Partnership to receive a going concern opinion, and to defer the due date of interest payments. The last payment of interest by the Partnership on the 11% Notes was June 30, 1993 and at January 2, 1996, before the series of financial restructuring transactions, a total of $56,493 of interest was accrued and outstanding, and the Partnership was in default on the 11% Notes since October 1994 due to, among other things, missed payments of interest.

Effective January 2, 1996, as part of a series of financial restructuring transactions, the Partnership issued $41,700 of 12% Senior Secured Notes, due December 31, 2001 (the "12% Notes"), to replace $40,000 of 11% Notes and the interest accrued thereon and to terminate a $5,408 judgement and the interest accrued thereon. In January 1996, the Partnership also issued $3,781 of 12% Notes as payment in kind for all interest accrued as of January 2, 1996. Substantially all of the assets of the Partnership are pledged as collateral security on behalf of the holders of the 12% Notes. The Partnership also issued limited partner interests equal to 95% of the outstanding partnership interests in exchange for and in full satisfaction of the remaining $152,854 of 11% Notes, together with all interest accrued thereon. Subsequent to year end, the holder of such partnership interests put such interests to the Company in exchange for common stock of the Company.

Payments of interest on the 12% Notes will be due each March 31 and September 30. While payments of interest will be due during the life of the 12% Notes, there will not be any interest expense recorded under SFAS 15, as all of the interest through maturity has been recorded as a liability.

The Partnership has other mortgages outstanding on certain real estate properties totaling $14 due in 1996.

Long-term debt consists of the following:

                             Stated
                            Maturity        January 2,     January 3,
                              Date             1996           1995

  12% Notes, including
    $32,913 interest
    accrued through
    maturity                  2001          $   78,394         -
  11% Notes                   1998                  -     $  192,854
  Real estate mortgages       1996                  14            67

                                                78,408       192,921

  Interest classified as
    current maturities of
    long-term debt                              (3,784)         -
  Current maturities of
    long-term debt                                 (14)          (54)
  Long-term debt classified
    as current                                      -       (192,854)

  Long-term debt                            $   74,610    $       13

At January 2, 1996, the scheduled aggregate amount of all maturities of long-term debt and interest classified as long-term debt for the next five years is as follows:

  1996                                 $     3,798
  1997                                       5,493
  1998                                       5,493
  1999                                       5,493
  2000                                       5,493
  Thereafter                                52,638
                                       $    78,408

5.   PARTNERS' CAPITAL

On January 2, 1996, the Partnership issued an aggregate 95% limited partner interest to the holders of the 11% Notes in exchange for reductions of debt and interest thereon, as described in Note 2. Subsequent to year end, the holders of the 95% limited partner interest exercised their option to put the limited partner interest to the Company in exchange for common stock of the Company. As a result of a series of financial restructuring transactions, the Company owns a 1% general partner interest and 95% limited partner interest and indirectly owns the remaining 4% limited partner interest through the Holding Partnership.

The Partnership made a distribution to the Holding Partnership in fiscal 1996 by issuing 12% Notes in the amount of $1,700. The liability for the notes was recorded as $3,041, including interest accrued through maturity of the notes in accordance with SFAS 15.

Each item of income, gain, loss and deduction is allocated in accordance with the Partnership Agreement based on the partners' respective percentage interest. The allocation of losses and deductions, including those of subsidiary partnerships, are limited to the respective partners' basis.

6.   INCOME TAXES

The Partnership is currently a nontaxable entity.

The Internal Revenue Service ("IRS") has examined the federal income tax returns of certain of the Company's subsidiaries and of their former majority stockholder, Mr. Michael J. Levenson, for years prior to 1990. The IRS has asserted claims of approximately $5,500, plus interest, against certain of the Company's subsidiaries and/or the shareholder's tax liability. Certain of the Company's subsidiary corporations may have obligations for federal, state, local or other taxes incurred or assessed against persons or entities as a result of being, or being treated by any taxing authority as, a direct or indirect shareholder of the subsidiary corporations, under certain circumstances. The Company intends to vigorously contest the IRS assessment and believes that the outcome of these audits will not have a material adverse effect on its equity, results of operations, and liquidity and capital resources after consideration of the applicable amounts previously accrued.

7.   EMPLOYEE BENEFIT PLANS

The Partnership has a noncontributory defined benefit pension plan for which benefit accruals were frozen effective June 30, 1989. The funding policy is to make the minimum annual contribution required by applicable regulations. The Partnership, the sponsor of the plan, agreed to provide for funding by the 1998 plan year, of at least two-thirds of the $4,569 of the unfunded current liability which existed at the beginning of the 1993 plan year. If the agreed upon funding is not satisfied by the minimum required annual contributions, as adjusted for the deficit reduction contribution, determined under

     Section 412 of the Internal Revenue Code, the Partnership will make contributions in excess of the minimum annual requirement.
Pension expense was $592, $785 and $1,013 for the years ended
January 2, 1996, January 3, 1995 and December 28, 1993, respectively.

Beginning January 1, 1989, the Partnership was required to recognize the additional minimum liability aspects of Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions" ("SFAS 87"). SFAS 87 requires the recognition of an additional pension liability in the amount of the Partnership's unfunded accumulated benefit obligation in excess of accrued pension cost with an equal amount to be recognized as either an intangible asset or a reduction of equity. Based upon plan actuarial and asset information as of December 28, 1993, January 3, 1995 and January 2, 1996, the Partnership recorded an increase at December 28, 1993, a decrease at January 3, 1995 and an increase at January 2, 1996 to the noncurrent pension liability and a corresponding decrease or increase to partners' capital of approximately $3,466, $4,365 and $1,992 because the unfunded accumulated benefit obligation increased or decreased, respectively.

The funded status of the plan amounts recognized in the balance sheets and major assumptions used to determine these amounts are as follows.

                                           Years Ended
                                 January 2, January 3,  December 28,
                                    1996      1995          1993

Components of pension expense:
  Interest cost                   $   966     $  972      $   1,171
  Actual return on plan assets     (1,475)       (74)          (306)
  Net amortization and deferral     1,101       (113)           148
  Service cost

Net pension expense               $   592     $   785     $   1,013

Actuarial present value of
  projected benefit obligations:
  Vested                         $(14,211)    $11,492)

Plan assets at fair value
  (primarily money market
  cash investments, corporate
  equities and corporate bonds)    10,349       9,117

Projected benefit obligation in
  excess of plan assets            (3,862)     (2,375)
Net loss                            5,283       3,291
Additional liability for unfunded
  accumulated benefit obligation   (5,283)     (3,291)

     Accrued pension cost              $(3,862)    $(2,375)

Major assumptions at beginning
  of year:

  Discount rate                          7.00%     8.50%
  Expected long-term rate of
  return on plan assets                  9.00%     9.00%

Effective January 2, 1996, for purposes of calculating benefit obligations, the assumed discount rate was changed from 8.50% to 7.00% to reflect the current financial market for high-quality debt instruments. There have been no other changes in the plan's major actuarial assumptions for the three years ended January 2, 1996.

The Partnership also has a voluntary savings plan (401(k) plan) covering all eligible employees of the Partnership and affiliates through which it contributes discretionary amounts as approved by the Board of Directors of the general partner. Administrative expenses paid by the Partnership for the years ended January 2, 1996, January 3, 1995 and December 28, 1993 amounted to $2, $24 and $24, respectively.

8.   COMMITMENTS AND CONTINGENCIES

The Partnership leases restaurant properties under various noncancelable operating lease agreements which expire between 1996 and 2015 and require various minimum annual rentals. Certain leases contain escalation clauses. Further, many leases have renewal options ranging from one five-year period to ten five-year periods.

Certain of the leases also require the payment of property taxes, maintenance charges, advertising charges, insurance and parking lot charges, and additional rentals based on percentages of sales in excess of specified amounts.

On November 15, 1993, the Partnership entered into an amendment of a master sublease agreement pursuant to which it leased 43 properties from Kmart. Pursuant to the amendment and subject to the terms and conditions thereof, two properties were removed from the master sublease, and the aggregate monthly rent for the period August 1, 1993 through and including December 31, 1996 has been reduced by 25% and the aggregate monthly rent for period January 1, 1997 through and including December 31, 1999 has been reduced by 20%. The reductions in rent are subject to termination by Kmart if Kevin E. Lewis ceases to be Chairman of the Board of Directors of the Company. In consideration, the Company had granted Kmart warrants to purchase 1.7 million shares of Class A Common Stock of the Company on or prior to September
1, 2003, at $.75 per share. As a part of the Restructuring, effective January 2, 1996, these warrants were terminated and replaced with warrants to purchase 8,108,159 shares of Common Stock on or before January 2, 2001, at $0.074 per share, and following the reverse stock split, Kmart retained warrants to purchase 540,544 shares at $1.11 per share.

The total minimum annual rental commitment and future minimum sublease rental income under noncancelable operating leases are as follows as of January 2, 1996:

                                       MINIMUM      SUBLEASE
       YEAR                              RENT        INCOME

        1996                         $ 10,099        $  461
        1997                            9,623           530
        1998                            8,930           510
        1999                            8,393           510
        2000                            8,972           420
For the remaining terms of the leases  50,742         1,059

Total rental expense included in the statements of operations is $11,929, $12,408 and $13,510, which includes $1,187, $1,095 and
$1,526 of additional rent based on net sales for the years ended
January 2, 1996, January 3, 1995 and December 28, 1993, respectively.

The results of operations include sublease rent income of $717, $312 and $178 for the years ended January 2, 1996, January 3,
1995 and December 28, 1993, respectively.

The Partnership has letters of credit outstanding at January 2, 1996 and January 3, 1995, amounting to approximately $1,000 each year, which are required under its insurance program. A restricted cash deposit balance of $800 at January 2, 1996 and January 3, 1995 serves as collateral for these letters of credit.

The Partnership, in the ordinary course of business, is a party to various legal actions. In the opinion of management, these actions ultimately will be disposed of in a manner which will not have a material adverse effect upon the Partnership's capital, results of operations, and liquidity and capital resources after consideration of the applicable amounts previously accrued.

On August 11, 1995, a complaint was filed in the District Court of Travis County, Texas by former chairman of the board of the Company, Michael J. Levenson, both individually and on behalf of his minor son Jonathan Jacob Levenson, James Rich Levenson, Benjamin Aaron Levenson, S.D. Levenson, General Consulting Group, Inc. and Cerros Morado. The complaint named as defendants the Company, the Holding Partnership, the Partnership, Cavalcade & Co., individual members of the Board of Directors, Houlihan, Lokey, Howard & Zukin, Inc., KL Park, KL Group, Skadden, Arps, Slate, Meagher & Flom, certain of the then current and former 11% Noteholders, Deloitte & Touche LLP, Kmart and certain partners and employees of the foregoing.

The complaint alleged, among other things, that the Company and certain defendants conspired to wrest control of the Company away from the Levensons by fraudulently inducing them to transfer their working control of the Company through a series of transactions in which the Levensons transferred Class B Common Stock and stock options in the Company to KL Park and KL Group. Plaintiffs sought actual damages of approximately $16,425, as well as punitive damages.

On October 6, 1995, the Levensons filed a Notice of Non-Suit as to certain of the defendants, including the Company, the Partnership, the Holding Partnership, Cavalcade & Co. and specific individual members of the Board of Directors (other than William E. Prather and Kevin E. Lewis) and amended their complaint. As a result of such Notice of Non-Suit, the named entities and individuals are no longer defendants in the Levenson litigation.

The Company is required to indemnify certain of the defendants originally named in the Levensons' complaint, including the individual members of the Board of Directors and certain of their affiliated entities pursuant to the Company's Certificate of Incorporation and otherwise, for any and all damages that may result from such complaint. As part of the Restructuring, the Company also agreed to indemnify certain parties named as defendants in the Levensons' complaint, including the holders of the 11% Notes, KL Group, KL Park and Kmart, from and against all claims, actions, suits and other legal proceedings, damages, costs, interest, charges, counsel fees and other expenses and penalties which such entity may sustain or incur to any person whatsoever (excluding judgments in the case of KL Group and KL
Park) by reason of or arising out of the Levenson litigation. Under no circumstances will the Company be obligated to indemnify any party for any liability resulting from such party's willful misconduct or bad faith.

9.   RELATED PARTY TRANSACTIONS

The Partnership had receivables of $28 and $72 at January 2, 1996 and January 3, 1995, respectively, from the general partner.

The receivable from affiliates consists primarily of obligations from the Holding Partnership, the Company and Cavalcade Development, L.P. and includes accounts receivable transferred to the Partnership and receivables for the funding of operating expenses of these entities, as these affiliates have limited income sources.

In June, 1993, Michael J. Levenson resigned from his position of Chairman of the Board and was terminated without cause as an employee of the Company. The Company and certain of its affiliates entered into an agreement with Mr. Levenson which provided for quarterly payments of his severance and provision of certain benefits to Mr. Levenson for a period of twenty-six months versus the forty-five months he would have otherwise received under his existing employment agreement. In September, 1993, this agreement was amended to substantially reduce the severance compensation claims of Mr. Levenson to a period of twelve months. During 1993, the Company paid $496 to Mr. Levenson pursuant to the severance agreement. Mr. Levenson released the Company from any future compensation obligations on the consulting agreement with his affiliate and the funding obligations on the Split-Dollar Life Insurance policy beyond December 2, 1993. Mr. Levenson retained the right to acquire the Company's receivable with respect to such policy from the Company at its discounted present value. The option to purchase the policy receivable expires on December 15, 1997. As a result of these activities, the receivable was fully reserved by the Company in the fourth quarter of 1993.

On September 28, 1994, the Partnership and M & B Restaurants, L.
C. ("M&B") entered into a Lease and Sublease Agreement (the "Lease") and a Trademark License and Development Agreement (the "License"). Under the terms of the Lease, the Partnership leases two El Paso Bar-B-Que facilities to M&B, a company controlled by William Prather, former CEO of the Company, for an initial term ending December 31, 2003. Pursuant to the License, M&B agreed to pay opening fees and royalties on 31 units required to be opened by December 31, 2003 and to acquire the trademarks and other intangibles used by The El Paso Bar-B-Que Company by December 31, 2003, but not earlier than December 31, 1997, for a cash payment of seven times the prior four quarterly payments under the License. The Partnership received $16 relating to the lease during 1995. On November 10, 1995, Amendment One to Trademark License and Development Agreement (the "Amendment") was executed to modify to 25 the number of new units required to be opened by December 31, 2003 and on which M&B agreed to pay opening fees and royalties. The Amendment also modified the earliest buyout date to December 31, 1999.

10.  SPECIAL CHARGES

The loss from operations for the fifty-two week period ended January 2, 1996 includes special charges of $12,273, which includes $4,501 related to the reserve for store closings. Also included in the special charges is $7,772 to recognize the write-down of certain assets in property, plant and equipment to estimated fair values in accordance with the adoption of SFAS 121.

Special charges for the fifty-three week period ended January 3, 1995 includes charges to reserves of $2,656 for the estimated costs of closing five cafeteria locations and one specialty restaurant, including approximately $1,164 for the write-down of certain assets in property, plant and equipment to estimated fair
value.   Also included is a credit of $442 related to the
settlement of a lawsuit by the Internal Revenue Service.

The loss from operations for the fifty-one and one-half week period ended December 28, 1993 includes special charges of $11,867. These include charges of $8,729 reflecting management's intention to close thirteen restaurants, including the write-down of certain assets in property, plant and equipment to estimated fair value, and to adjust the units previously reserved for closing; a special credit of $1,937 for the reversal of liabilities accrued relative to two cafeterias which were previously closed and for which the lease agreements were terminated; $1,209 for the estimated costs of closing one specialty unit (closed May 1993) and two nonrestaurant units (closed in January and February 1994), and charges of $515 for severance amounts payable to the former Chairman of the Board per the terms of an agreement dated June 24, 1993, and amended September 30, 1993 (see Note 9). Also included are special charges of $1,464 for the Company's operating and financial restructuring, $761 for writing down the values of certain operating assets, $741 of estimated costs related to certain lawsuits, including an action filed in U.S. District Court for the Northern District of Lubbock by the Internal Revenue Service against Cafeteria Operators, et al. as alleged successors by merger to Bishop Buffets, Inc., alleging the Internal Revenue Service issued an erroneous refund to Bishop Buffets, Inc. on December 6, 1988, and $385 for writing down the values of certain non-operating assets.

11.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" ("SFAS 107"). The estimated fair value amounts have been determined by the Partnership using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Partnership could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

At January 2, 1996, the carrying amount and the fair value of the Partnership's financial instruments, as determined under SFAS 107, were as follows:

                                     CARRYING    ESTIMATED
                                      AMOUNT     FAIR VALUE

  Long-term debt, including current
    portion and interest accrued
    through maturity                 $ 78,408     $45,495

The Partnership's long-term debt is not publicly traded, and as a result, market quotes are not readily available. The fair value of the long-term debt at January 2, 1996 is based upon the face amount of the debt resulting from the Restructuring described in
Note 2 as management believes that this is most indicative of the fair value. The carrying amount of the debt at January 3, 1995 was $192,921. The debt instruments were held by a limited number of holders, were not publicly traded and, due to the pending Restructuring, an estimated fair value was not practicable to determine.

12.  CONDENSED PRO FORMA INFORMATION (UNAUDITED)

The financial restructuring transactions have been accounted for in accordance with SFAS 15 and accordingly, the indebtedness was recorded at the sum of all future principal and interest payments and there will be no recognition of interest expense in future periods. Following is condensed pro forma information for the fiscal year ended January 2, 1996, reflecting the elimination of $25,973 interest expense related to such indebtedness.

          Revenues                      $210,093

          Cost of Sales                   67,763
          Selling, general and
           administrative                127,000
          Depreciation and amortization   14,002
          Selling Charges                 12,273

               Operating Loss            (10,945)

          Interest Expense                   236

               Net Loss                  (11,181)

13.  GOODWILL

After a careful analysis of the Company's financial condition as part of management's periodic review of the carrying amount of goodwill, the Company determined at the end of fiscal 1993, based upon historical operating trends, and without anticipating the effects of any potential restructuring of its debts and other obligations, that its projected results would not support the future amortization of the Company's goodwill balance of $135,479, including the Operating Partnership's goodwill balance of $135,208. Accordingly, the Company wrote off its goodwill balance, including the goodwill balance of the Operating Partnership, in the fourth quarter of 1993.

     14.  QUARTERLY FINANCIAL DATA (UNAUDITED)

                                 Thirteen weeks ended
                 April 4, 1995  July 4, 1995  Oct. 3, 1995  Jan. 2, 1996
Years ended
  January 2, 1996:
    Sales           $ 52,754        $54,216       $53,944       $49,179
    Gross profit(1)   35,711         36,282        36,528        33,100
    Loss before
      extraordinary
      item (2)        (5,683)        (5,851)       (6,539)      (19,081)
    Net income
      (loss) (2)(3)   (5,683)        (5,851)       (6,539)      138,538

                                                          Fourteen
                            Thirteen weeks ended          weeks ended
            Mar. 29, 1994  June 28, 1994  Sept. 27, 1994  Jan. 3, 1995
Years ended
 January 3,
 1995:
  Sales       $ 54,209        $ 56,046      $  56,526       $ 58,405
  Gross
   profit(1)    37,192          38,344         39,119         39,752
  Net loss (2)  (5,194)         (3,895)        (4,903)        (5,718)

(1) Gross profit is computed using cost of sales including depreciation expense.
(2) See Note 10 Special Charges.
(3) See Note 2 Restructuring.


                             PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 15.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid in connection with the sale of the Notes being registered, all of which will be paid by the registrant. All amounts are estimates except the registration fee.

     Registration Fee . . . . . . . . . . . . . . .    $ 15,784
     Accounting Fees and Expenses . . . . . . . . .    $   *
     Legal Fees and Expenses  . . . . . . . . . . .    $   *
     Trustee's Fees and Expenses  . . . . . . . . .    $   *
     Printing and Engraving Fees and Expenses . . .    $   *
     Miscellaneous  . . . . . . . . . . . . . . . .    $   *
          Total . . . . . . . . . . . . . . . . . .    $   *

* To be completed by amendment.

ITEM 16.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 102(b)(7) of the General Corporation Law of Delaware enables a Delaware corporation to provide in its certificate of incorporation, and the Parent has so provided in its Restated Certificate of Incorporation, for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that a director's liability is not eliminated or limited: (1) for any breach of the director's duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve an intentional misconduct or a knowing violation of law; (3) under Section 174 of the General Corporation Law of Delaware (which imposes liability on directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or (4) for any transaction from which the director derived an improper personal benefit. The Restated Certificate of Incorporation further provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as amended.

Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a party or witness or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. If the person indemnified is not wholly successful in such action, suit or proceeding, but is successful, on the merits or otherwise, in one or more but less than all claims, issues or matters in such proceeding, he or she may be indemnified against expenses actually and reasonably incurred in connection with each successfully resolved claim, issue or matter. In the case of an action or suit by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
Section 145 provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or manner therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

          The By-laws of the Parent provide that, to the fullest extent permitted by the General Corporation Law of the State of Delaware, the Parent shall indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding of the type described above by reason of the fact that he or she is or was a director or officer of the Parent or is or was serving at the request of the Parent as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. No expenses will be paid in advance except, as authorized by the Board of Directors, to a director or officer for expenses incurred while acting in his or her capacity as a director or officer, who has delivered an undertaking to the corporation to repay all amounts advanced if it should be later determined that such director or officer was not entitled to indemnification. The By-laws further provide that the above rights of indemnification are not exclusive of any other rights of indemnification that a director or officer may be entitled to from any other source.

          In addition, the Partnership Agreement of the Company provides that the Company shall indemnify and hold harmless each general partner, and any former general partner, of the Company, their respective affiliates and all officers, directors, partners, employees and agents of each general partner, former general partner and their respective affiliates (individually, an "Indemnitee"; provided, however, under no circumstances shall Michael J. Levenson or any of his affiliates be considered an Indemnitee) from and against all losses, claims, demands, costs, damages, liabilities, joint and several, expenses (including attorneys' fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits, or proceedings, civil, criminal, administrative or investigative, in which an Indemnitee may be involved, or threatened to be involved, as a party or otherwise, relating to or arising out of the Company, its property, business or affairs, regardless of whether the Indemnitee continues to be a general partner, an affiliate or an officer, director, partner, employee or agent of a general partner or an affiliate at the time any such liability or expense is paid or incurred, if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in the best interest of the Company and the Indemnitee's course of conduct does not constitute actual fraud, gross negligence or willful or wanton misconduct; provided, however, that such indemnification will be recoverable only out of the assets of the Company. The indemnification provided by the Partnership Agreement of the Company is in addition to any other rights to which the Indemnitee may be entitled to under any agreement with the Company or by vote of the partners, as a matter of law, or otherwise, as to both an action in the Indemnitee's capacity and any action in another capacity, and shall continue as to Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, administrators, and personal representatives of the Indemnitee. An Indemnitee shall not be denied indemnification because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was not prohibited by the terms of the Partnership Agreement of the Company.

          Expenses incurred (including legal fees and expenses) by, or on behalf of, the Indemnitee shall, from time to time, be paid by the Company in advance of any final disposition upon the approval of the general partner and the receipt of a written undertaking by, or on behalf of, the Indemnitee to repay such amounts if it shall ultimately be determined by a final, non-appealable judgment of a court of competent jurisdiction that the Indemnitee is not entitled to be indemnified by the Company. The Company may purchase and maintain insurance on behalf of any Indemnitee, enter into indemnity contracts with Indemnitees and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of indemnification obligations.

          Each current director of the Parent has entered into an Indemnification Agreement dated as of January 2, 1996 by and between the Parent and such director pursuant to which the Parent will indemnify such director and hold such director harmless from any and all losses, expenses and fines to the fullest extent authorized, permitted or not prohibited (i) by the Delaware General Corporation Law or any other applicable law (including judicial, regulatory or administrative interpretations or readings thereof), the Parent's Certificate of Incorporation or By-laws as in effect on the date of execution of the agreement or other statutory provision authorizing such indemnification that is adopted after January 2, 1996. In the event that after the date of the agreements the Parent provides any greater right of indemnification, in any respect, to any other person serving as an officer or director of the Parent, then such greater right of indemnification shall inure to the benefit of the respective director and shall be deemed to be incorporated in the relevant agreement as a basis for indemnity, at each director's election, together with the indemnity expressly set forth therein.

ITEM 17.  RECENT SALES OF UNREGISTERED SECURITIES.

     On November 30, 1995, as part of the Restructuring, the Company issued to former 11% Noteholders $40.0 million aggregate principal amount of 12% Notes in exchange for $40.0 million aggregate principal amount of 11% Notes in reliance upon the exemptions provided by Sections 4(2) and 3(a)(9) of the Securities Act.

     On January 2, 1996, as part of the Restructuring, the Company issued to former 11% Noteholders an aggregate of 95% of the limited partnership interests of the Company in exchange for approximately $153 aggregate principal amount (plus approximately $46.6 million in accrued and unpaid interest) of 11% Notes in reliance upon the exemptions provided by Sections 4(2) and 3(a)(9) of the Securities Act.

     On January 2, 1996, as part of the Restructuring, the Company issued a 12% Note in the principal amount of $1.7 million to the Trustees of General Electric Pension Trust in settlement of a $5.4 million, plus interest, judgment against Furr's/Bishop's Cafeterias, L.P. in reliance upon the exemption provided by Section 4(2) of the Securities Act.

ITEM 18.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)  Exhibits

EXHIBITS                      DESCRIPTION

  3.1     Certificate of Amendment to the Certificate of Limited
          Partnership of Cafeteria Operators, L.P dated July 11,
          1995.

  3.2     Second Amended and Restated Agreement of Limited
          Partnership of Cafeteria Operators, L.P. (included as
          Exhibit I to the Exchange Agreement filed as Exhibit
          10.1)

 *4.1     Amended and Restated Indenture, dated as of November
          15, 1995, by and between Cafeteria Operators, L.P. and
          Fleet National Bank of Massachusetts (f/k/a Shawmut
          Bank, N.A.).

**4.2     First Supplemental Indenture dated as of January 24,
          1996 by and between Cafeteria Operators, L.P. and Fleet
          National Bank of Massachusetts (f/k/a Shawmut Bank,
          N.A.).

  4.3 General Security Agreement dated March 27, 1992 by and between Cafeteria Operators, L.P. and Shawmut Bank,
          N.A.

  4.4     Security Agreement dated March 27, 1992 by and between
          Cafeteria Operators, L.P. and Shawmut Bank, N.A.

  4.5 Form of Assignment and Security Agreements relating to deposits at Amarillo National Bank and Carlsbad
          National Bank dated March 27, 1992 by and between
          Cafeteria Operators, L.P. and Shawmut Bank, N.A.

  4.6 General Security Agreement dated March 27, 1992 by and between Furr's/Bishop's Specialty Group, L.P. and
          Shawmut Bank, N.A.

  4.7     Assignment for Security (Trademarks) dated March 27,
          1992 by Cafeteria Operators, L.P. filed with the Patent and Trademark Office.

  4.8 Assignment for Security (Trademarks) dated as of December 28, 1995 by Cafeteria Operators, L.P. filed with the Patent and Trademark Office.

  4.9 Assignment for Security (Trademarks) dated as of December 28, 1995 by Furr's/Bishop's Specialty Group,
          L.P. filed with the Patent and Trademark Office.

  4.10    Amended and Restated Security Agreement and Mortgage --
          Trademarks and Patents dated as of December 31, 1995 by and among Cafeteria Operators, L.P., Furr's/Bishop's
          Specialty Group, L.P. and Fleet National Bank of
          Massachusetts (f/k/a Shawmut Bank, N.A.).

  4.11    Special Power of Attorney by dated March 27, 1992  by
          Cafeteria Operators, L.P..

  4.12 Special Power of Attorney dated as of December 28, 1995 by Cafeteria Operators, L.P.

  4.13 Special Power of Attorney dated as of December 28, 1995 by Furr's/Bishop's Specialty Group, L.P.

  4.14 Omnibus Agreement dated November 15, 1996 by and among Cafeteria Operators, L.P., Specialty Group, L.P. and Fleet National Bank of Massachusetts (f/k/a Shawmut Bank, N.A.) (included as Exhibit E to the Exchange Agreement filed as Exhibit 10.1)

  4.15 First Amendment to Deed of Trust, dated as of November 15, 1995 by and between Cafeteria Operators, L.P. and Fleet National Bank of Massachusetts (f/k/a Shawmut Bank, N.A.) for premises located at Pima County, Arizona

  4.16 First Amendment to Deed of Trust, dated as of November 15, 1995 by and between Cafeteria Operators, L.P. and Fleet National Bank of Massachusetts (f/k/a Shawmut Bank, N.A.) for premises located at Jefferson County, Colorado.

  4.17 First Amendment to Deed of Trust, dated as of November 15, 1995 by and between Cafeteria Operators, L.P. and Fleet National Bank of Massachusetts (f/k/a Shawmut Bank, N.A.) for premises located at Clark County, Nevada.

  4.18 First Amendment to Deed of Trust, Security Agreement, Financing Statement, Fixture Filing and Assignment of Rents and Leases, dated as of November 15, 1995 by and between Cafeteria Operators, L.P. and Fleet National Bank of Massachusetts (f/k/a Shawmut Bank, N.A.) for premises located at San Bernardino County, California.

  4.19 First Amendment to Mortgage, Security Agreement and Assignment of Leases and Rents, dated as of November 15, 1995 by and between Cafeteria Operators, L.P. and Fleet National Bank of Massachusetts (f/k/a Shawmut Bank, N.A.) for premises located at Johnson County, Kansas.

  4.20 First Amendment to Deed of Trust, Security Agreement and Assignment of Leases and Rents, dated as of November 15, 1995 by and between Cafeteria Operators,
               L.P. and Fleet National Bank of Massachusetts (f/k/a Shawmut Bank, N.A.) for premises located at St. Louis County, Missouri.

  4.21 First Amendment to New Mexico Deed of Trust, dated as of November 15, 1995 by and between Cafeteria
          Operators, L.P. and Fleet National Bank of
          Massachusetts (f/k/a Shawmut Bank, N.A.) for premises located at Bernalillo County, New Mexico.

  4.22 First Amendment to Mortgage with Power of Sale, dated as of November 15, 1995 by and between Cafeteria
          Operators, L.P. and Fleet National Bank of
          Massachusetts (f/k/a Shawmut Bank, N.A.) for premises located at Tulsa County, Oklahoma.

  4.23 First Amendment to Deed of Trust, Security Agreement and Assignment of Leases, dated as of November 15, 1995 by and between Cafeteria Operators, L.P. and Fleet National Bank of Massachusetts (f/k/a Shawmut Bank, N.A.) for premises located at Taylor County, Texas.

  4.24 First Amendment to Deed of Trust, Security Agreement and Assignment of Leases, dated as of November 15, 1995 by and between Cafeteria Operators, L.P. and Fleet National Bank of Massachusetts (f/k/a Shawmut Bank, N.A.) for premises located at Cameron County, Texas.

  4.25 First Amendment to Deed of Trust, Security Agreement and Assignment of Leases, dated as of November 15, 1995 by and between Cafeteria Operators, L.P. and Fleet National Bank of Massachusetts (f/k/a Shawmut Bank, N.A.) for premises located at Dallas County, Texas.

  4.26 First Amendment to Deed of Trust, Security Agreement and Assignment of Leases, dated as of November 15, 1995 by and between Cafeteria Operators, L.P. and Fleet National Bank of Massachusetts (f/k/a Shawmut Bank, N.A.) for premises located at Lubbock County, Texas.

  4.27 First Amendment to Deed of Trust, Security Agreement and Assignment of Leases, dated as of November 15, 1995 by and between Cafeteria Operators, L.P. and Fleet National Bank of Massachusetts (f/k/a Shawmut Bank, N.A.) for premises located at Grayson County, Texas.

  4.28 First Amendment to Deed of Trust, Security Agreement and Assignment of Leases, dated as of November 15, 1995 by and between Cafeteria Operators, L.P. and Fleet National Bank of Massachusetts (f/k/a Shawmut Bank, N.A.) for premises located at Hopkins County, Texas.

  5.1     Opinion of Skadden, Arps, Slate, Meagher & Flom.

*10.1 Exchange Agreement, dated as of November 15, 1995, among Furr's/Bishop's, Incorporated, Cafeteria
          Operators, L.P. and holders of the 11% Senior Secured
          Notes.

 12.1     Statement re Computation of Ratios.

**21.1    Subsidiaries of the Registrant.

+23.1 Consent of Deloitte & Touche LLP, as independent public accountants.

 23.2     Consent of Skadden, Arps, Slate, Meagher & Flom
          (included in their opinion filed as Exhibit 5.1).

+24.1 Power of Attorney (included in the Signature Page to this Registration Statement).

 25.1     Statement of Eligibility of Trustee.

(b)  Financial Statement Schedules

   Schedule              Description              Page

      II       Consolidated Valuation and         S-1
               Qualifying Accounts

- -----------------------------

* Incorporated by reference from Furr's/Bishop's, Incorporated's Registration Statement on Form S-4, File
          No. 33-38978.

** Incorporated by reference from Furr's/Bishop's, Incorporated's Form 10-K for the year ended January 2,
          1996.

+         Filed herewith.


     ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (ii)  To include any prospectus required by Section
     10(a)(3) of the Securities Act of 1933;

          (iii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iv) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold as of the termination of the offering.

     The undersigned Registrant hereby undertakes that:

     (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new
Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                            SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 7, 1996.


                         FURR'S/BISHOP'S INCORPORATED

                         By:  /s/  Kevin E. Lewis
                              _____________________________
                              Kevin E. Lewis
                              Chairman, President and Chief
                              Executive Officer

                        POWER OF ATTORNEYS

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin E. Lewis, E.W. Williams, Jr. and Alton R. Smith, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and restitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

          PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF
1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE
FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:


     Signature                     Title                    Date

 /s/ Kevin E. Lewis        Chairman, President and
 ____________________      Chief Executive Officer    August 7, 1996
     Kevin E. Lewis

 /s/       *               Director                   August 7, 1996
 _______________________
    E. W. Williams, Jr.

    ___________________     Director
    Russell A. Belinsky

 /s/________*__________     Director                  August 7, 1996
     Suzanne Hopgood

 /s/_______ *__________     Director                  August 7, 1996
     Gilbert C. Osnos

 /s/________*__________     Director                  August 7, 1996
     Kenneth R. Reimer

 /s/________*__________     Director                  August 7, 1996
     Sanjay Varma

 /s/ Alton R. Smith         Principal Accounting      August 7, 1996
 _______________________    and Principal Financial
     Alton R. Smith         Officer

*By  /s/ Kevin E. Lewis
     _______________________
         Kevin E. Lewis
        Attorney-in-Fact


INDEPENDENT AUDITORS' REPORT

To the Partners of
Cafeteria Operators, L.P.
Lubbock, Texas

We have audited the consolidated balance sheets of Cafeteria Operators, L.P. (a Delaware limited partnership indirectly owned by Furr's/Bishop's, Incorporated) and subsidiaries (collectively, the Partnership) as of January 2, 1996 and January 3, 1995 and the related consolidated statements of operations, changes in partners' capital (deficit) and cash flows for the 52-week year ended January 2, 1996, the 53-week year ended January 3, 1995, and the 51-1/2-week year ended December 28, 1993, and have issued our report thereon dated March 28, 1996 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in Part II, Item 16(b) of this Registration Statement. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

March 28, 1996
Dallas, Texas


                                                    Schedule   II

CAFETERIA OPERATORS, L.P. AND SUBSIDIARIES

CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS
(Dollars in Thousands)

                                          Additions
                  Balance at  Charged to  Charged to           Balance at
                  Beginning   Costs and     Other                End of
Description       of Period    Expenses    Accounts  Deductions  Period

QUARTER ENDED
APRIL 2, 1996:
  Reserve for
  store closing   $ 5,655       $ 92       $  --      $  342(1)   $5,405

  Allowance for
   doubtful
   accounts
   receivable     $    27       $  4       $  --      $    2(3)   $   29

  Other
   valuation
   accounts       $   --        $ --       $  --      $   --      $   --

YEAR ENDED
JANUARY 2, 1996:
 Reserve for
 store closing    $ 3,293       $4,156     $  --      $ 1,794(1)  $5,655

Allowance for
 doubtful
 accounts
 receivable       $   64        $  (16)(2) $  --       $   21(3)  $   27

 Other valuation
  accounts        $   --        $  --      $  --       $   --     $   --

YEAR ENDED
JANUARY 3, 1995:
 Reserve for
 store closing    $ 4,657       $  966     $  --       $2,330(1)  $3,293

 Allowance for
  doubtful
  accounts
  receivable      $   35        $   29     $  --       $   --      $  64

 Other valuation
  accounts        $   --        $   --     $  --       $   --      $  --

YEAR ENDED
DECEMBER 28, 1993:
 Reserve for
 store closing    $3,317        $3,354     $  --       $2,014(1)   $4,657

 Allowance for
  doubtful
  accounts
  receivable      $  129        $  (83)(4) $  --           11(3)   $   35

 Other
  valuation
   accounts       $  --         $   --     $  --       $   --      $   --

(1) Includes costs and expenses incurred during the year on closed units and severance payments.
(2)  Net adjustment reflects 16 reversal of expense.
     (3)  Related asset account was written off.
(4) Net adjustment reflects 23 expense for additional reserves and 106 reduction for related asset account being written off.